   As filed with the Securities and Exchange Commission on December 7, 1999
                                                     Registration No. 333-52297
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------
                        POST EFFECTIVE AMENDMENT NO. 1
                                      To
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                        ASSISTED LIVING CONCEPTS, INC.
            (Exact name of registrant as specified in its charter)

                               ----------------

                   Nevada                                        93-1148702
        (State or other jurisdiction                           (IRS Employer
      of incorporation or organization)                    Identification Number)

                         11835 N.E. Glenn Widing Drive
                                  Building E
                            Portland, Oregon 97220
                                (503) 252-6233
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ----------------

                               JAMES CRUCKSHANK
                  Vice President and Chief Financial Officer
                         11835 N.E. Glenn Widing Drive
                                  Building E
                            Portland, Oregon 97220
                                (503) 252-6233
 (Name, address, including zip code, telephone number, including area code, of agent for service)

                                  Copies to:

              GARY OLSON, ESQ.                              ROBERT KENNEDY, ESQ.
              Latham & Watkins                                Latham & Watkins
      633 West Fifth Street--Suite 4000                 885 Third Avenue--Suite 1000
        Los Angeles, California 90071                     New York, New York 10022
               (213) 485-1234                                  (212) 906-1200

                               ----------------

  Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective, depending on market conditions.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

  The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

   The information contained in this Prospectus is not complete. We may change or amend the information without notice. We are not offering to sell, or asking you to buy, any securities. We will not make any offer to sell these securities or accept offers to buy them until we have delivered this Prospectus in its final form. We also will not sell these securities in any jurisdiction where it would be illegal to offer or sell them, or solicit purchasers, prior to registering or qualifying them under that jurisdiction's securities laws.

                Subject To Completion, Dated December 7, 1999.

PROSPECTUS

                                    [ LOGO]

                                  $75,000,000
              5.625% Convertible Subordinated Debentures Due 2003
                    (Interest Payable May 1 and November 1)

                               2,864,344 Shares
                    Common Stock, Par Value $.01 Per Share

                        ASSISTED LIVING CONCEPTS, INC.

                               ----------------

   This Prospectus relates to the resale of the following securities of Assisted Living Concepts, Inc., a Nevada corporation, by the present holders of the following securities:

  . $75,000,000 aggregate principal amount of 5.625% Convertible Subordinated
    Debentures Due 2003;

  . 2,864,344 shares of our common stock into which our 5.625% Convertible
    Subordinated Debentures may convert.

   Our 5.625% Convertible Subordinated Debentures and the shares of our common stock will be offered and sold by their present holders. We will not receive any proceeds from any resale by the present holders.

   We first registered the Debentures and the Conversion Shares on July 22, 1998. The Debentures that have been resold and registered under the Securities Act of 1933, as amended, since that date are traded on the American Stock Exchange under the symbol "ALS5E03." The remaining Debentures, and the shares of common stock into which all of the Debentures are convertible, have been approved for listing on AMEX, subject to registration under the Securities Act and, in the case of the common stock, notice of issuance. Shares of our common stock are listed for trading on the American Stock Exchange under the symbol "ALF." On December 6, 1999, the last reported sales price for our common stock on the American Stock Exchange was $1.44. Debentures that are not resold pursuant to this Prospectus are eligible for trading on The PORTALSM ("PORTAL") Market of the Nasdaq Stock Market.

   INVESTING IN OUR COMMON STOCK OR OUR 5.625% CONVERTIBLE SUBORDINATED DEBENTURES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 11.

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is      , 1999.

                             AVAILABLE INFORMATION

   We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, we file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You may inspect and copy these reports, proxy statements and other information at the public reference facilities of the Commission located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at the New York Regional Office of the Commission, Seven World Trade Center, Suite 1300, New York, New York 10048, and at the Chicago Regional Office of the Commission, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of these materials at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also inspect these reports and other information at the offices of the American Stock Exchange ("AMEX"), 86 Trinity Place, New York, New York 10006. The Commission also maintains a World Wide Web Site that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission, at http://www.sec.gov.

   We have filed with the Commission a registration statement (the "Registration Statement") on Form S-1 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the registration of the 5.625% Convertible Subordinated Debentures (the "Debentures") and the shares of common stock into which the Debentures are convertible (the "Conversion Shares") offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus or in any document incorporated by reference herein as to the contents of any contract or other documents referred to are not necessarily complete. In each instance, we refer you to the copy of such documents filed as an exhibit to the Registration Statement or such other documents, which you may obtain from the Commission as indicated above upon payment of the fees prescribed by the Commission. Each such statement is qualified in its entirety by such reference.

                           FORWARD LOOKING STATEMENTS

   This registration statement contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be affected by risks and uncertainties, including without limitation (i) our ability to control costs and improve operating margins (ii) the degree to which our future operating results and financial condition will be affected by the securityholder litigation described in this registration statement and the resulting distraction of management's time and attention, (iii) the possibility that we may incur start-up costs in excess of our present expectations, (iv) the possibility that we will experience slower fill-up of our start-up residences and/or declining occupancy in our stabilized residences, either of which would adversely affect residence operating margins, (v) the effect that the restatement of our financial statements for certain prior reporting periods described in this registration statement may have on our compliance with lease and loan covenants and (vi) our ability to develop an appropriate strategy to maximize shareholder value. In light of such risks and uncertainties, our actual results could differ materially from such forward-looking statements. We do not undertake any obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

                               PROSPECTUS SUMMARY

   You should read the following summary together with the more detailed information regarding our company and the securities being registered hereby and our consolidated financial statements and related notes appearing elsewhere in this Prospectus. Because this is only a summary, you should read the rest of this Prospectus before you invest in our common stock or our 5.625% Convertible Subordinated Debentures. Read the entire Prospectus carefully, especially the risks described under "Risk Factors."

                                  The Company

   We operate, own, lease and develop free-standing assisted living residences. These residences are primarily located in small middle-market rural and suburban communities with a population typically ranging from 10,000 to 40,000. As of September 30, 1999 we had operations or development activities in five regions (as defined by us) in 16 states.

   We also provide personal care and support services and make available routine nursing services (as permitted by applicable regulations) designed to meet the health care needs of our residents. We believe that this combination of residential, personal care, support and health care services provides a cost-efficient alternative and affords an independent lifestyle for individuals who do not require the broader array of medical services that nursing facilities are required by law to provide.

   We have experienced significant and rapid growth, primarily through the development of assisted living residences and, to a much lesser extent, through acquisitions of residences. When we completed our initial public offering in November 1994 we had a base of five residences (137 units). As of September 30, 1999, we had 181 assisted living residences in operation representing an aggregate of 6,986 units. Of these residences, we owned 111 residences (4,353 units) and leased 70 residences (2,633 units). For the three months ended September 30 , 1999, our 145 Stabilized Residences (those residences that had been operating for twelve months prior to the beginning of the period or had achieved 95.0% occupancy within the first twelve months of operations) had an average occupancy rate of approximately 83.0% and a weighted average monthly rental rate of approximately $1,893 per unit. Our 181 residences in operation during the three months ended September 30, 1999 had an average occupancy rate of approximately 76.0% and an average monthly rental rate of approximately $1,903 per unit.

   We are currently completing development of four residences. As of September 30, 1999, we had two residences with 78 units that had received certificates of occupancy but were not yet operating. In addition, we had two residences with 78 units that were under construction as of the same date. We have significantly reduced our development activity in 1999 in order to focus on stabilizing our current base of operating residences. We wrote-off approximately $2.4 million in fiscal year 1998 and $4.8 million during the nine months ended September 30, 1999 primarily associated with sites which we will no longer seek to develop. In addition to the 181 residences (6,986 units) in operation as of September 30, 1999, we intend to commence operation of an additional 4 residences (156 units) through 1999. We have incurred approximately $27.0 million in capital expenditures on our development activities through the nine months ended September 30, 1999. We expect to incur up to an additional $3.0 million in capital expenditures to complete the residences under construction.

   We have significantly reduced development activity in order to focus on our core business of operating our existing residences. The principal elements of our business strategy are to:

  . increase occupancy and improve operating efficiencies at our existing base of residences;

  . expand market penetration in existing markets;

  . serve higher-acuity residents; and

  . pursue strategic business alliances.

   We anticipate that revenues at a majority of our residences will continue to come from private pay sources. However, we believe that locating residences in states with favorable regulatory and reimbursement climates should provide a stable source of residents eligible for Medicaid reimbursement to the extent that private pay residents are not available and, in addition, provide our private pay residents with alternative sources of income when their private funds are depleted and they become Medicaid eligible.

   Assisted Living Concepts, Inc. is a Nevada corporation. Our principal executive offices are located at 11835 N.E. Glenn Widing Drive, Building E, Portland, Oregon 97220-9057, and our telephone number is (503) 252-6233.

                                  THE OFFERING

   In April 1998, we sold $75,000,000 aggregate principal amount of our Debentures. As part of that offering, we agreed to register the Debentures and the Conversion Shares on behalf of the purchasers. To comply with that agreement, we originally registered the Debentures and the Conversion Shares on July 22, 1998. We have amended the Registration Statement, of which this prospectus is a part, to convert the form of the Registration Statement to Form S-1 following our delay in filing certain reports under the Exchange Act. See "--The Company; Recent Developments; Restatement of Historical Financial Statements".

   Under the Registration Statement, holders of Debentures (the "Selling Debentureholders") may sell Debentures and holders of Conversion Shares registered under the Registration Statement may sell such Conversion Shares in one or more offerings. We must use our best efforts to keep the Registration Statement effective for a period of two years from July 22, 1998, or such shorter period which will terminate when all of the Debentures and the Conversion Shares have been sold pursuant to this registration statement or when all Debentures and the Conversion Shares otherwise have been sold pursuant to Rule 144 or are otherwise freely tradable. This Prospectus provides you with a general description of the Debentures and the Conversion Shares that may be sold. For more detailed information, you should read the exhibits filed with the Registration Statement of which this Prospectus is a part.

                 OUR 5.625% CONVERTIBLE SUBORDINATED DEBENTURES

   Amount Offered.............  $75,000,000 principal amount of 5.625%
                                Convertible Subordinated Debentures Due 2003.

   Maturity Date..............  May 1, 2003.

   Interest Payment Dates.....  May 1 and November 1 of each year, commencing
                                November 1, 1998.

   Conversion Rights..........  You may convert our Debentures into Conversion
                                Shares at any time prior to maturity at a conversion price of $26.184 per share, subject to adjustment under certain conditions. However, the right to convert Debentures called for redemption terminates on the business day immediately preceding the redemption date or such earlier date as the holder presents any of our Debentures for redemption.

   Optional Redemption of
   Debentures by Us...........  We cannot redeem any Debentures prior to May
                                15, 2001. On and after May 15, 2001, we may redeem the Debentures in whole or in part, at any time, at the redemption prices listed in the section "Description of Debentures" under the heading "Optional Redemption."

   Sinking Fund...............  None.

   Change in Control..........  If we sell certain assets or experience specific kinds of changes in control, we must offer to repurchase the Debentures (if any remain outstanding) at the prices listed in "Description of Debentures." If we experience an event that triggers this obligation, we cannot assure that we will have enough cash to pay the purchase price for the Debentures, or that we could do so without violating the terms of other agreements.

   Subordination..............  The Debentures are general unsecured obligations of ours and rank behind all of our existing and future senior indebtedness. As of September 30, 1999 we had $97.0 million of senior indebtedness outstanding (including accounts payable, trade payables, construction payables and accrued real estate taxes and other accrued expenses) as well as approximately $19.6 million of annual operating lease payment obligations that would have been senior in right of payment to the Debentures. The Debentures rank behind all existing and future indebtedness and other liabilities (including trade payables) of any subsidiaries which we may acquire or establish. The Indenture with Harris Trust and Savings Bank governing the Debentures does not limit our ability to take on senior or other indebtedness.

   Use of Proceeds............  We will not receive any proceeds from the sale of the Debentures or the Conversion Shares offered hereby.

   Trading....................  The Debentures are listed for trading on the
                                American Stock Exchange. However, we cannot assure that there will be any liquidity or trading market for our Debentures.

   Registration Rights........  We have agreed to file this Registration
                                Statement with respect to the resale of the Debentures and the Conversion Shares and to use our best efforts to keep this Registration Statement effective until July 22, 2000, or such shorter period which will terminate when all of the Debentures and the Conversion Shares have been sold pursuant to this registration statement or when all Debentures and the Conversion Shares otherwise have been sold pursuant to Rule 144 or are otherwise freely tradable.

   Minimum Denomination.......  The Debentures are issued in amounts of $1,000 principal amount and integral multiples
                                thereof.

   Common Stock Offered.......  We are offering for resale up to 2,864,344 shares of our common stock. This total includes shares issuable upon conversion of the Debentures, at a conversion price of $26.184 per share. Our common stock trades on the American Stock Exchange under the symbol "ALF."

                      Summary Consolidated Financial Data

                          Predecessor                            The Company
                          ------------ --------------------------------------------------------------------
                             Eleven     One Month                                        Nine Months Ended
                          Months Ended    Ended         Years ended December 31,           September 30,
                          November 30, December 31, -----------------------------------  ------------------
                              1994         1994      1995     1996     1997      1998      1998      1999
                          ------------ ------------ -------  -------  -------  --------  --------  --------
                                             (in thousands, except per share data)
Consolidated Statements
 of Operations Data:
Revenue.................     $1,841       $  212    $ 4,067  $21,022  $49,605  $ 89,384  $ 63,938  $ 85,460
Operating Expenses:
 Residence operating
  expenses..............      1,127          125      2,779   14,055   31,591    57,443    39,558    60,018
 Management fees........         93          --         --       --       --        --        --        --
 Corporate general and
  administrative........        --           152      1,252    1,864    4,050    11,099     6,049    15,400
 Building rentals.......        --             5          5    1,157    2,691    11,508     8,459    10,726
 Building rentals to
  related party.........        --            37        793    2,812    5,278     1,456     1,146       850
 Depreciation and
  amortization..........        105           13        296    1,094    3,683     6,339     4,394     6,552
 Terminated merger
  expense...............        --           --         --       --       --      1,068       --        --
 Site abandonment
  costs.................        --           --         --       --       --      2,377     1,001     4,833
 Write-off of impaired
  assets................        --           --         --       --       --      8,521     8,874       --
                             ------       ------    -------  -------  -------  --------  --------  --------
   Total operating
    expenses............      1,325          332      5,125   20,962   47,293    99,611    69,481    98,379
                             ------       ------    -------  -------  -------  --------  --------  --------
Operating income
 (loss).................        516         (120)    (1,058)      60    2,312   (10,227)   (5,543)  (12,919)
                             ------       ------    -------  -------  -------  --------  --------  --------
Other income (expense):
 Interest expense.......       (297)          (8)       (96)  (1,146)  (4,946)  (11,039)   (7,358)  (11,058)
 Interest income........         12           64        579      455    1,526     3,869     2,887     1,320
 Loss on sale of
  assets................        --           --         --      (854)  (1,250)     (651)     (428)     (127)
 Debenture conversion
  costs.................        --           --         --      (426)     --        --        --        --
 Other income
  (expense).............        --           --         --        (4)    (121)   (1,174)   (1,370)     (138)
                             ------       ------    -------  -------  -------  --------  --------  --------
   Total other income
    (expense)...........       (285)          56        483   (1,975)  (4,791)   (8,995)   (6,269)  (10,003)
                             ------       ------    -------  -------  -------  --------  --------  --------
Income (loss) before
 taxes and
 cumulative effect of
 change in
 accounting principle...        231          (64)      (575)  (1,915)  (2,479)  (19,222)  (11,812)  (22,922)
Provision for income
 taxes..................         85          --         --       --       --        --        --        --
Cumulative effect of
 change in accounting
 principle..............        --           --         --       --       --     (1,523)   (1,523)      --
                             ------       ------    -------  -------  -------  --------  --------  --------
Net income (loss).......     $  146       $  (64)   $  (575) $(1,915) $(2,479) $(20,745) $(13,335) $(22,922)
                             ======       ======    =======  =======  =======  ========  ========  ========
Basic and diluted net
 loss per common share:
 Loss before cumulative
  effect of change in
  accounting
  principle.............        --        $(0.01)   $ (0.10) $ (0.23) $ (0.21) $  (1.18) $  (0.74) $  (1.34)
 Cumulative effect of
  change in accounting
  principle.............        --           --         --       --       --   $  (0.09)    (0.10)      --
                             ------       ------    -------  -------  -------  --------  --------  --------
Basic and diluted net
 loss per common share..        --        $(0.01)   $ (0.10) $ (0.23) $ (0.21) $  (1.27) $  (0.84) $  (1.34)
                             ======       ======    =======  =======  =======  ========  ========  ========
Basic and diluted
 weighted average common
 shares outstanding.....        --         6,000      6,000    8,404   11,871    16,273    15,994    17,119
Ratio of earnings to
 fixed charges(1).......       1.78          --         --       --      0.21       --        --        --

                                      At December 31,                 At September 30,
                         -------------------------------------------- ----------------
                          1994    1995      1996      1997     1998         1999
                         ------- -------  --------  -------- -------- ----------------
                                               (in thousands)
Consolidated Balance
 Sheet Data:
Working capital......... $13,122 $(5,320) $(27,141) $ 40,062 $ 43,856     $ 12,029
Total Assets............  17,903  53,546   147,223   324,367  414,669      358,793
Long term debt,
 excluding current
 portion................   1,101  24,553    49,663   157,700  266,286      233,705
Shareholders' equity....  16,219  15,644    56,995   132,244  119,197       95,633

--------
(1) Earnings were insufficient to cover fixed charges by $64,000, $1.2 million, $4.2 million, $9.1 million, $25.2 million, $16.6 million and $24.8 million for the one month ended December 31, 1994, the year ended December 31, 1995, the year ended December 31, 1996, the year ended December 31, 1997, the year ended December 31, 1998, the nine months ended September 30, 1998 and the nine months ended September 30, 1999, respectively.

                                USE OF PROCEEDS

   The proceeds from the sale of the Debentures and Conversion Shares offered by this Prospectus are solely for the account of the Selling Debentureholders. Accordingly, we will not receive any of the proceeds from sales of the Debentures or Conversion Shares.

                          PRICE RANGE OF COMMON STOCK

   Our common stock, par value $0.01, is listed on the American Stock Exchange ("AMEX") under the symbol "ALF." The following table sets forth the high and low closing sales prices of the common stock, as reported by the AMEX, for the periods indicated.

                                                          1997         1998
                                                      ------------ -------------
                                                       High   Low   High   Low
                                                      ------ ----- ------ ------
Years ended December 31:
  1st Quarter........................................ $10.68 $7.13 $21.63 $17.50
  2nd Quarter........................................  14.50  9.88  21.38  14.13
  3rd Quarter........................................  19.75 13.25  18.00  12.44
  4th Quarter........................................  22.38 15.75  14.50   9.88

   For the period from January 1, 1999 to April 15, 1999, the high and low closing sales prices of the common stock, as reported by the AMEX, was $14.50 and $2.88, respectively. On April 15, 1999, the AMEX halted trading in the common stock. On October 4, 1999, trading in the common stock resumed on the AMEX, and the high and low closing sales price for the period from October 4, 1999 to December 6, 1999, as reported by AMEX, was $2 and $0.81, respectively.

   As of September 30, 1999, we had approximately 87 holders of record of common stock. We are unable to estimate the number of additional stockholders whose shares are held for them in street name or nominee accounts.

                                DIVIDEND POLICY

     Our current policy is to retain any earnings to finance the operations and expansion of our business. In addition, certain outstanding indebtedness and certain lease agreements restrict the payment of cash dividends. It is anticipated that the terms of future debt financing may do so as well. Therefore, the payment of any cash dividends on the common stock is unlikely in the foreseeable future.

                                 CAPITALIZATION

                (in thousands, except share and per share data)

   The following table sets forth the consolidated capitalization of the Company at September 30, 1999. The capitalization table should be read in connection with the Company's consolidated financial statements and related notes included elsewhere in this Prospectus.

                                                           At September 30, 1999
                                                           ---------------------
Trust deed notes, payable to the State of Oregon Housing
 and Community Services Department.......................        $ 10,067
Variable rate multifamily revenue bonds, payable to the
 Washington State Housing Finance Commission Department..           8,500
Variable rate demand revenue bonds, Series 1997, payable
 to the Idaho Housing and Finance Association............           7,120
Variable rate demand revenue bonds, Series A-1 and A-2
 payable to the State of Ohio Housing Finance Agency.....          12,845
Mortgages Payable........................................          35,324
Capital Lease Obligations................................              73
5.625% Convertible Subordinated Debentures due 2003......          86,250
6.0% Convertible Subordinated Debentures due 2002........          75,000
                                                                 --------
    Total long-term debt.................................         235,179

Less current portion.....................................           1,474
                                                                 --------
    Total long-term debt excluding current portion.......        $233,705
                                                                 ========

Shareholders' equity:
  Preferred Stock, $.01 par value; 1,000,000 shares
   authorized; none issued and outstanding...............             --
  Common Stock, $.01 par value; 80,000,000 shares
   authorized; 17,120,745 shares issued and outstanding..             171
  Additional paid-in-capital.............................         144,651
  Fair market value in excess of historical cost of
   acquired net assets attributable to related party
   transactions..........................................            (239)
  Accumulated other comprehensive loss...................            (250)
  Accumulated deficit....................................         (48,700)
                                                                 --------
    Total shareholders' equity...........................          95,633
                                                                 --------
    Total capitalization.................................        $329,338
                                                                 ========

--------
(1) Does not include: 2,708,000 shares of common stock reserved for issuance pursuant to the Company's stock option plans, under which options to purchase 1,800,369 shares have been granted at a weighted average exercise price of $10.30 per share. See "Management."

                                  RISK FACTORS

   Set forth below are the risks that we believe are material. This report, including the risks discussed below, contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise.

We face difficulties in stabilizing our operations following our rapid growth.

   We have experienced rapid growth since 1994, which has placed significant demands on our management resources. Our ability to stabilize operations and manage our business following this growth requires us to continue to expand our operational, financial and management information systems and to continue to attract, train, motivate, manage and retain key employees. If we are unable to manage this growth effectively, our business, financial condition and results of operations could be adversely affected. Our ability to stabilize operations and manage our business efficiently has been, and for the foreseeable future will continue to be, adversely affected by the diversion of management's time and attention to the pending securityholder litigation. See "--We may incur significant costs and liability as a result of our securityholder litigation" and "--Defaults may be declared under our loan and lease obligations."

We are highly leveraged; our loan and lease agreements contain financial covenants.

   We are highly leveraged. We had total indebtedness, including short term portion, of $235.2 million as of September 30, 1999. We also had approximately $19.6 million of annual operating lease payment obligations as of September 30, 1999. In addition, we had shareholders' equity of $119.2 million as of December 31, 1998 ($95.6 million as of September 30, 1999). The degree to which we are leveraged could have important consequences, including:

  . making it more difficult to satisfy our debt or lease obligations;

  . increasing our vulnerability to general adverse economic and industry conditions;

  . limiting our ability to obtain additional financing;

  . requiring dedication of a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our debt or leases, thereby reducing the availability of such cash flow to fund working capital, capital expenditures or other general corporate purposes;

  . limiting our flexibility in planning for, or reacting to, changes in our business or industry; and

  . placing us at a competitive disadvantage to less leveraged competitors.

   Several of our debt instruments and leases contain financial covenants, including debt to cash flow and net worth tests. There can be no assurance that we will be in compliance with these financial covenants in the future, particularly if we are unable to stabilize our operations and efficiently manage our business. If we fail to comply with one or more of these covenants (after giving effect to any applicable cure period), the lender or lessor may declare us in default of the underlying obligation and exercise any available remedies, which may include:

  . in the case of debt, declaring the entire amount of the debt immediately due and payable;

  . foreclosing on any residences or other collateral securing the obligation; and

  . in the case of a lease, terminating the lease and suing for damages.

   In addition, many of our debt instruments and leases contain "cross-default" provisions pursuant to which a default under one obligation can cause a default under one or more other obligations. Accordingly, it could have a material adverse effect on our financial condition if any lender or lessor notifies us that we are in default under any debt instrument or lease.

We may require additional financing.

   Our ability to satisfy our obligations, including payments with respect to our outstanding indebtedness and lease obligations, will depend on future performance, which is subject to our ability to stabilize our operations and to a certain extent, to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Although we believe that our current cash on hand and our working capital resources will be sufficient to meet our capital needs for the next 12 to 18 months, there can be no assurance that cash available from operations will be sufficient to fund our operations beyond such time. We are reviewing our future capital requirements to identify financing options. As a result of a pending securityholder litigation, the restatement of historical financial statements for certain prior periods and other factors, there can be no assurance that financing from any source will be available in the future, or, if available, that such financing will be available on terms acceptable to us. See "Business--Recent Developments--Securityholder Litigation" and "--Restatement of Historical Financial Statements."

   Approximately $28.5 million of our indebtedness was secured by letters of credit as of September 30, 1999 which in some cases have termination dates prior to the maturity of the underlying debt. As such letters of credit expire, we will need to obtain replacement letters of credit, post cash collateral or refinance the underlying debt. There can be no assurance that we will be able to procure replacement letters of credit from the same or other lending institutions on terms that are acceptable to us. In the event that we are unable to obtain a replacement letter of credit or provide alternate collateral prior to the expiration of any of these letters of credit, we would be in default on the underlying debt.

We require substantial amounts for debt service.

   We will likely require substantial amounts of cash to fund scheduled payments of principal and interest on the Debentures, amounts due under our operating leases, future capital expenditures and any increased working capital requirements. Earnings were insufficient to cover fixed charges for the year ended December 31, 1998 by $25.2 million and by $24.8 million for the nine months ended September 30, 1999. We may be unable to meet our cash requirements beyond the next 12 to 18 months. We also may be unable to obtain alternative financing. Our 6.0% Debentures and our 5.625% Debentures mature in November 2002 and May 2003, respectively, which will require us to make aggregate payments of $86.3 million and $75.0 million, respectively, on those dates. We could attempt to refinance the Debentures if our cash flow from operations is insufficient to repay them at maturity. However, a refinancing might not be available on terms acceptable to us, or at all. If we fail to make necessary payments on the Debentures, we will be in default under the terms of the Debentures, and may also be in default under agreements controlling our other indebtedness. Any default by us under the Debentures or on other indebtedness or our operating leases could adversely affect our financial condition and operating results.

The Debentures rank below existing and future indebtedness.

   The Debentures are unsecured and subordinated in right of payment to all of our existing and future senior indebtedness. As of September 30, 1999, we had approximately $97.0 million of senior indebtedness outstanding (including accounts payable, trade payables, construction payables and accrued real estate taxes and other accrued expenses), and $19.6 million of annual operating lease payment obligations. Because the Debentures are subordinate to our senior indebtedness, in the event of our bankruptcy, liquidation, reorganization or certain other events, we will pay obligations on the Debentures only after we satisfy all senior indebtedness. Therefore, we may have insufficient assets remaining to pay amounts on the Debentures. The Debentures are subordinate to all existing and future indebtedness and other liabilities (including trade payables) of any subsidiaries which currently exist or which we may in the future acquire or establish. Our right to receive assets of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Debentures to share in those assets) would be subordinate to the claims of that subsidiary's creditors (including trade creditors).

   Our Indenture with Harris Trust and Savings Bank does not limit our ability, or that of any of our subsidiaries, to incur senior indebtedness, indebtedness and liabilities. We may have difficulty paying our obligations under the Debentures if we, or any of our subsidiaries, incur indebtedness or liabilities, or if we agree to guarantee the indebtedness of any subsidiaries. We anticipate that we will incur additional indebtedness and liabilities, including senior indebtedness. For more detailed information you should review the section of this Prospectus entitled "Description of Debentures--Subordination of Debentures."

   The Debentures are our obligation exclusively. If we acquire or establish any subsidiaries, our cash flow and our ability to pay our debt, including the Debentures, may depend upon the subsidiaries' operating results and their ability to provide cash (in the form of dividends, loans or otherwise) to pay amounts due on our obligations. Any subsidiary will be a separate and distinct legal entity and will have no obligation to pay any amounts due on the Debentures. In addition, dividends, loans or other distributions from any subsidiary to us may be subject to contractual or other restrictions, would depend upon the subsidiary's operating results and may be subject to other business considerations.

   Our Indenture with Harris Trust and Savings Bank does not contain any financial covenants or restrict our ability to do any of the following:

  . pay dividends in the absence of a default;

  . incur indebtedness, including senior indebtedness; or

  . issue or repurchase our securities or those of any subsidiary.

Change in control; we may be unable to repurchase our Debentures.

   The terms of our Indenture with Harris Trust and Savings Bank do not prohibit us from engaging in a change in our control, except to the extent described under "Description of Debentures--Certain Rights to Require Us to Repurchase the Debentures." The term "change in control" is limited in our Indenture with Harris Trust and Savings Bank to a small number of specified transactions.

   Although we must offer to repurchase the Debentures upon a change in control, this fact does not necessarily protect holders of the Debentures if we conduct a highly leveraged transaction, reorganization, merger or similar transaction. Similarly, transactions other than a change in control might adversely affect our financial condition and leave holders of the Debentures without protection.

   If we experience a change in control, a holder of the Debentures may request that we buy back all or a portion of the Debentures. If a change in control occurs, we may be unable to pay the purchase price for all the Debentures tendered to us. We would likely need additional financing to repurchase the Debentures tendered to us upon a change in control. We may enter into future agreements that prohibit us from purchasing your Debentures, or that consider a change in control an event of default. If a change in control occurs when we cannot purchase the Debentures, we could seek our lenders' consent to purchase the Debentures or attempt to refinance the borrowings that contain this prohibition. We will be unable to purchase the Debentures if we do not obtain this consent or repay these borrowings. In that case, our failure to repurchase any tendered Debentures would constitute an event of default under our Indenture with Harris Trust and Savings Bank, which may constitute a further default under the terms of our other indebtedness. In those circumstances, the subordination provisions in our Indenture with Harris Trust and Savings Bank, would likely prohibit us from purchasing the Debentures.

We may incur significant costs and liability as a result of our securityholder litigation.

   In early 1999, twelve complaints were filed against us and certain of our officers and directors in the United States District Court for the District of Oregon. On July 23, 1999, a consolidated complaint was filed in connection with this litigation and an amendment was subsequently filed on October 20, 1999. The amended consolidated complaint purports to be brought on behalf of a class of purchasers of our common stock from February 6, 1997 through March 31, 1999 and on behalf of a class of purchasers of our 6.0% Convertible

Subordinated Debentures (the "6.0% Debentures") and the Debentures from the dates of issuance through March 31, 1999. The amended consolidated complaint alleges violations of the federal securities laws and seeks unspecified damages. It names as additional defendants our independent auditors in connection with our offerings of common stock, 6.0% Debentures and Debentures and our underwriters in connection with our 1997 offering of the 6.0% Debentures.

   Pursuant to our by-laws, we are obligated to indemnify our officers and directors to the maximum extent allowed by law for any liability incurred by them as a result of the litigation. In addition, we previously entered into indemnity agreements with certain of these defendants. We cannot predict the outcome of the foregoing litigation and currently are unable to evaluate the likelihood of success or the range of possible loss. However, if the foregoing litigation were determined adversely to us, such a determination could have a material adverse effect on our financial condition, results of operations, cash flow and liquidity. See "Legal Proceedings."

We face significant competition.

   We believe that the rapid growth of the assisted living industry has resulted in an oversupply of assisted living residences in certain of our markets. Recently, we have experienced slower fill-up of new residences in these markets than expected, as well as declining occupancy in our stabilized residences due to the increase in options available to potential new residents when units are vacated. There can be no assurance that we will be able to compete effectively in those markets where overbuilding exists, or that future overbuilding in other markets where we have opened or plan to open residences will not adversely affect our operations.

   The long-term care industry is a highly competitive industry. We expect that the assisted living business, in particular, will become even more competitive in the future. We compete with numerous other companies providing similar long-term care alternatives.

   We expect to face increased competition from new market entrants as assisted living receives increased attention and the number of states which include assisted living in their Medicaid waiver programs increases. These new market entrants will include publicly and privately held companies, including not for profit corporations, focusing primarily on assisted living, as well as hospitals and nursing homes that offer assisted living as a segment of their overall businesses. We also compete with nursing facilities that provide long-term care services. We also face competition for development and acquisition of assisted living residences. Some of our present and potential competitors are significantly larger and have, or may obtain, greater financial resources than we do. Consequently, we cannot guarantee that we will not encounter increased competition in the future which could limit our ability to attract residents or expand our business and could have a material adverse effect on our financial condition and results of operations and prospects.

Defaults may be declared under our debt and lease agreements.

   Almost all of our loan agreements and leases contain customary covenants requiring that we deliver periodic financial statements and certify that they are materially accurate. As a result of the restatement it is possible that a lender or lessor may assert a default under the terms of these instruments with regard to the financial statements for reporting periods in 1996, 1997 and 1998. We have received waivers from certain of our creditors and lessors with respect to possible defaults under certain of these covenants. There can be no assurance that one or more other creditors or lessors will not attempt to declare a default and exercise any remedies they may deem available, which could include attempting to terminate the applicable lease or foreclose on one or more residences securing the applicable indebtedness. As of November 30, 1999, we had not received notice of a declaration of default from any such other creditor or lessor. We continue to make all required payments under each of these instruments.

We may not be able to attract and retain qualified employees and control labor costs.

   We compete with other providers of long-term care with respect to attracting and retaining qualified personnel. We also depend upon the available labor pool of low-wage employees. A shortage of qualified personnel may require us to enhance our wage and benefits packages in order to compete. Some of the states in which we operate impose licensing requirements on individuals serving as program directors at assisted living residences. In some states in which we operate, such as South Carolina, the growth in demand for licensed assisted living program directors has exceeded the rate at which candidates can be licensed. Until a program director at a particular residence can be licensed, we are required to retain the services of outside licensed managers at a significant additional cost. We cannot guarantee that our labor costs will not increase, or that, if they do increase, they can be matched by corresponding increases in revenues.

We will suffer operating losses for each of our new residences.

   We opened 16 new residences through September 30, 1999, and plan to open 4 additional residences in 1999. We expect that Start-Up Residences will incur significant operating losses during the fill-up period. As a result, our operating income will be adversely affected by operating losses at certain residences, primarily residences opened during 1999, which we expect will range from $3.5 million to $5.0 million in 1999. We cannot guarantee that we will not experience unforeseen expenses, difficulties, complications and delays in connection with the expansion of our operational base which could have a material adverse effect on our financial condition and results of operations.

Our properties are geographically concentrated and we depend on the economies and Medicaid waiver programs of the specific areas in which we operate our properties.

   We depend on the economies of Texas, Oregon, Ohio, Indiana and Washington and, to some extent, on the continued funding of state Medicaid waiver program in those states. As of September 30, 1999, 22.1% of our properties were in Texas, 10.5% in Oregon, 9.9% in Ohio, 11.0% in Indiana and 8.8% in Washington. Adverse changes in general economic factors affecting the respective health care industries or laws and regulatory environment in each of these states, including Medicaid reimbursement rates, could have a material adverse effect on our financial condition and results of operations.

We depend on reimbursements by third-party payors.

   A portion of our revenues depends upon reimbursement from third-party payors, including state Medicaid waiver programs and private insurers. For the years ended December 31, 1996, 1997 and 1998, and the nine months ended September 30, 1999, direct payments received from Medicaid funded programs accounted for approximately 12.4%, 11.1%, 10.7%, and 10.4% respectively, of our revenue. Also, our tenant-paid portion of Medicaid residents accounted for approximately 6.9%, 5.9%, 5.8%, and 5.9% respectively, of our revenue during the years ended December 31, 1996, 1997 and 1998 and the nine months ended September 30, 1999. We expect that state Medicaid waiver programs will constitute a significant source of our revenue in the future. Furthermore, we cannot guarantee that our proportionate percentage of revenue received from Medicaid waiver programs will not increase. There are continuing efforts by governmental and private third-party payors to contain or reduce the costs of health care by lowering reimbursement rates, increasing case management review of services and negotiating reduced contract pricing. Our revenues and profitability will be affected if these efforts are successful. Also, there has been, and our management expects that there will continue to be, a number of proposals attempting to reduce the federal and some state budget deficits by limiting Medicaid reimbursement in general. Adoption of any of these proposals at either the federal or the state level could have a material adverse effect on our business, financial condition, results of operations and prospects.

We are subject to significant government regulation.

   We are subject to federal and state regulations which govern various aspects of our business. The development and operation of assisted living facilities and the provision of health care services are subject to federal laws, and state and local licensure, certification and inspection laws that regulate, among other matters:

  . the number of licensed residences;

  . the provision of services;

  . equipment;

  . staffing, including professional licensing and criminal background checks;

  . operating policies and procedures;

  . fire prevention measures;

  . environmental matters;

  . resident characteristics; and

  . physical design and compliance with building and safety codes.

   In the ordinary course of our business, we receive and have received notices of deficiencies for failure to comply with various regulatory requirements. We review such notices and, in most cases, we will agree with the regulator upon the steps to be taken to bring the facility into compliance with regulatory requirements. From time to time we may dispute the matter and sometimes will seek a hearing if we do not agree with the regulator. In some cases or upon repeat violations, the regulator may take one or more adverse actions against a facility. These adverse actions can include:

  . the imposition of fines;

  . temporary stop placement of admission of new residents, or imposition of other conditions to admission of new residents to the facility;

  . termination of a facility's Medicaid contract; and

  . suspension or revocation of a facility's license.

   During 1998 and the first nine months of 1999, these adverse actions resulted in our paying aggregate fines of $14,150 on ten residences and temporary suspension of admissions at certain residences. During 1998, a license revocation action was commenced with respect to one of our residences in the State of Washington. In July 1999 following discussions with the licensing agency we settled this action without the revocation becoming effective. Because regulations vary from one jurisdiction to another and because determinations regarding whether to seek a suspension or revocation, or to impose a fine, are subject to administrative discretion, it is difficult for us to predict whether a particular remedy will be sought or obtained in any given case. These types of regulatory enforcement actions may adversely affect facility occupancy levels, revenues and costs of operation. We cannot guarantee that federal, state, or local governments will not impose additional restrictions on our activities that could materially adversely affect us.

   We are also subject to various laws and regulations, both federal and state, due to the size and nature of our business, including laws and regulations relating to:

  . safe working conditions;

  . family leave; and

  . disposal of medical waste.

   Our cost to comply with these regulations is significant. In addition, it could adversely affect our financial condition or results of operations if a court or regulatory tribunal were to determine that we had failed to comply with any of these laws or regulations. Because these laws and regulations are amended from time to time, we cannot predict when and to what extent liability may arise. See "--Restrictions imposed by laws benefiting disabled persons" and "--Medical waste."

   Federal and state fraud and abuse laws, such as "anti-kickback" laws and "self-referral" laws, govern some financial arrangements among health care providers and others who may be in a position to refer or recommend patients to these providers. We have established policies and procedures that we believe are sufficient to ensure that our facilities will operate in substantial compliance with applicable regulatory requirements. However, we cannot guarantee that these fraud and abuse laws will be interpreted in a manner consistent with our practices.

Restrictions imposed by laws benefiting disabled persons.

   Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. A number of additional federal, state and local laws exist that also may require us to modify existing and planned residences to allow disabled persons to access the residences. We believe that our residences are either substantially in compliance with present requirements or are exempt from them, and we attempt to check for compliance in all facilities we consider acquiring. However, if required changes cost more than anticipated, or must be made sooner than anticipated, we would incur additional costs. Further legislation may impose additional burdens or restrictions related to access by disabled persons, and the costs of compliance could be substantial.

Medical waste.

   Some of our facilities generate potentially infectious waste due to the illness or physical condition of the residents, including, for example, blood-soaked bandages, swabs and other medical waste products and incontinence products of those residents diagnosed with infectious diseases. The management of potentially infectious medical waste, including handling, storage, transportation, treatment and disposal, is subject to regulation under various laws, both federal and state. These laws and regulations set forth the management requirements, as well as permit, record keeping, notice and reporting obligations. Any finding that we are not in compliance with these laws and regulations could adversely affect our business operations and financial condition. Because these laws and regulations are amended from time to time, we cannot predict when and to what extent liability may arise.

We may be adversely affected by health care reform efforts.

   Health care and related services is an area of extensive and dynamic regulatory change. Changes in the law, new interpretations of existing laws, or changes in payment methodology, which may be applied retroactively, may have a dramatic effect on:

  . the definition of permissible or impermissible activities;

  . the relative costs associated with doing business; and

  . the amount of reimbursement by both government and other third-party payors.

   Congress and state legislatures, from time to time, consider and enact various health care reform proposals. Congress and state legislatures can be expected to continue to review and assess alternative health care delivery systems and payment methodologies. Also, public debate of these issues can be expected to continue in the future. We cannot predict the ultimate timing or effect of legislative efforts or their impact on us. We cannot guarantee that either the various states or the federal government will not impose additional regulations upon our activities which might adversely affect our business, financial condition, results of operations or prospects.

We face significant pressure to reduce our prices.

   The health care services industry is currently experiencing market-driven reforms from forces within and outside the industry pressuring health care and related companies to reduce health care costs. These market-driven reforms are resulting in industry-wide consolidation that is expected to increase the downward pressure on health care service providers' margins, as larger buyer and supplier groups exert pricing pressure on health care providers. We cannot predict the ultimate timing or effect of these market-driven reforms. We cannot guarantee that any of these reforms will not have a material adverse effect on our financial position, results of operations or cash flows.

We may be liable for losses not covered by or in excess of our insurance.

   The provision of health care services entails an inherent risk of liability. In recent years, participants in the long-term care industry have been subject to an increasing number of lawsuits alleging malpractice or related legal theories. Many of these lawsuits involve large claims and significant defense costs. In addition, we may be subject to claims alleging violations of federal or state laws relating to safe working conditions, environmental matters and the use and disposal of hazardous or potentially hazardous substances such as medical waste. We currently maintain liability insurance intended to cover such claims. We believe our insurance is in keeping with industry standards. We cannot guarantee, however, that claims in excess of our insurance coverage or claims not covered by our insurance coverage will not arise. A successful claim against us not covered by, or in excess of, our insurance coverage could have a material adverse effect upon our financial condition or results of operations. Claims against us, regardless of their merit or eventual outcome, may also have a material adverse effect upon our ability to attract residents or expand our business and would require management to devote time to matters unrelated to the operation of our business. In addition, we must renew our insurance policies annually. We cannot guarantee that we will be able to obtain liability insurance coverage in the future or that, if such coverage is available, it will be available on acceptable terms.

We could incur significant costs related to environmental remediation or compliance.

   We are subject to various federal, state and local environmental laws, ordinances and regulations. Some of these laws, ordinances and regulations hold a current or previous owner, lessee or operator of real property liable for the cost of removal or remediation of some hazardous or toxic substances, including, without limitation, asbestos-containing materials, that could be located on, in or under such property. These laws and regulations often impose liability whether or not we knew of, or were responsible for, the presence of the hazardous or toxic substances. The costs of any required remediation or removal of these substances could be substantial. Furthermore, there is no limit to our liability under such laws and regulations. As a result, our liability could exceed our property's value and aggregate assets. The presence of these substances or failure to remediate these substances properly may also adversely affect our ability to sell or lease the property, or to borrow using our property as collateral.

   We may be liable under some laws and regulations as an owner, operator or an entity that arranges for the disposal of hazardous or toxic substances, such as asbestos-containing materials, at a disposal site. In that event, we may be liable for the costs of any required remediation or removal of the hazardous or toxic substances at the disposal site. In connection with the ownership or operation of our properties, we could be liable for these costs, as well as some other costs, including governmental fines and injuries to persons or properties. As a result, any hazardous or toxic substances which are present, with or without our knowledge, at any property we hold or operate, or which we acquire or operate in the future, could have an adverse effect on our business, financial condition or results of operations.

Our common stock has experienced significant volatility.

   During the past 12 months, our common stock has fluctuated materially from a high of $14.50 during the fourth quarter of 1998 to a low of $0.75 on October 14, 1999. Even if our stock price stabilizes in the short term, the market price of our common stock may fluctuate significantly in the future in response to various factors and events, including:

  . the liquidity of the market for our common stock;

  . variations in our operating results;

  . an unfavorable outcome in the shareholder litigation;

  . new statutes or regulations or changes in the interpretation of existing statutes or regulations affecting the health care industry generally or assisted living residence businesses in particular; and

  . the impact of other risk factors disclosed in this prospectus.

   In addition, the stock market in recent years has experienced broad price and volume fluctuations that often have been unrelated to the operating performance of particular companies. These market fluctuations also may adversely affect the market price of our common stock.

We depend on senior management and skilled personnel.

   We depend, and will continue to depend, upon the services of Dr. Wilson, President, Chief Executive Officer and Vice Chairman of the Board of Directors; Ms. Campbell, Senior Vice President, General Counsel and Secretary; Ms. Gorshe, Senior Vice President of Community Relations; Mr. Mahon, Vice President and Chief Operating Officer; Mr. Cruckshank, Vice President and Chief Financial Officer; Ms. Maloney, Vice President, Controller and Chief Accounting Officer; and Mr. Parker, Vice President of Development.

   We have entered into employment agreements with these officers as well as other key personnel. We also depend upon our ability to attract and retain management personnel who will be responsible for the day-to-day operations of each residence. If we lose the services of any or all of our officers or we are unable to attract additional management personnel in the future, our business, financial condition or results of operations could be adversely affected.

We could be adversely affected if our year 2000 problems are significant.

   The year 2000 issue refers to a computer system's potential failure to recognize dates on or beyond January 1, 2000 due to reading two digits, rather than four, to define the applicable year. As a result, computer programs and systems may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations. Our year 2000 readiness plan consists of:

  . identify and assess year 2000 issues in our information and non-information technology systems, including inquiring of third parties with whom we do significant business, such as vendors and suppliers, as to the state of their year 2000 readiness;

  . repair or replace noncompliant information and non-information technology systems;

  . test and verify year 2000 readiness for previously non-compliant systems;
    and

  . compliance with state requirements related to disaster plan amendments.

   We have identified year 2000 risks in the following areas:

  . Our information technology systems might not be year 2000 compliant. We have assessed our readiness in regard to year 2000 issues and believe that all material hardware and software utilized in our operations and, specifically, in our accounting systems, is year 2000 compliant. Despite our efforts to identify and resolve year 2000 issues, we cannot guarantee that all of our systems will be year 2000 compliant.

  . Our non-information technology systems might not be year 2000 compliant. Our non-information technology systems are our building management and life/safety systems, which include our emergency call systems, electrical locking systems, fire alarm systems and fire alarm monitoring systems. We have assessed our readiness of these systems in regard to year 2000 issues. We are using four salaried employees, as part of their normal course of business, to contact all manufacturers and vendors and request that they verify in writing that each of their systems is year 2000 compliant. Any systems identified as not in compliance will be upgraded or replaced.

  . We may have year 2000 issues with significant third parties. We are in the process of obtaining year 2000 compliance letters and reports from suppliers, banks, and other third party payors, including the federal government. To date, no such payor has indicated an inability to continue remittances in the normal course of business. However, most such payors, including the federal government, are in the process of evaluating and updating their internal systems and cannot yet assure us that their systems are year 2000 compliant. We also face the risk that vendors from which we purchase goods and services, such as utility providers and our payroll provider, may have systems that are not year 2000 compliant. We plan to monitor the progress of our major vendors in achieving year 2000 compliance.

   We do not anticipate any major interruption in our business as a result of year 2000 issues. Accordingly, we do not expect that Year 2000 issues will have a material adverse effect upon our operations or prospects or that we will incur any material expense associated with year 2000 compliance. However, despite our efforts to identify and resolve year 2000 compliance problems, we cannot guarantee that all of our systems or that of third parties on which we rely will be year 2000 compliant. As a result our operations could be interrupted or adversely affected.

   In the worst case scenario, if our non-information technology systems suffered year 2000 issues, we would implement our standard emergency operation plan. This plan primarily includes incurring additional staffing. If we needed to sustain this additional staffing for an extended period of time, it could have a material adverse effect on our business and operations.

   We have not established a contingency plan to address potential year 2000 noncompliance with respect to our information systems or those of our major vendors. We are currently considering the extent to which such a plan is necessary. Because we depend on systems outside our control, such as telecommunications and power supplies, and because third party payors, including the federal government, with whom we have relationships may not have adequately addressed year 2000 issues, we cannot guarantee that we will not face unexpected problems associated with year 2000 issues that may affect our operations, business, and financial condition.

   We anticipate that our future Year 2000 compliance expenditures will be less than $25,000.

                       SELECTED FINANCIAL AND OTHER DATA

     The following table presents selected historical condensed consolidated financial data for us and our Predecessor. Our "Predecessor" consisted of:
Assisted Living Facilities, Inc., an S-Corporation; Madras Elder Care, a partnership; and Lincoln City Partners, a partnership, which, prior to December 31, 1994, owned the five residences operated by us in December 1994. The consolidated statement of operations data of the Predecessor for the eleven months ended November 30, 1994 and our consolidated statement of operations data for the one month ended December 31, 1994 and the year ended December 31, 1995, as well as our consolidated balance sheet data at December 31, 1994, 1995 and 1996, are derived from our audited consolidated financial statements and those of the Predecessor. The consolidated statement of operations data for the years ended December 31, 1996, 1997 and 1998, as well as the consolidated balance sheet data at December 31, 1997 and 1998, are derived from our consolidated financial statements included elsewhere in this registration statement which have been audited by KPMG LLP, independent auditors. The consolidated financial data at September 30, 1999 and for the nine-month periods ended September 30, 1998 and 1999 have been prepared without being audited, as allowed by the Securities and Exchange Commission. Such financial data contain all adjustments which are, in the opinion of our management, necessary for a fair presentation of results for such interim periods, but do not necessarily indicate the results that are expected for the full year. You should read the selected financial data below in conjunction with our consolidated financial statements, including the related notes, and the information in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                          Predecessor                           The Company
                          ------------ -------------------------------------------------------------------
                             Eleven
                             Months     One Month                                       Nine Months Ended
                             Ended        Ended        Years ended December 31,           September 30,
                          November 30, December 31, ----------------------------------  ------------------
                              1994         1994      1995    1996     1997      1998      1998      1999
                          ------------ ------------ ------  -------  -------  --------  --------  --------
                                             (in thousands, except per share data)
Consolidated Statements
 of Operations Data:
Revenue.................     $1,841       $  212    $4,067  $21,022  $49,605  $ 89,384  $ 63,938  $ 85,460
Operating expenses:
 Residence operating
  expenses..............      1,127          125     2,779   14,055   31,591    57,443    39,558    60,018
 Management fees........         93          --        --       --       --        --        --        --
 Corporate general and
  administrative........        --           152     1,252    1,864    4,050    11,099     6,049    15,400
 Building rentals.......        --             5         5    1,137    2,691    11,308     8,459    10,726
 Building rentals to
  related party.........        --            37       793    2,812    5,278     1,456     1,146       850
 Depreciation and
  amortization..........        105           13       296    1,094    3,683     6,339     4,394     6,552
 Terminated merger
  expense...............        --           --        --       --       --      1,068       --        --
 Site abandonment
  costs.................        --           --        --       --       --      2,377     1,001     4,833
 Write-off of impaired
  assets................        --           --        --       --       --      8,521     8,874       --
                             ------       ------    ------  -------  -------  --------  --------  --------
   Total operating
    expenses............      1,325          332     5,125   20,962   47,293    99,611    69,481    98,379
                             ------       ------    ------  -------  -------  --------  --------  --------
Operating income
 (loss).................        516         (120)   (1,058)      60    2,312   (10,227)   (5,543)  (12,919)
                             ------       ------    ------  -------  -------  --------  --------  --------
Other income (expense):
 Interest expense.......       (297)          (8)      (96)  (1,146)  (4,946)  (11,039)   (7,358)  (11,058)
 Interest income........         12           64       579      455    1,526     3,869     2,887     1,320
 Loss on sale of
  assets................        --           --        --      (854)  (1,250)     (651)     (428)     (127)
 Debenture conversion
  costs.................        --           --        --      (426)     --        --        --        --
 Other expenses.........        --           --        --        (4)    (121)   (1,174)   (1,370)     (138)
                             ------       ------    ------  -------  -------  --------  --------  --------
   Total other income
    (expense)...........       (285)          56       483   (1,975)  (4,791)   (8,995)   (6,269)  (10,003)
                             ------       ------    ------  -------  -------  --------  --------  --------
Income (loss) before
 taxes and cumulative
 effect of change in
 accounting principle...        231          (64)     (575)  (1,915)  (2,479)  (19,222)  (11,812)  (22,922)
Provision for income
 taxes..................         85          --        --       --       --        --        --        --
Cumulative effect of
 change in accounting
 principle..............        --           --        --       --       --     (1,523)   (1,523)      --
                             ------       ------    ------  -------  -------  --------  --------  --------
Net income (loss).......     $  146       $  (64)   $ (575) $(1,915) $(2,479) $(20,745) $(13,335) $(22,922)
                             ======       ======    ======  =======  =======  ========  ========  ========
Basic and diluted net
 loss per common share:
Loss before cumulative
 effect of change in
 accounting principle...        --        $(0.01)   $(0.10) $ (0.23) $ (0.21) $  (1.18) $  (0.74) $  (1.34)
Cumulative effect of
 change in accounting
 principle..............        --           --        --       --       --   $  (0.09)    (0.10)      --
                             ------       ------    ------  -------  -------  --------  --------  --------
Basic and diluted net
 loss per common share..        --        $(0.01)   $(0.10) $ (0.23) $ (0.21) $  (1.27) $  (0.84) $  (1.34)
                             ======       ======    ======  =======  =======  ========  ========  ========
Basic and diluted
 weighted average common
 shares outstanding.....        --         6,000     6,000    8,404   11,871    16,273    15,994    17,119
Ratio of earnings to
 fixed charges(1).......       1.78          --        --       --      0.21       --        --        --

-------
(1) Earnings were insufficient to cover fixed charges by $64,000, $1.2 million, $4.2 million, $9.1 million, $25.2 million, $16.6 million and $24.8 million for the one month ended December 31, 1994, the year ended December 31, 1995, the year ended December 31, 1996, the year ended December 31, 1997, the year ended December 31, 1998, the nine months ended September 30, 1998 and the nine months ended September 30, 1999, respectively.

                                      At December 31,
                         -------------------------------------------- At September 30,
                          1994    1995      1996      1997     1998         1999
                         ------- -------  --------  -------- -------- ----------------
                                               (in thousands)
Consolidated Balance
 Sheet Data:
Working capital......... $13,122 $(5,320) $(27,141) $ 40,062 $ 43,856     $ 12,029
Total assets............  17,903  53,546   147,223   324,367  414,669      358,793
Long term debt,
 excluding current
 portion................   1,101  24,553    49,663   157,700  266,286      233,705
Shareholders' equity....  16,219  15,644    56,995   132,244  119,197       95,633

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

Restatement

   On February 1, 1999, we announced that after consultation with our independent auditors, we would restate our financial statements for the fiscal quarter ended June 30, 1997, the fiscal quarter ended September 30, 1997, the fiscal year ended December 31, 1997, the fiscal quarter ended March 31, 1998, the fiscal quarter ended June 30, 1998 and the fiscal quarter ended September 30, 1998. On March 31, 1999, we announced that the restatement would be more extensive than we had previously believed, and might include periods prior to the second quarter of 1997, including the fiscal year ended December 31, 1996. After further consultation with our independent auditors, we determined to restate our financial statements for the fiscal year ended December 31, 1996, the fiscal year ended December 31, 1997 and each of the first three fiscal quarters of the fiscal year ended December 31, 1998.

   The restatement reduced the net income for the fiscal years ended December 31, 1996 and 1997 and for the nine months ended September 30, 1998 by $2.1 million, $6.7 million and $11.0 million, respectively. The cumulative effect of the restatement reduced shareholders' equity by $19.7 million through September 30, 1998. As a result of the restatement, we reported net losses of $1.9 million, $2.5 million and $13.3 million for the fiscal years 1996 and 1997 and the nine months ended September 30, 1998, respectively, compared to previously reported net income of $149,000, $4.2 million and a net loss of $2.4 million, respectively. As a result of the restatement, the Company reported net loss per diluted share of $0.23, $0.21 and $0.84 for the fiscal years ended December 31, 1996 and 1997 and the nine months ended September 30, 1998, respectively, compared to previously reported net income of $0.03 and $0.34, and net loss of $0.14, per diluted share, respectively. After the restatement, the Company's cash position as of December 31, 1996 and 1997 and as of September 30, 1998 was $2.1 million, $63.3 million and $79.6 million, respectively, as compared to $2.1 million, $63.4 million and $79.8 million, respectively, as previously reported. In addition, our working capital position as of December 31, 1996 and 1997 and as of September 30, 1998 was negative $27.1 million, positive $40.1 million and positive $63.0 million, respectively, as compared to previously reported working capital of negative $26.4 million, positive $41.0 million and positive $64.1 million, respectively.

   The restatement resulted primarily from: (i) the earlier recognition of certain expenses that we previously capitalized in association with our development and financing activities; (ii) a modification in how we accounted for certain of our lease arrangements; (iii) a modification in how we accounted for certain of our acquisitions and our joint venture arrangements; (iv) the capitalization of fees we received during 1997 and 1998 that we previously recorded as a reduction of expenses or other income; (v) the elimination of an impairment write-down that we had previously recorded on three of our residences; (vi) the elimination of certain accrued expenses previously recorded pursuant to a change in accounting principle and (vii) an increase in the amount of goodwill that we wrote off in the second quarter of 1998 related to exiting our home health operations.

Securityholder Litigation

   In early 1999, twelve complaints were filed against us and certain of our officers and directors in the United States District Court for the District of Oregon. On July 23, 1999, a consolidated complaint was filed in connection with this litigation, and an amendment was subsequently filed on October 20, 1999. The amended consolidated complaint purports to be brought on behalf of a class of purchasers of our common stock from February 6, 1997 through March 31, 1999 and on behalf of a class of purchasers of our 6.0% Debentures and the Debentures from the dates of issuance through March 31, 1999. The amended consolidated complaint alleges violations of various federal securities laws, and seeks unspecified damages. It names as additional defendants our independent auditors in connection with our offerings of common stock, 6.0% Debentures and Debentures and the underwriters in connection with our 1997 offering of the 6.0% Debentures. We cannot predict the outcome of the foregoing litigation and currently are unable to evaluate the likelihood of success or the range of possible loss. However, if the foregoing litigation were determined adversely to us, such a determination could have a material adverse effect on our financial condition, results of operations, cash flow and liquidity. See "Legal Proceedings" and Note 7 of the unaudited consolidated financial statements included in this registration statement for information regarding this litigation.

Development Cost Write-Off

   As a result of a continued reduction in our new residence development activities, we wrote-off an additional $4.8 million of previously capitalized development costs during the nine-months ended September 30, 1999. We wrote-off $1.3 million of such costs during the first quarter of 1999, $3.5 million during the second quarter 1999 and $2.4 million during the fiscal year of 1998 relating to the reduction in development activities. In the event that in the future we do not complete and open residences planned for development, we may incur similar write-offs. However, we have no present intention of commencing further development activity beyond the four residences currently included in construction in process as of September 30, 1999.

Regulatory Matters

   During 1998, a license revocation action was commenced at one of our residencies in the State of Washington. During the third quarter of 1999, we settled an administrative proceeding in Washington involving this license revocation. The proceeding was dismissed and the license remains intact. We also have been subject to other regulatory proceedings.

Employment Agreement

   In March 1999, we entered into an amendment with Dr. Wilson to her employment agreement to provide that we will employ Dr. Wilson as President and Chief Operation Officer. In addition, we agreed to pay Dr. Wilson a lump sum cash payment of $187,500 (which was reduced to $87,500 to reflect repayment of a $100,000 bonus paid in 1998) in consideration for Dr. Wilson's agreement to forfeit her interest in 50,000 shares of restricted stock held by her and to terminate the restricted stock agreement related to those shares. We made the cash payment and cancelled the restricted stock in June 1999.

Overview

   We operate, own, lease and develop free-standing assisted living residences, primarily in small middle-market rural and suburban communities with a population typically ranging from 10,000 to 40,000. We provide personal care and support services, and make available routine nursing services (as permitted by applicable regulations) designed to meet the personal and health care needs of our residents. As of September 30, 1999, we had operations or development activities in five regions (as defined by us) in 16 states.

   We have experienced significant and rapid growth, primarily through the development of assisted living residences and, to a lesser extent, through the acquisition of assisted living residences. At the closing of our initial public offering in November 1994, we began operating five residences (137 units) located in Oregon. As of September 30, 1999, we had received certificates of occupancy on 183 residences (7,064 units), of which 181 residences (6,986 units) were included in operating results. Residences typically receive a certificate of occupancy upon completion of construction. Residences are included in operating results when they receive a license or its equivalent from the state in which they are located. It may take several months to receive a license after receiving a certificate of occupancy. Of the residences included in our operating results, we owned 111 residences (4,353 units) and leased 70 residences (2,633 units).

   We derive our revenues primarily from resident fees for the delivery of assisted living services. Resident fees typically are paid monthly by residents, their families, state Medicaid agencies or other responsible parties. Resident fees include revenue derived from a multi-tiered rate structure, which varies based on the level of care provided. Resident fees are recognized as revenues when services are provided. Our operating expenses include:

  . residence operating expenses, such as staff payroll, food, property taxes, utilities, insurance and other direct residence operating expenses;

  . general and administrative expenses consisting of corporate and regional support functions such as legal, accounting and other administrative expenses;

  . building rentals; and

  . depreciation and amortization.

   Our operating results for the year ended December 31, 1998 were adversely affected by several factors, including:

  . write-offs in the second quarter and fourth quarter relating to our decisions not to proceed with the development of certain sites which we had acquired for development;

  . a write-off in the second quarter relating to our decision to discontinue the home health care business which we acquired in October 1997; and

  . merger related expenses incurred during the fourth quarter related to our proposed merger with American Retirement Corporation ("ARC").

   In addition, our results of operations were negatively impacted, commencing in the fourth quarter of 1998, as a result of the diversion of management's time and attention resulting from the proposed merger with ARC and its subsequent termination, as well as from certain regulatory issues in Washington and Oregon.

   Our operating results for the nine months ended September 30, 1999 were adversely affected by increased competition for both labor and residents, increased corporate, general and administrative expenses, development site write-offs and by the diversion of management's time and attention to:

  . the proposed merger with ARC and its subsequent termination in February
    1999;

  . certain regulatory matters in the State of Washington and Oregon;

  . the financial statement restatement; and

  . the securityholder litigation.

   Certain of these factors led to a decline in occupancy rates at our Stabilized Residences (as defined below) and to slower fill-up of our Start-Up Residences (as defined below). In addition, food, labor and certain other operating costs at many of our residences have increased, primarily due to the diversion of management's time and attention. As a result, our residence operating margins at our Stabilized and Same Store Residences were substantially lower in each of the first three fiscal quarters of 1999 than in the comparable periods in 1998 due to the decline in occupancy rates and increased operating costs as described above. We expect this trend to continue in the fourth quarter of 1999.

Results of Operations

   The following table sets forth, for periods presented, the number of total residences and units operated, average occupancy rates and the sources of our revenue. The portion of revenues received from state Medicaid agencies are labeled as "Medicaid state portion" while the portion of our revenues that a Medicaid-eligible resident must pay out of his or her own resources is labeled "Medicaid resident portion."

                                                                  Nine Months
                                               Years Ended           Ended
                                              December 31,       September 30,
                                            -------------------  --------------
                                            1996   1997   1998    1998    1999
                                            -----  -----  -----  ------  ------
Total Residences
Residences operated (end of period)........    60    109    165     154     181
Units operated (end of period)............. 2,139  4,024  6,329   5,867   6,986
Average occupancy rate.....................  76.7%  71.7%  72.3%   72.6%   71.5%
Sources of revenue:
  Medicaid state portion...................  12.4%  11.1%  10.7%   10.8%   10.4%
  Medicaid resident portion................   6.9%   5.9%   5.8%    5.8%    5.9%
  Private..................................  80.7%  83.0%  83.5%   83.4%   83.7%
                                            -----  -----  -----  ------  ------
    Total.................................. 100.0% 100.0% 100.0%  100.0%  100.0%
                                            =====  =====  =====  ======  ======

   The following table sets forth, for the periods presented for Stabilized Residences, the total number of residences and units operated, average occupancy rates and the sources of our revenue. Stabilized Residences are defined as those residences which were operating for more than twelve months prior to the beginning of the period or had achieved a 95% occupancy rate as of the beginning of the reporting period.

                                                               Years Ended
                                                              December 31,
                                                            -------------------
                                                            1996   1997   1998
                                                            -----  -----  -----
Stabilized Residences
Residences operated (end of period)........................     7     32     65
Units operated (end of period).............................   204  1,063  2,434
Average occupancy rate.....................................  96.5%  95.1%  93.9%
Sources of revenue:
  Medicaid state portion...................................  19.9%  11.4%  14.5%
  Medicaid resident portion................................  11.5%   6.5%   8.2%
  Private..................................................  68.6%  82.1%  77.3%
                                                            -----  -----  -----
    Total.................................................. 100.0% 100.0% 100.0%
                                                            =====  =====  =====

   The following table sets forth, for the periods presented for Start-up Residences, the total number of residences and units operated, average occupancy rates and the sources of our revenue. Start-up Residences are defined as those residences which were operating for less than twelve months prior to the beginning of the period or had not achieved a 95% occupancy rate as of the beginning of the reporting period.

                                                               Years Ended
                                                              December 31,
                                                            -------------------
                                                            1996   1997   1998
                                                            -----  -----  -----
Start-up Residences
Residences operated (end of period)........................    53     77    100
Units operated (end of period)............................. 1,935  2,961  3,895
Average occupancy rate.....................................  73.0%  59.8%  55.7%
Sources of revenue:
  Medicaid state portion...................................   9.8%  11.3%   7.1%
  Medicaid resident portion................................   5.3%   5.7%   3.4%
  Private..................................................  84.9%  83.0%  89.5%
                                                            -----  -----  -----
    Total.................................................. 100.0% 100.0% 100.0%
                                                            =====  =====  =====

   The following table sets forth, for the periods presented for Same Store Residences, the total number of residences and units operated, average occupancy rates and the sources of our revenue. Same Store Residences are defined as those residences, which were operating throughout comparable periods.

                                                                 Nine Months
                                     Years Ended   Years Ended      Ended
                                      December      December      September
                                         31,           31,           30,
                                     ------------  ------------  ------------
                                     1996   1997   1997   1998   1998   1999
                                     -----  -----  -----  -----  -----  -----
   Same Store Residences
   Residences operated (end of
    period).........................    19     19     59     59    108    108
   Units operated (end of period)...   595    605  2,104  2,157  3,995  4,047
   Average occupancy rate...........  90.0%  95.6%  86.9%  93.5%  79.6%  84.0%
   Sources of revenue:
     Medicaid state portion.........  16.1%  13.8%  11.9%  15.1%  12.5%  13.2%
     Medicaid resident portion......   9.1%   7.6%   6.5%   8.7%   6.8%   7.6%
     Private........................  74.8%  78.6%  81.6%  76.2%  80.7%  79.2%
                                     -----  -----  -----  -----  -----  -----
     Total.......................... 100.0% 100.0% 100.0% 100.0% 100.0% 100.0%
                                     =====  =====  =====  =====  =====  =====

   The following tables relating to Stabilized Residences, Start-up Residences and Same Store Residences exclude the effects of corporate level expenses, including general and administrative expenses and corporate level interest expense. In addition, the following tables exclude the effect of the capitalization of corporate and property level interest expense.

   The following table sets forth, for the periods presented, the results of operations for Stabilized Residences (in thousands).

                                                          Years Ended December
                                                                  31,
                                                         ----------------------
                                                          1996   1997    1998
                                                         ------ ------- -------
   Stabilized Residences
   Revenue.............................................. $4,084 $21,245 $46,260
   Residence operating expenses.........................  2,422  12,255  27,456
                                                         ------ ------- -------
     Residence operating income.........................  1,662   8,990  18,804
   Building rentals.....................................    935   3,323   7,193
   Depreciation and amortization........................    138     945   1,777
                                                         ------ ------- -------
     Total other operating expenses.....................  1,073   4,268   8,970
                                                         ------ ------- -------
       Operating income................................. $  589 $ 4,722 $ 9,834
                                                         ====== ======= =======

   The following tables sets forth, for the periods presented, the results of operations for Start-up Residences (in thousands).

                                                         Years Ended December
                                                                  31,
                                                        -----------------------
                                                         1996    1997    1998
                                                        ------- ------- -------
   Start-up Residences
   Revenue............................................. $16,938 $27,164 $40,013
   Residence operating expenses........................  11,633  18,519  27,591
                                                        ------- ------- -------
     Residence operating income........................   5,305   8,645  12,422
   Building rentals....................................   3,014   4,612   5,535
   Depreciation and amortization.......................     956   2,010   4,063
                                                        ------- ------- -------
     Total other operating expenses....................   3,970   6,622   9,598
                                                        ------- ------- -------
       Operating income................................ $ 1,335 $ 2,023 $ 2,824
                                                        ======= ======= =======

   The following table sets forth, for the periods presented, the results of operations for the 19 Same Store Residences included in operating results for all of fiscal years 1996 and 1997, the 59 Same Store Residences included in operating results for all of fiscal years 1997 and 1998 and the 108 Same Store Residences included in operating results for all of the nine-month periods ended September 30, 1998 and September 30, 1999 (in thousands).

                                                                 Nine Months
                                 Years Ended     Years Ended   Ended September
                                December 31,    December 31,         30,
                               --------------- --------------- ---------------
                                1996    1997    1997    1998    1998    1999
                               ------- ------- ------- ------- ------- -------
   Same Store Residences
   Revenue.................... $10,877 $12,397 $38,274 $42,002 $52,233 $57,707
   Residence operating
    expenses..................   6,682   7,070  22,908  24,801  31,328  38,892
                               ------- ------- ------- ------- ------- -------
     Residence operating
      income..................   4,195   5,327  15,366  17,201  20,905  18,815
   Building rentals...........   2,374   2,440   5,635   6,375   9,239  11,968
   Depreciation and
    amortization..............     543     461   2,280   1,647   2,578   2,156
                               ------- ------- ------- ------- ------- -------
     Total other operating
      expenses................   2,917   2,901   7,915   8,022  11,817  14,124
                               ------- ------- ------- ------- ------- -------
       Operating income....... $ 1,278 $ 2,426 $ 7,451 $ 9,179 $ 9,088 $ 4,691
                               ======= ======= ======= ======= ======= =======

 Nine Months ended September 30, 1999 compared to Nine Months ended September 30, 1998

   We incurred a net loss of $22.9 million, or $1.34 per basic and diluted share, on revenue of $85.5 million for the nine months ended September 30, 1999 (the "September 1999 YTD Period"), as compared to a net loss of $13.3 million or $0.84 per basic and diluted share, on revenues of $63.9 million for the nine months ended September 30, 1998 (the "September 1998 YTD Period").

   Revenues. Revenues were $85.5 million for the September 1999 YTD Period as compared to $63.9 million for the September 1998 YTD Period, a net increase of $21.6 million.

   Of this increase:

  . $5.5 million related to the 108 Same Store Residences (4,047 units); and

  . $19.2 million related to the 73 residences (2,939 units) which commenced operations during or subsequent to the September 1998 YTD Period.

   This increase in revenue was offset by a $3.1 million reduction in revenue from ancillary services. As a result of the shut down of our home health care operations, we had no revenue from ancillary services during the September 1999 YTD Period as compared to $3.1 million of revenue from ancillary services for the September 1998 YTD Period.

   Revenue from Same Store Residences were $57.7 million for the September 1999 YTD Period as compared to $52.2 million for the September 1998 YTD Period, an increase of $5.5 million. The increase in revenue from Same Store Residences was a combination of:

  . An increase in occupancy to 84.0% for the September 1999 YTD Period as compared to 79.6% for the September 1998 YTD Period; and

  . An increase in average monthly rental rate to $1,867 for the September
    1999 YTD Period as compared to $1,812 for the September 1998 YTD Period.

   Residence Operating Expenses. Residence operating expenses were $60.0 million for the September 1999 YTD Period compared to $39.6 million for the September 1998 YTD Period, a net increase of $20.4 million.

   Of this increase:

  . $7.6 million related to the 108 Same Store Residences (4,047 units); and

  . $15.1 million related to the 73 residences (2,939 units) which commenced operations during or subsequent to the September 1998 YTD Period.

   This increase in residence operating expense was offset by a $2.3 million reduction in operating expenses associated with ancillary services. As a result of the discontinued operations of our home health care operations, we had no expenses from ancillary services during the September 1999 YTD Period as compared to $2.3 million of expenses from ancillary services for the September 1998 YTD Period.

   Residence operating expenses for the Same Store Residences were $38.9 million for the September 1999 YTD Period as compared to $31.3 million for the September 1998 YTD Period, an increase of $7.6 million. The increase in operating expenses from Same Store Residences was partly attributable to additional expenses associated with the increase in occupancy at the Same Store Residences subsequent to the September 1998 and partly due to inefficiencies resulting from the diversion of management's attention as discussed above.

   Corporate, General and Administrative. Corporate, general and administrative expenses were $15.4 million for the September 1999 YTD Period compared to $6.0 million in the September 1998 YTD Period. Our corporate, general and administrative expenses before capitalized payroll costs were $16.0 million for the September 1999 YTD Period as compared to $7.5 million for the September 1998 YTD Period, an increase of $8.5 million. Corporate, general and administrative expenses increased due to the following:

  . $4.2 million of the increase is due to additional professional fees associated with increased legal, financial advisory and accounting costs due to regulatory issues, securityholder litigation and the restatement of our earnings for the years ended December 31, 1996, 1997 and the interim 1998 periods;

  . $1.5 million as a result of expansion of the corporate offices, the expansion of regional-level management and increased activity due to the number of operating residences. This includes increased travel and communications costs;

  . $1.8 million is a result of increased payroll costs for corporate and regional staff;

  . $960,000 of the increase is due to separation costs for certain terminated corporate employees including costs associated with severance and consulting agreements between us and our former chief executive officer.

   We capitalized $569,000 of payroll costs for the September 1999 YTD Period as compared to $1.5 million for the September 1998 YTD Period. The decrease is a result of a decrease in development activities.

   Included in additional general and administrative expenses are certain costs associated with the shut down of our home health operations, including transitioning certain employees to corporate and regional functions.

   Building Rentals. Building rentals increased to $11.6 million in the September 1999 Quarter from $9.6 million in the corresponding 1998 period, an increase of $2.0 million. This increase was due to the following:

  . the March 1999 amendment of 16 of our leases, as discussed above, which were previously accounted for as financings. As a result of the amendment, the leases have been reclassified as operating leases for the last six months of the September 1999 YTD Period;

  . rate increases on our operating leases; and

  . the above increases were offset by one operating lease terminated subsequent to the September 1998 Quarter.

   Depreciation and Amortization. Depreciation and amortization expense was $6.6 million for the September 1999 YTD Period compared to $4.4 million for the September 1998 YTD Period, an increase of

$2.2 million. This increase in depreciation and amortization was due primarily to the depreciation expense related to the 27 new residences that opened subsequent to September 30, 1998.

   The increase in depreciation and amortization was offset by:

  . $180,000 reduction in depreciation as a result of the amendment to 16 of our operating leases, as discussed above, which were previously accounted for as financings; and

  . $140,000 reduction of goodwill amortization as a result of the write-off of $7.5 million of goodwill in the September 1998 YTD Period.

   Site Abandonment Costs. As a result of the continued reduction in our development activities, we recorded site abandonment costs of $4.8 million during the September 1999 YTD Period with respect to certain sites which we will not develop. We wrote-off $2.4 million during the fiscal year 1998 relating to the reduction in development activities with respect to such sites. We do not anticipate incurring similar write-offs in the future.

   Interest Expense. Interest expense was $11.1 million for the September 1999 YTD Period compared to $7.4 million for the September 1998 YTD Period. Gross interest expense for the September 1999 YTD Period was $13.0 million compared to $12.1 million for the September 1998 YTD Period, a net increase of $900,000.

   Interest expense increased by:

  . $1.7 million relating to the full period impact of mortgage financing completed during fiscal year 1998; and

  . $1.6 million due to the full period impact of the 5.625% Convertible
    Subordinated Debentures issued in April 1998.

   The increase was offset by decreases in interest expense of:

  . $1.7 million as a result of the amendment to 16 of our leases, as discussed above. As a result of the amendment, effective March 31, 1999, we will no longer record interest expense with respect to these residences;

  . $530,000 as a result of the August 1998 redemption of the 7.0%
    Convertible Subordinated Debentures; and

  . $240,000 as a result of the February 1999 repayment of loans receivable from our joint venture partner.

   We capitalized $1.9 million of interest expense for the September 1999 YTD Period as compared to $4.7 million for the September 1998 YTD Period. The decrease is a result of lower development activities. We expect a further reduction in future periods.

   Interest Income. Interest income was $1.3 million for the September 1999 YTD Period compared to $2.9 million for the September 1998 YTD Period, a decrease of $1.6 million. The decrease in interest income is due to lower average cash balances available for investment during the September 1999 YTD Period.

   Loss on sale or disposal of assets. Loss on sale or disposal of assets was $127,000 for the September 1999 YTD Period compared to $428,000 for the September 1998 YTD Period. The loss for the September 1999 YTD Period related to the write off of leasehold improvements related to corporate office space vacated in February 1999 when we relocated our corporate headquarters. The loss for the September 1998 YTD Period resulted from losses incurred in connection with one sale and leaseback transaction entered into during the period and from losses resulting primarily from additional capital costs incurred during the period on sale and transactions completed during fiscal year 1997.

   Other income/expenses. Other expense was $138,000 for the September 1999 YTD Period as compared to other expense of $1.4 million for the September 1998 YTD Period. Other expense during the September

1999 YTD Period primarily related to the repurchase of the operations of 17 residences formerly operated pursuant to our joint venture agreements. Other expenses during the September 1998 YTD Period primarily related to a $1.2 million liability, $1.0 million of which was included in other expense, we recorded in connection with our determination to not enter into sale and leaseback arrangements with one our lessors to the full extent of certain outstanding commitments. In December 1998, we agreed with the lessor to terminate the above referenced commitments at no cost to us, other than approximately $200,000 of professional fees. As such, we reversed the $1.0 million liability included in other expense during the fourth quarter of 1998.

   Cumulative Effect of Change in Accounting Principle. We adopted Statement of Position 98-5, Reporting on the Costs of Start-Up Activities ("SOP 98-5") effective January 1, 1998. We recognized a charge of $1.5 million during fiscal year 1998 associated with adopting such provision.

   Net Income (Loss). As a result of the above, we incurred a net loss of $22.9 million or $1.34 per share for the September 1999 YTD Period, compared to a net loss of $13.3 million, or $0.84 per share for the September 1998 YTD Period.

 Year ended December 31, 1998 compared to year ended December 31, 1997

   We incurred a net loss (after the cumulative effect of change in accounting principle and other charges as described below) of $20.7 million, or $1.27 per basic and diluted share, on revenue of $89.4 million for the year ended December 31, 1998 (the "1998 Period") as compared to a net loss of $2.5 million, or $0.21 per basic and diluted share, on revenue of $49.6 million for the year ended December 31, 1997 (the "1997 Period").

   We had certificates of occupancy for 173 residences, 165 of which were included in the operating results as of the end of the 1998 Period as compared to 130 residences with certificates of occupancy, 109 of which were included in the operating results as of the end of the 1997 Period. Of the residences included in operating results as of the end of the 1998 Period, we owned 95 residences and leased 70 residences (54 of which were operating leases and 16 of which were accounted for as financings) as compared to 42 owned residences and 67 leased residences (51 of which were operating leases and 16 of which were accounted for as financings) as of the end of the 1997 Period.

   Revenue. Revenue was $89.4 million for the 1998 Period as compared to $49.6 million for the 1997 Period, an increase of $39.8 million. Of this increase:

  . $18.5 million or 46.5% related to the full year impact of the 49 residences (1,875 units) which opened during the 1997 Period;

  . $15.7 million or 39.4% related to the opening of an additional 57 residences (2,297 units) during the 1998 Period;

  . $3.7 million or 9.3% was attributable to the 59 Same Store Residences
    (2,157 units); and

  . the remaining $1.9 million or 4.8% related to our ancillary service operation.

   Revenue from the Same Store Residences was $42.0 million for the 1998 Period as compared to $38.3 million for the 1997 Period, an increase of $3.7 million or 9.7%. The increase in revenue for Same Store Residences was attributable to a combination of an increase in average occupancy to 93.5% and average monthly rental rate to $1,753 for the 1998 Period as compared to 86.9% and $1,720, respectively, for the 1997 Period.

   Of the $89.4 million in revenues reported for the 1998 Period:

  . $46.3 million or 51.8% was attributable to Stabilized Residences;

  . $40.0 million or 44.7% was attributable to Start-Up Residences; and

  . $3.1 million or 3.5% was attributable to our ancillary service operation.

   As of the end of the 1998 Period, we had 65 Stabilized Residences (2,434 units) with an average occupancy of 93.9% and an average monthly rental rate of $1,762 and we had 100 Start-Up Residences (3,895 units) with an average occupancy of 55.7% and an average monthly rental rate of $1,934.

   Residence Operating Expenses. Residence operating expenses were $57.4 million for the 1998 Period as compared to $31.6 million for the 1997 Period, an increase of $25.8 million. Of this increase:

  . $10.5 million or 40.7% related to the full year impact of the 49 residences (1,885 units) which opened during the 1997 Period;

  . $11.8 million or 45.7% related to the opening of an additional 57 residences (2,297 units) during the 1998 Period;

  . $1.9 million or 7.4% was attributable to the 59 Same Store Residences
    (2,157 units); and

  . the remaining $1.6 million or 6.2% related to expenses associated with our ancillary service operation.

   Residence operating expenses for the Same Store Residences were $24.8 million for the 1998 Period as compared to $22.9 million for the 1997 Period, an increase of $1.9 million or 8.3%. This increase results from the additional expenses incurred in connection with the increase in occupancy at the Same Store Residences during the period.

   Of the $57.4 million in residence operating expenses reported for the 1998 Period, $27.5 million or 47.9% was attributable to Stabilized Residences, $27.6 million or 48.1% was attributable to Start-Up Residences and $2.3 million or 4.0% was attributable to our ancillary service operation.

   Corporate General and Administrative. Corporate general and administrative expenses as reported were $11.1 million for the 1998 Period as compared to $4.1 million for the 1997 Period. Our corporate general and administrative expenses before capitalized payroll costs were $12.9 million for the 1998 Period as compared to $5.9 million for the 1997 Period, an increase of $7.0 million. This increase results from additional investments in our corporate and regional infrastructure to support the opening of new residences and the on-going operation of our existing base of residences. Of the increase:

  . $3.9 million or 56.0% related to increased payroll costs;

  . $525,000 or 7.5% related to increased marketing expenses;

  . $450,000 or 6.5% related to the increased corporate office rental expense; and

  . the remaining $2.1 million or 30.0% related to increased general corporate expenses such as legal and travel related expenses.

   We capitalized $1.8 million of payroll costs associated with the development of new residences for each of the 1998 Period and the 1997 Period.

   We expect to incur increased corporate general and administrative expenses for the 1999 Period primarily as a result of:

  . the increase in the number of regional offices from three to five;

  . increased marketing and advertising expenses associated with residence fill-up activities;

  . an increase in professional fees associated with the restatement and security-holder litigation;

  . an increase in severance expense associated with management changes; and

  . an increase in expenses associated with final operations of our home health operations.

   In addition, corporate general and administrative expenses as reported in the 1999 Period are expected to increase as a result of the reduction in the amount of capitalized payroll costs associated with development activities.

   Building Rentals. Building rentals were $12.8 million for the 1998 Period as compared to $8.0 million for the 1997 Period, an increase of $4.8 million. Of the increase:

  . $4.2 million was the result of the full year impact of the 26 operating leases entered into during the 1997 Period;

  . $400,000 related to the four leases entered into during the 1998 Period;
    and

  . the remainder of the increase was primarily driven by an increase in expense on leases entered into prior to the 1997 Period offset by one operating lease which was terminated during the 1998 Period.

   As of the end of the 1998 Period we had 54 operating leases as compared to 51 operating leases as of the end of the 1997 Period.

   Depreciation and Amortization. Depreciation and amortization was $6.3 million for the 1998 Period as compared to $3.7 million for the 1997 Period, an increase of $2.6 million. Depreciation expense was $5.9 million and amortization expense was $398,000 for the 1998 Period as compared to $2.9 million and $800,000, respectively, for the 1997 Period. The increase in depreciation is the result of:

  . the full year effect of depreciation on the 16 owned residences which commenced operations during the 1997 Period;

  . depreciation associated with the 53 owned residences that commenced operations during the 1998 Period; and

  . depreciation associated with the full year impact of seven residences which were sold and leased back during the 1997 Period which were accounted for as financings.

   Amortization expense decreased as a result of the change in accounting for certain costs incurred prior to opening new residences. Effective January 1, 1998, we adopted Statement of Position 98-5, Reporting on the Costs of Start-Up Activities ("SOP 98-5"). See the discussion of cumulative effect of change in accounting principle below.

   Terminated Merger Expense. During the fourth quarter of the 1998 Period, we recorded a $1.1 million charge relating to our terminated merger with ARC. On February 1, 1999 we agreed with ARC to terminate our previously announced merger agreement, which had been entered into during November 1998. We incurred approximately $200,000 of additional merger related expenses during the first quarter of 1999.

   Site Abandonment Costs. As a result of our decision to reduce the number of new residence openings during the 1999 Period and beyond, we wrote-off $2.4 million of capitalized costs during the 1998 Period relating to the abandonment of 36 development sites. Of such costs, $1.0 million were written-off during the second quarter and the remaining $1.4 million were written-off during the fourth quarter 1998. We had not written-off any such costs prior to 1998.

   As a result of a continued reduction in our new residence development activities, we will incur write-offs of $1.3 million relating to previously capitalized development costs during the first quarter of 1999 and an additional $3.5 million in the second quarter of 1999. In the event that in the future we do not complete and open residences planned for development, we may incur similar write-offs. However, we have no present intention of commencing further development activity beyond the 10 residences currently included in construction in process as of June 30, 1999.

   Write-Off of Impaired Assets and Related Expenses. In the 1998 Period, we recorded an $8.5 million charge consisting of:

  . $7.5 million write-off of unamortized goodwill resulting from the exit from our home health operations;

  . a $1.0 million provision for exit costs associated with closing such home health care operation. During the fourth quarter of 1998, we reduced the provision by $400,000 from $1.4 million as a result of a change in the estimate for such exit costs.

   Interest Expense. Interest expense was $11.0 million for the 1998 Period as compared to $4.9 million for the 1997 Period. Gross interest expense for the 1998 Period was $17.0 million compared to $11.5 million for the 1997 Period, a net increase of $5.5 million.

   Interest expense increased by:

  . $4.8 million due to the full year impact of interest expense related to the October 1997 issuance of 6.0% Debentures;

  . $3.6 million due to interest expense related to the April 1998 issuance of 5.625% Debentures;

  . $1.8 million related to the new mortgage financing entered into during the 1998 Period;

  . $750,000 related to the full year impact of seven residences which were sold and leased back during the 1997 Period which were accounted for as financings; and

  . $475,000 related to interest expense associated with losses which were reimbursed by the partner to our joint venture agreement (accounted for as loans) incurred in connection with the operation of joint venture residences (interest was calculated based on the average loan balance using an imputed 20% interest rate, and other expense was calculated based on a $10,000 administrative fee per residence).

   This increase was offset by:

  . a $5.5 million reduction associated with construction financing used to fund development activity during the 1997 Period which was either repaid or converted to leases prior to the 1998 Period; and

  . a $400,000 reduction as a result of the redemption in August 1998 of the 7.0% Convertible Subordinated Debentures due 2005 (the "7.0%
    Debentures").

   We capitalized $6.0 million of interest expense for the 1998 Period compared to $6.6 million for the 1997 Period. We expect a further reduction in the amount of capitalized interest in the 1999 Period as a result of the reduction in our development activities. As such, we expect reported interest expense in the 1999 Period to increase.

   Interest Income. Interest income was $3.9 million for the 1998 Period as compared to $1.5 million for the 1997 Period, an increase of $2.4 million. The increase is related to interest income earned on higher average cash balances during the 1998 Period primarily resulting from the April 1998 offering of the 5.625% Debentures from which we received net proceeds of approximately $72.2 million.

   Loss on Sale of Assets. Loss on sale of assets was $651,000 for the 1998 Period as compared to $1.3 million for the 1997 Period. Of the loss on sale of assets recorded during the 1998 Period, $547,000 resulted from losses pertaining primarily to additional capital costs incurred during the 1998 Period on sale and leaseback transactions completed in the 1997 Period and $75,000 related to losses incurred in connection with terminating one operating lease during the 1998 Period. The remainder of the loss on sale of assets was attributable to losses incurred in connection with one sale and leaseback transaction completed during the 1998 Period. We entered into four sale and leaseback transactions during the 1998 Period as compared to 24 sale and leaseback transactions during the 1997 Period.

   Other Expenses. Other expense was $1.2 million for the 1998 Period as compared to $121,000 for the 1997 Period. Other expenses during the 1998 Period included $907,000 of financing costs which were expensed during the period. Of such amount, $614,000 related to financing costs which had been previously capitalized and deferred in association with a future financing commitment terminated during the fourth quarter 1998 and the remaining $293,000 was associated with the termination of a swap agreement at the end of the third quarter of the 1998 Period. In addition, other expenses during the 1998 Period included $210,000 of administrative fees incurred in connection with our repurchase of the joint venture partner's interest in the operations of 21 residences during the period.

   Cumulative Effect of Change in Accounting Principle. We adopted AICPA Statement of Position 98-5, Reporting on the Costs of Start-up Activities ("SOP 98-5") effective January 1, 1998. Under SOP 98-5, start-up costs associated with the opening of new residences are expensed as incurred. We recognized a charge of $1.5 million during the 1998 Period associated with adopting such provision. Prior to the adoption of SOP 98- 5, we capitalized pre-opening costs on our balance sheet and amortized such costs over a 12-month period.

   Net Loss. As a result of the above, net loss (after the cumulative effect of change in accounting principle and other charges as described above) was $20.7 million or $1.27 per basic and diluted share for the 1998 Period, compared to $2.5 million, or $0.21 per basic and diluted share for the 1997 Period.

 Year ended December 31, 1997 compared to year ended December 31, 1996

   We incurred a net loss of $2.5 million, or $0.21 per basic and diluted share, on revenue of $49.6 million for the year ended December 31, 1997 (the "1997 Period") as compared to a net loss of $1.9 million, or $0.23 per basic and diluted share, on revenues of $21.0 million for the year ended December 31, 1996 (the "1996 Period").

   We had certificates of occupancy for 130 residences, 109 of which were included in the operating results as of the end of the 1997 Period as compared to 67 residences with certificates of occupancy, 60 of which were included in the operating results as of the end of the 1996 Period. Of the residences included in the operating results as of the end of the 1997 Period, we owned 42 residences and leased 67 residences (51 of which were operating leases and 16 of which were accounted for as financings) as compared to 26 owned residences and 34 leased residences (25 of which were operating leases and nine of which were accounted for as financings) as of the end of the 1996 Period.

   Revenue. Revenue was $49.6 million for the 1997 Period as compared to $21.0 million for the 1996 Period, an increase of $28.6 million. Of this increase:

  . $13.2 million or 46.2% related to the full year impact of the 41 residences (1,544 units) which opened during the 1996 Period;

  . $12.7 million or 44.4% related to the opening of an additional 49 residences (1,875 units) during the 1997 Period;

  . $1.5 million or 5.2% was attributable to the 19 Same Store Residences
    (605 units); and

  . the remaining $1.2 million or 4.2% related to ancillary revenues earned in connection with the acquisition of Home and Community Care, Inc. ("HCI").

   Revenue from the Same Store Residences was $12.4 million for the 1997 Period as compared to $10.9 million for the 1996 Period, an increase of $1.5 million or 13.8%. All of the increase in revenue for Same Store Residences was attributable to an increase in average occupancy to 95.6% for the 1997 period as compared to 90.0% for the 1996 period. The average monthly rental rate for the Same Store Residences increased to $1,772 for the 1997 Period as compared to $1,670 per month for the 1996 Period.

   Of the $49.6 million in revenues reported for the 1997 Period:

  . $21.2 million or 42.8% was attributable to Stabilized Residences;

  . $27.2 million or 54.8% was attributable to Start-Up Residences; and

  . $1.2 million or 2.4% was attributable to ancillary service operations.

   As of the end of the 1997 Period, we had 32 Stabilized Residences (1,063 units) with an average occupancy of 95.1% and an average monthly rental rate of $1,735 and we had 77 Start-Up Residences (2,961 units) with an average occupancy of 59.8% and an average monthly rental rate of $1,782.

   Residence Operating Expenses. Residence operating expenses were $31.6 million for the 1997 Period as compared to $14.1 million for the 1996 Period, an increase of $17.5 million. Of this increase:

  . $6.1 million or 34.9% related to the full year impact of the 41 residences (1,544 units) which opened during the 1996 Period;

  . $10.2 million or 58.3% related to the opening of an additional 49 residences (1,885 units) during the 1997 Period;

  . $388,000 or 2.2% was attributable to the 19 Same Store Residences (605 units); and

  . the remaining $800,000 or 4.6% related to expenses associated with our ancillary service operation.

   Residence operating expenses for the Same Store Residences were $7.1 million for the 1997 Period as compared to $6.7 million for the 1996 Period, an increase of $388,000 or 5.8%. This increase results from the additional expenses incurred in connection with the increase in occupancy at the Same Store Residences during the period.

   Of the $31.6 million in residence operating expenses reported for the 1997 Period, $12.3 million or 38.9% was attributable to Stabilized Residences, $18.5 million or 58.6% was attributable to Start-Up Residences and $800,000 or 2.5% was attributable to our ancillary service operation.

   Corporate General and Administrative. Corporate general and administrative expenses were $4.1 million for the 1997 Period as compared to $1.9 million for the 1996 Period. Our corporate general and administrative expenses before capitalized payroll costs were $5.9 million for the 1997 Period as compared to $3.0 million for the 1996 Period, an increase of $2.9 million. This increase results from an additional investment in our corporate and regional infrastructure to support the development and operation of new residences including the expansion into new states.

   We capitalized $1.8 million of payroll costs for the 1997 Period as compared to $1.1 million for the 1996 Period resulting from an increase in development activities.

   Building Rentals. Building rentals were $8.0 million for the 1997 Period as compared to $4.0 million for the 1996 Period, an increase of $4.0 million. Of this increase, $1.3 million or 32.5% related to the full year impact of the 20 leases (four of which were repurchased) entered into during the 1996 Period and the remaining $2.7 million or 67.5% related to the 26 leases entered into during the 1997 Period. The nine leases entered into prior to the 1996 Period remained relatively unchanged. As of the end of the 1997 Period we had 51 operating leases as compared to 25 operating leases as of the end of the 1996 Period.

   Depreciation and Amortization. Depreciation and amortization was $3.7 million for the 1997 Period as compared to $1.1 million for the 1996 Period, an increase of $2.6 million. Depreciation expense was $2.9 million and amortization expense was $800,000 for the 1997 Period as compared to $805,000 and $289,000, respectively, for the 1996 Period. The increase in depreciation is the result of:

  . the full year effect of depreciation on the 26 owned residences which commenced operations during the 1996 Period;

  . depreciation associated with the 16 owned residences that commenced operations during the 1997 Period; and

  . depreciation associated with the sale and leaseback of seven residences during the 1997 Period and nine residences during the 1996 Period which were accounted for as financings.

   Amortization expense increased as a result of the amortization of additional pre-opening costs and goodwill.

   Interest Expense. Interest expense was $4.9 million for the 1997 Period as compared to $1.2 million for the 1996 Period. Gross interest expense for the 1997 Period was $11.5 million compared to $3.5 million for the 1996 Period, an increase of $8.0 million. Of the increase:

  . $5.3 million or 66.2% was due to construction financing used to fund development activity during the 1997 Period;

  . $1.5 million or 18.7% was related to the sale and leaseback of an additional seven residences during the 1997 Period which were accounted for as financings;

  . $1.1 million or 13.8% was due to interest expense related to the October
    1997 issuance of the 6.0% Debentures; and

  . the remaining $100,000 or 1.3% was related to new mortgage financing incurred during the 1997 Period.

   We capitalized $6.6 million of interest expense for the 1997 Period compared to $2.3 million for the 1996 Period. We completed the sale and leaseback of seven residences during the 1997 Period and nine residences during the 1996 Period, which were accounted for as financings, and recorded building rental payments as interest expense.

   Interest Income. Interest income was $1.5 million for the 1997 Period as compared to $455,000 for the 1996 Period, an increase of $1.1 million. The increase is related to interest income earned on higher average cash balances during the 1997 Period primarily resulting from the October 1997 our offerings of common stock and the 6.0% Debentures from which we received net proceeds of approximately $155.0 million.

   Loss on Sale of Assets. Loss on sale of assets was $1.3 million for the 1997 Period as compared to $854,000 (net of an $82,000 gain on the sale of land) for the 1996 Period. Of the loss on sale of assets recorded during the 1997 Period, $650,000 or 52.0% resulted from losses incurred in connection with 10 sale and leaseback transactions entered into during the 1997 Period and the remaining $600,000 or 48.0% resulted from losses resulting primarily from additional capital costs incurred during the 1997 Period on sale and leaseback transactions completed in the 1996 Period. We entered into 24 sale and leaseback transactions during the 1997 Period as compared to 19 sale and leaseback transactions (four of which were repurchased) during the 1996 Period.

   Debenture Conversion Cost. In the third quarter of 1996, $6.1 million of the $20.0 million of 7% Debentures were converted into 811,333 shares of our common stock. We incurred a charge of $426,000 during the third quarter of the 1996 Period in connection with the conversion.

   Net Loss. As a result of the above, net loss was $2.5 million or $0.21 per basic and diluted share for the 1997 Period, compared to a net loss of $1.9 million, or $0.23 per basic and diluted share for the 1996 Period.

Liquidity and Capital Resources

   We have historically financed our activities with the net proceeds from the offerings of debt and equity securities, sale and leaseback financing, long-term mortgage financing and cash flows from operations. At December 31, 1998 and September 30, 1999, respectively, we had $267.7 million and $235.2 million, respectively, of indebtedness outstanding, in each case including $161.3 million of convertible subordinated debentures. The decrease in indebtedness was primarily the result of the amendment of 16 leases, resulting in the reclassification of such leases from financings to operating leases. As of December 31, 1998, we had working capital of $43.9 million as compared to $40.1 million as of December 31, 1997. At September 30, 1999, the Company had working capital of approximately of $12.0 million including cash and marketable securities of $23.9 million. As of September 30, 1999, our unrestricted cash balance was $13.5 million as compared to $55.0 million as of December 31, 1998, and $63.3 million as of December 31, 1997.

   Net cash provided by operating activities was $3.0 million for the year ended December 31, 1998, as compared with $4.5 million provided by operating activities for the year ended December 31, 1997 and $3.1 million used in operating activities for the year ended December 31, 1996, respectively. Net cash used in operating activities was approximately $6.3 million during the nine-month period ended September 30, 1999. The primary use of cash was to fund the cash component of the net loss of $22.9 million.

   Net cash used in investing activities was $123.3 million for the year ended December 31, 1998, as compared with $94.0 million and $82.3 million, respectively, for the years ended December 31, 1997 and 1996. During the year ended December 31, 1998, the primary uses of cash were:

  . $118.0 million related to the development of new assisted living residences in Arizona, Iowa, Indiana, Nebraska, New Jersey, Ohio, Pennsylvania, South Carolina, Florida, Michigan and Washington;

  . $11.4 million related to the acquisition of three residences in Texas and one residence in Louisiana; and

  . $4.0 million invested in marketable securities.

   Net cash used in investing activities totaled $33.7 million during the nine-month period ended September 30, 1999. The primary use of cash was $27.0 million related to the development of new assisted living residences in Florida, Michigan, Georgia, Indiana, Iowa, New Jersey, and South Carolina.

   During the year ended December 31, 1998, we received proceeds of $8.1 million relating to the sale and leaseback of three residences and restrictions on $2.0 million of funds held in trust were released. In addition, we converted construction financing on one residence of approximately $2.2 million into an operating lease through the completion of a sale and leaseback transaction.

   Net cash provided by financing activities was $112.0 million for the year ended December 31, 1998, as compared with $150.6 million and $87.2 million, respectively, for the years ended December 31, 1997 and 1996. In April 1998, we completed the offering of $75.0 million of 5.625% Debentures due May 2003 realizing net proceeds of $72.2 million after discounts, commissions and other expenses. The 5.625% Debentures are convertible at any time at or prior to maturity, unless previously redeemed, at a conversion price of $26.184 per common share, which equates to an aggregate of 2,864,344 shares of common stock. In addition, for the year ended December 31, 1998, we received $49.0 million of proceeds from long-term mortgage financing, including:

  . $35.8 million of fixed rate first mortgages secured by 15 assisted living residences, with an average rate of 8.0%, and

  . $13.2 million of variable rate financing with Ohio Housing Finance Agency secured by seven residences.

   Net cash used in financing activities totaled $1.6 million during the nine-month period ended September 30, 1999. The Company made principal payments on existing debt in the amount of $1.0 million and paid $750,000 to retire restricted stock. This was offset by the proceeds from the issuance of common stock of $154,000 in connection with the exercise of certain stock options.

   Several of our leases and loan agreements contain restrictive covenants that generally relate to the use, operation and disposition of the residences that are leased or, in the case of loan agreements, serve as collateral for the subject indebtedness. In addition, certain of our leases and loan agreements contain cross-default provisions such that a default on one of those instruments could cause us to be in default on one or more other instruments. We were not in compliance with certain lease and loan covenants during 1998 and 1999 and have obtained necessary waivers as a result of such non-compliance.

   During the third quarter of 1999, we amended certain loan agreements with one of our creditors. Pursuant to the amendment, we agreed to provide $8.3 million of additional cash collateral in exchange for the waiver of certain possible defaults, including an amendment to certain financial covenants. In August 1999, we restricted $8.3 million of cash balances as a result of such amendment. The amendment also provides for the release of the additional collateral upon the achievement of specified performance targets, provided that we are in compliance with the other terms of the loan agreements. During the third quarter of 1999, we agreed to provide $418,000 of additional cash collateral pursuant to certain lease agreements with one of our lessors. We restricted $418,000 of cash balances as a result of such action.

   In addition to the 181 residences (6,986 units) in operation as of September 30, 1999, we intend to commence operation on an additional 4 residences (approximately 156 units) through 1999. We have incurred approximately $27.0 million in capital expenditures on our development activities through the nine months ended September 30, 1999. We expect to incur up to an additional
$3.0 million in capital expenditures to complete the residences under construction. We have no present intention of commencing further development activity beyond the four residences currently included in construction in process as of September 30, 1999. We expect that Start-Up Residences will incur significant start-up losses during the fill-up period and will adversely affect our operating results. We intend to utilize our cash on hand and current working capital resources to complete the four residences that we had under construction at September 30, 1999 and to fund any operating losses until the residences under construction and any other Start-Up Residences achieve positive cash flows. In addition, we estimate we will spend approximately $350,000 to develop the information technology needed to effectively operate our residences. We do not anticipate any significant capital expenditure within the foreseeable future with respect to the residences currently operating or those pending licensure as of September 30, 1999.

   We believe our current cash on hand and our working capital resources will be sufficient to meet our capital needs for the next 12 to 18 months. However, to provide us with additional capital, we are exploring various financing alternatives and/or commitments to engage in sale and leaseback transactions. We currently do not have in place any such loan or lease commitments. As a result of the class action suits, the restatement and other factors, there can be no assurances that financing from any source will be available in the future, or, if available, that such financing will be on terms acceptable to us.

   As of September 30, 1999, we had invested excess cash balances in short-term certificates of deposit, U.S. Treasury securities and highly liquid marketable debt securities.

Inflation

   We do not believe that inflation has materially adversely affected our operations. We expect salary and wage increases for our skilled staff will continue to be higher than average salary and wage increases, as is common in the health care industry. We expect that we will be able to offset the effects of inflation on salaries and other operating expenses by increases in rental and service rates, subject to applicable restrictions with respect to services that are provided to residents eligible for Medicaid reimbursement.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. SFAS No. 137, issued in June 1999, deferred the effective date of SFAS No. 133 to all fiscal quarters of fiscal years beginning after June 15, 2000. We do not expect the adoption of this statement to have a material impact on our results of operations.

Year 2000

   See discussion regarding year 2000 issues in Risk Factors.

                                    BUSINESS

Overview

   We operate, own, lease and develop free-standing assisted living residences. These residences are primarily located in small middle-market rural and suburban communities with a population typically ranging from 10,000 to 40,000. As of September 30, 1999 we had operations or development activities in five regions in 16 states.

   We also provide personal care and support services and make available routine nursing services (as permitted by applicable regulations) designed to meet the health care needs of our residents. We believe that this combination of residential, personal care, support and health care services provides a cost-efficient alternative and affords an independent lifestyle for individuals who do not require the broader array of medical services that nursing facilities are required by law to provide.

   We have experienced significant and rapid growth, primarily through the development of assisted living residences and, to a much lesser extent, through acquisitions of residences. When we completed our initial public offering in November 1994 we had a base of five residences (137 units). As of September 30, 1999, we had 181 assisted living residences in operation representing an aggregate of 6,986 units. Of these residences, we owned 111 residences (4,353 units) and leased 70 residences (2,633 units). For the three months ended September 30, 1999, our 145 Stabilized Residences (those residences that had been operating for twelve months prior to the beginning of the period or had achieved 95.0% occupancy within the first twelve months of operations) had an average occupancy rate of approximately 83.0% and an average monthly rental rate of approximately $1,893 per unit. Our 181 residences in operation during the three months ended September 30, 1999 had an average occupancy rate of approximately 76.0% and an average monthly rental rate of approximately $1,903 per unit.

   We are currently completing development of four residences. As of September 30, 1999, we had two residences with 78 units that had received certificates of occupancy but were not yet operating. In addition, we had two residences with 78 units that were under construction as of the same date. We have significantly reduced our development activity in 1999 in order to focus on stabilizing our current base of operating residences. We wrote-off approximately $2.4 million in fiscal year 1998 and $4.8 million through September 30, 1999 primarily associated with sites which we will no longer seek to develop. For the twelve months ended December 31, 1998, we commenced operations with respect to 57 residences (2,297 units). We intend to commence operation on an additional 20 residences (800 units) for the comparable period in 1999, 16 of which commenced operation through September 30, 1999. In addition to the development and construction costs incurred during 1998 with respect to these residences, we expect to incur up to an additional $30.0 million in capital expenditures and related start-up costs for the twelve months ended December 31, 1999, approximately $27.0 million of which had been incurred as of September 30, 1999.

   We have significantly reduced development activity in order to focus on our core business of operating our existing residences. The principal elements of our business strategy are to:

  . increase occupancy and improve operating efficiencies at our existing base of residences;

  . expand market penetration in existing markets;

  . serve higher-acuity residents; and

  . pursue strategic business alliances.

   We anticipate that revenues at a majority of our residences will continue to come from private pay sources. However, we believe that locating residences in states with favorable regulatory and reimbursement climates should provide a stable source of residents eligible for Medicaid reimbursement to the extent that private pay residents are not available and, in addition, provide our private pay residents with alternative sources of income when their private funds are depleted and they become Medicaid eligible.

   Assisted Living Concepts, Inc. is a Nevada corporation. Our principal executive offices are located at 11835 N.E. Glenn Widing Drive, Building E, Portland, Oregon 97220-9057, and our telephone number is (503) 252-6233.

Recent Developments

 Restatement of Historical Financial Statements

   On February 1, 1999, we announced that after consultation with our independent auditors we would restate our financial statements for the fiscal quarter ended June 30, 1997, the fiscal quarter ended September 30, 1997, the fiscal year ended December 31, 1997, the fiscal quarter ended March 31, 1998, the fiscal quarter ended June 30, 1998 and the fiscal quarter ended September 30, 1998. On March 31, 1999, we announced that the restatement would be more extensive than we had previously believed, and might include periods prior to the second quarter of 1997, including the fiscal year ended December 31, 1996. After further consultation with our independent auditors, we determined to restate our financial statements for the fiscal year ended December 31, 1996, the fiscal year ended December 31, 1997 and each of the first three fiscal quarters of the fiscal year ended December 31, 1998.

   The restatement resulted primarily from:

  . the earlier recognition of certain expenses that we previously capitalized in connection with our development and financing activities;

  . a modification in how we accounted for certain of our lease arrangements;

  . a modification in how we accounted for certain of our acquisitions and joint venture agreements;

  . the capitalization of fees we received during 1997 and 1998 that we previously recorded as a reduction of expenses or other income;

  . the elimination of an impairment write-down that we had previously recorded on three of our residences;

  . the elimination of certain accrued expenses previously recorded pursuant to a change in accounting principle; and

  . an increase in the amount of goodwill that we wrote-off in the second quarter of 1998 relating to exiting our home health operations.

   The overall effect of the restatement on net income and net income per share in each of the periods subject to the restatement is illustrated in the following table:

                             As previously reported          As restated
                            --------------------------  -----------------------
                                         Net Income
                                         (Loss) Per
                                           Share                  Net Loss Per
                            Net Income ---------------              Basic and
Period                        (Loss)   Basic   Diluted  Net Loss  Diluted Share
------                      ---------- ------  -------  --------  -------------
                                 (in thousands, except per share data)
Year ended 12/31/96........  $   149   $ 0.02  $ 0.01   $ (1,915)    $(0.23)
Year ended 12/31/97........  $ 4,209   $ 0.35  $ 0.34   $ (2,479)    $(0.21)
Quarter ended 3/31/98(1)...  $ 1,906   $ 0.12  $ 0.12   $   (784)    $(0.05)
Quarter ended 6/30/98......  $(4,378)  $(0.28) $(0.28)  $(11,831)    $(0.75)
Quarter ended 9/30/98......  $ 2,722   $ 0.16  $ 0.16   $   (720)    $(0.04)

--------
(1) Net income and net income per share, as previously reported for the quarter ended March 31, 1998, do not reflect the cumulative effect of the change in accounting principle which was adopted during the quarter ended June 30, 1998, effective January 1, 1998.

 Termination of Merger Agreement

   On February 1, 1999, we agreed with American Retirement Corporation to terminate our previously announced merger agreement, which had been entered into during November 1998. We recorded a charge of approximately $1.1 million in the fourth quarter of 1998, and $200,000 the first quarter of 1999 for expenses incurred related to the terminated merger.

 Securityholder Litigation

   In early 1999, twelve complaints were filed against us and certain of our officers and directors in the United States District Court for the District of Oregon. On July 23, 1999, a consolidated complaint was filed in connection with this litigation and an amendment was subsequently filed on October 20, 1999. The amended consolidated complaint purports to be brought on behalf of a class of purchasers of our common stock from July 28, 1997 through March 31, 1999 and on behalf of a class of purchasers of our 6.0% Debentures and Debentures from the dates of issuance through March 31, 1999. The amended consolidated complaint alleges violations of the federal securities laws and seeks unspecified damages. It names as additional defendants our independent auditors in connection with our offerings of common stock, 6.0% Debentures and Debentures and the underwriters in connection with our 1997 offering of 6.0% Debentures. We cannot predict the outcome of the foregoing litigation and currently are unable to evaluate the likelihood of success or the range of possible loss. See "Legal Proceedings" for information regarding this litigation.

 Termination of Joint Venture Agreements

   During fiscal years 1997 and 1998, we entered into joint venture agreements with respect to the operation of certain start-up residences pursuant to which 90% of the operating risks and rewards related to such residences were allocated to the joint venture partner, in which we had an interest. We consolidated the operations of the joint venture agreements in our financial statements. The joint venture partner reimbursed us for 90% of the start-up losses of the joint venture residences incurred in the second quarter of 1997 and through the third quarter of 1998, and we recognized such reimbursements as other income in our financial statements during such quarters. We have determined to restate such loss reimbursements as loans, rather than other income. We also have reflected amounts paid to repurchase the joint venture partner's interest in the operations of the joint venture residences in excess of reimbursed losses as interest and other expense.

   During the first quarter of 1999, we negotiated with the joint venture partner to acquire, for $3.8 million, all of such partner's remaining interests in the operations of the remaining 17 residences subject to joint venture agreements through the third quarter of 1998. The joint venture partner did not reimburse us for any start-up losses, nor have we entered into any new joint venture agreements with respect to the operation of start-up residences, subsequent to the third quarter of 1998.

 Management Changes

   On March 16, 1999, our board of directors announced the appointment of Dr. Keren Brown Wilson, our co-founder, as our President and Chief Executive Officer. The board also announced the appointment of Leslie J. Mahon as Vice President and Chief Operating Officer and James W. Cruckshank as Vice President and Chief Financial Officer. As of March 16, 1999, we also entered into a consulting agreement with William McBride, pursuant to which Mr. McBride agreed to provide us with consulting services and to resign from his position as our Chief Executive Officer, and amended Dr. Wilson's existing employment agreement.

   On March 31, 1999, we announced the resignation of Mr. McBride as Chairman of the Board of Directors and the election by the board of Richard C. Ladd as Interim Chairman. We also announced that Mr. McBride had decided not to seek reelection to the board of directors at the next annual meeting.

   In April 1999, we announced the increase in the number of board members from five to six and the election by the board of Jill Krueger to serve as a director and as chairman of our Audit Committee.

 Amendments to Certain Leases

   In March 1999, we amended 16 leases with a single lessor. Prior to the amendment the leases were accounted for as financings due to our continuing involvement in the residences in the form of a fair market value purchase option. The amendments resulted in the reclassification of such leases from financings to operating leases.

   In June 1999, we amended all of our 37 leases with another lessor. These amendments restructured provisions related to future minimum annual rent increases, or "rent escalators," which prior to the amendments required us to account for rent expense related to such leases on a straight-line basis. From the date of the amendment forward, we will account for the amended leases on a contractual cash payment basis and amortize the deferred rent balance as of the date of the amendment over the remaining initial terms of the leases. Those amendments also redefined the lease renewal option with respect to certain leases and provided the lessor with the option to declare an event of default in the event of a change of control under certain circumstances. In addition, the amendments also provide us with the ability, subject to certain conditions, to sublease or assign our leases with respect to two Washington residences.

 Write-off Related to Reduced Development Activity

   As a result of a continued reduction in our new residence development activities, we incurred write-offs of $4.8 million relating to previously capitalized development costs during the nine months ended September 30, 1999.

 Amendment of Loan Agreements

   During the third quarter of 1999, we amended certain loan agreements with one of our creditors. Pursuant to the amendment, we agreed to provide $8.3 million of additional cash collateral in exchange for the forbearance or waiver of certain possible defaults, including an amendment to certain financial covenants. The amendment provides for the release of the additional collateral upon the achievement of specified performance targets, provided that we are in compliance with the other terms of the loan agreements.

Services

   Our residences offer residents a supportive, "home-like" setting and assistance with activities of daily living. Residents are individuals who, for a variety of reasons, cannot live alone but do not typically need the 24-hour skilled medical care provided in nursing facilities. We design services provided to these residents to respond to their individual needs and to improve their quality of life. This individualized assistance is available 24 hours a day, to meet both anticipated and unanticipated needs, including routine health-related services, which are made available and are provided according to the resident's individual needs and state regulatory requirements.

   Available services include:

  . General services, such as meals, laundry and housekeeping;

  . Support services, such as assistance with medication, monitoring health status and transportation; and

  . Personal care, such as dressing, grooming and bathing.

   We also provide or arrange access to additional services beyond basic housing and related services, including physical therapy and pharmacy services.

   Although a typical package of basic services provided to a resident includes meals, housekeeping, laundry and personal care, we do not have a standard service package for all residents. Instead, we are able to accommodate the changing needs of our residents through the use of individual service plans and flexible staffing patterns. Our multi-tiered rate structure for services is based upon the acuity of, or level of services needed by, each resident. Supplemental and specialized health-related services for those residents requiring 24-hour supervision or more extensive assistance with activities of daily living are provided by third-party providers who are reimbursed directly by the resident or a third-party payor (such as Medicaid or long-term care insurance). We assess the level of need of each resident regularly.

Operations

   Each residence has an on-site program director who is responsible for the overall day-to-day operation of the residence, including quality of care, marketing, social services and financial performance. The program director is assisted by professional and non-professional personnel, some of whom may be independent providers or part-time personnel, including nurses, personal service assistants, maintenance and kitchen personnel. The nursing hours vary depending on the residents' needs. We consult with outside providers, such as registered nurses, pharmacists, and dietitians, for purposes of medication review, menu planning and responding to any special dietary needs of residents. Personal service assistants who primarily are full-time employees are responsible for personal care, dietary services, housekeeping and laundry services. Maintenance services are performed by full and part-time employees.

   We have established an infrastructure that includes five regional operational managers who oversee the overall performance and finances of each region, operations managers who oversee the day-to-day operations of up to 10 to 12 residences, and team leaders who provide peer support for up to three to four residences. Presently, residence personnel also are supported by corporate staff based at our headquarters. Corporate and regional personnel work with the program directors to establish residence goals and strategies, quality assurance oversight, development of our policies and procedures, government relations, marketing and sales, community relations, development and implementation of new programs, cash management and treasury functions, and human resource management.

Competition

   The long-term care industry generally is highly competitive. We compete with other assisted living providers, including an increasing number of hospitals offering assisted living, and with numerous other companies providing similar long-term care alternatives, such as home health agencies, life care at home, community-based service programs, retirement communities and convalescent centers. We expect that, as assisted living receives increased attention and the number of states which include assisted living in their Medicaid programs increases, competition will grow from new market entrants, including publicly and privately held companies focusing primarily on assisted living. Nursing facilities that provide long-term care services are also a potential source of competition for us. Providers of assisted living residences compete for residents primarily on the basis of quality of care, price, reputation, physical appearance of the facilities, services offered, family preferences, physician referrals and location. Some of our competitors operate on a not-for-profit basis or as charitable organizations. Some of our competitors are significantly larger than us and have, or may obtain, greater resources than ours. While we generally believe that there is moderate competition for less expensive segments of the private market and for Medicaid residents in small communities, we have seen an increase in competition in certain of our markets. Our major competitors are other long-term care facilities, including assisted living facilities within the same geographic area as our residences because our experience indicates that senior citizens who move into long-term care communities frequently choose communities near their homes.

   We believe that the rapid growth of the assisted living industry has resulted in an oversupply of assisted living residences in certain of our markets. Recently, we have experienced slower fill-up of Start-Up Residences in these markets than expected, as well as declining occupancy in our Stabilized Residences due to the increase in options available to potential new residents when units are vacated. There can be no assurance that we will be able to compete effectively in those markets where overbuilding exists, or that future overbuilding in other markets where we have opened or plan to open residences will not adversely affect our operations.

Funding

   Assisted living residents or their families generally pay the cost of care from their own financial resources. Depending on the nature of an individual's health insurance program or long-term care insurance policy, the individual may receive reimbursement for costs of care under an "assisted living," "custodial" or "alternative care benefit." Government payments for assisted living have been limited. Some state and local governments offer subsidies for rent or services for low-income elders. Others may provide subsidies in the form of additional payments for those who receive Supplemental Security Income (SSI). Medicaid provides coverage for certain financially or medically needy persons, regardless of age, and is funded jointly by federal, state and local governments. Medicaid contracts for assisted living vary from state to state. Although a majority of our revenues come from private payors, the cost structure of the residences has historically been, and is expected to continue to be, sufficiently low so that the residences are able to operate profitably if all of their revenues are derived through Medicaid contracts.

   In 1981, the federal government approved a Medicaid waiver program called Home and Community Based Care which was designed to permit states to develop programs specific to the healthcare and housing needs of the low-income elderly eligible for nursing home placement (a "Medicaid Waiver Program"). In 1986, Oregon became the first state to use federal funding for licensed assisted living services through a Medicaid Waiver Program authorized by the Health Care Financing Administration ("HCFA"). Under a Medicaid Waiver Program, states apply to HCFA for a waiver to use Medicaid funds to support community-based options for the low-income elderly who need long-term care. These waivers permit states to reallocate a portion of Medicaid funding for nursing facility care to other forms of care such as assisted living. In 1994, the federal government implemented new regulations which empowered states to further expand their Medicaid Waiver Programs and eliminated restrictions on the amount of Medicaid funding states could allocate to community-based care, such as assisted living. A limited number of states including Oregon, New Jersey, Texas, Arizona, Nebraska, Florida and Washington currently have operating Medicaid Waiver Programs that allow them to pay for assisted living care. Without a Medicaid Waiver Program, states can only use federal Medicaid funds for long-term care in nursing facilities.

   During the years ended December 31, 1996, 1997 and 1998 and the nine months ended September 30, 1999, direct payments received from state Medicaid agencies accounted for approximately 12.4%, 11.1%, 10.7%, and 10.4% respectively, of our revenue while the tenant-paid portion received from Medicaid residents accounted for approximately 6.9%, 5.9%, 5.8%, and 5.9% respectively, of our revenue during these periods. We expect in the future that state Medicaid reimbursement programs will continue to constitute a significant source of our revenue.

Government Regulation

   Our assisted living residences are subject to certain state statutes, rules and regulations, including those which provide for licensing requirements. In order to qualify as a state licensed facility, our residences must comply with regulations which address, among other things, staffing, physical design, required services and resident characteristics. As of September 30, 1999, we had obtained licenses in Oregon, Washington, Idaho, Nebraska, Texas, Arizona, Iowa, Louisiana, Ohio, New Jersey, Pennsylvania, Florida, Michigan, Georgia and South Carolina. We are not subject to state licensure requirements in Indiana and we expect that we will obtain licenses in other states as required. Our residences are also subject to various local building codes and other ordinances, including fire safety codes. These requirements vary from state to state and are monitored to varying degrees by state agencies.

   As a provider of services under the Medicaid program in the United States, we are subject to Medicaid fraud and abuse laws, which prohibit any bribe, kickback, rebate or remuneration of any kind in return for the referral of Medicaid patients, or to induce the purchasing, leasing, ordering or arranging of any goods or services to be paid for by Medicaid. Violations of these laws may result in civil and criminal penalties and exclusions from participation in the Medicaid program. The Inspector General of the Department of Health and

Human Services issued "safe harbor" regulations specifying certain business practices, which are exempt from sanctions under the fraud and abuse law. Several states in which we operate or intend to operate have laws that prohibit certain direct or indirect payments or fee-splitting arrangements between health care providers if such arrangements are designed to induce or encourage the referral of patients to a particular provider. We at all times attempt to comply with all applicable fraud and abuse laws. There can be no assurance that administrative or judicial interpretation of existing laws or regulations or enactments of new laws or regulations will not have a material adverse effect on our results of operations or financial condition.

   Currently, the federal government does not regulate assisted living residences as such. State standards required of assisted living providers are less in comparison with those required of other licensed health care operators. For instance, the states we initially targeted for development/expansion typically do not set staffing ratios. Current Medicaid regulations provide for comparatively flexible state control over the licensure and regulation of assisted living residences. There can be no assurance that federal regulations governing the operation of assisted living residences will not be implemented in the future or that existing state regulations will not be expanded.

   Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. A number of additional federal, state and local laws exist that also may require modifications to planned facilities to create access to the properties by disabled persons. Although we believe that our facilities currently under development are substantially in compliance with, or are exempt from, present requirements, we will incur additional costs if required changes involve a greater expenditure than anticipated or must be made on a more accelerated basis than anticipated. Further legislation may impose additional burdens or restrictions with respect to access by disabled persons, the costs of compliance with which could be substantial.

Employees

   As of September 30, 1999 we had 3,674 employees, of whom 1,500 were full-time employees, 86 were temporary on-call employees and 2,088 were part-time employees. None of our employees are represented by any labor union. We believe that our labor relations are generally good.

Properties

   The following chart sets forth, as of September 30, 1999 the location, number of units, date of licensure, ownership status, and occupancy percentage of our residences.

                                                Opening              Occupancy %
Residence                                 Units Date(1) Ownership(2) at 9/30/99
---------                                 ----- ------- ------------ -----------
Western Region
Idaho
Burley...................................   35   08/97     Leased        77.1
Caldwell.................................   35   08/97     Leased        51.4
Garden City..............................   48   04/97     Owned         79.2
Hayden...................................   39   11/96     Leased        92.3
Idaho Falls..............................   39   01/97     Owned         97.4
Moscow...................................   35   04/97     Owned         68.6
Nampa....................................   39   02/97     Leased        71.8
Rexburg..................................   35   08/97     Owned         77.1
Twin Falls...............................   39   09/97     Owned         41.0
                                           ---
  Sub Total..............................  344
Oregon
Astoria..................................   28   08/96     Owned         85.7
Bend.....................................   46   11/95     Owned         87.0
Brookings................................   36   07/96     Owned         86.1
Canby....................................   25   12/90     Leased        96.0
Estacada.................................   30   01/97     Owned         96.7
Eugene...................................   47   08/97     Leased        95.7
Hood River...............................   30   10/95     Owned        100.0
Klamath Falls............................   36   10/96     Leased        94.4
Lincoln City.............................   33   10/94     Owned         66.7
Madras...................................   27   03/91     Owned        100.0
Myrtle Creek.............................   34   03/96     Leased        94.1
Newberg..................................   26   10/92     Leased       100.0
Newport..................................   36   06/96     Leased        88.9
Pendleton................................   39   04/91     Leased        64.1
Prineville...............................   30   10/95     Owned         86.7
Redmond..................................   37   03/95     Leased        97.3
Silverton................................   30   07/95     Owned        100.0
Sutherlin................................   30   01/97     Leased        96.7
Talent...................................   36   10/96     Owned         94.4
                                           ---
  Sub Total..............................  636

                                                Opening              Occupancy %
Residence                                 Units Date(1) Ownership(2) at 9/30/99
---------                                 ----- ------- ------------ -----------
Washington
Battle Ground............................   40   11/96     Leased       100.0
Bremerton................................   39   05/97     Owned         53.8
Camas....................................   36   03/96     Leased        94.4
Enumclaw.................................   40   04/97     Owned         87.5
Ferndale.................................   39   10/98     Owned         56.4
Grandview................................   36   02/96     Leased        83.3
Hoquiam..................................   40   07/97     Leased       100.0
Kelso....................................   40   08/96     Leased        97.5
Kennewick................................   36   12/95     Leased        52.8
North Spokane............................   39   09/97     Owned         76.9
Port Orchard.............................   39   06/97     Owned        100.0
Port Townsend............................   39   01/98     Owned         94.9
Sumner...................................   48   03/98     Owned         91.7
Vancouver................................   44   06/96     Leased        59.1
Walla Walla..............................   36   02/96     Leased        94.4
Yakima...................................   48   07/98     Owned         85.4
                                           ---
  Sub Total..............................  639
Midwest Region
Indiana
Bedford..................................   39   03/98      Owned        53.8
Bloomington..............................   39   01/98     Owned         38.5
Camby....................................   39   12/98     Owned         38.5
Crawfordsville...........................   39   06/99     Owned         61.5
Elkheart.................................   39   09/97     Leased       100.0
Fort Wayne...............................   39   06/98     Owned         43.6
Franklin.................................   39   05/98     Owned         53.8
Huntington...............................   39   02/98     Owned         51.3
Jeffersonville...........................   39   03/99     Owned         20.5
Kendalville..............................   39   05/98     Owned         48.7
LaPorte..................................   39   10/98     Owned         56.4
Logansport...............................   39   02/98     Owned        100.0
Madison..................................   39   10/97     Leased        94.9
Marion...................................   39   03/98     Owned         33.3
Muncie...................................   39   02/98     Owned        100.0
New Albany...............................   39   05/98     Owned         51.3
New Castle...............................   39   02/98     Owned         82.1
Seymour..................................   39   05/98     Owned         76.9
Shelbyville..............................   39   05/98     Owned         87.2
Warsaw...................................   39   10/97     Owned         41.0
                                           ---
  Sub Total..............................  780
Iowa
Atlantic.................................   30   09/98     Owned         86.7
Carroll..................................   35   01/99     Owned         48.6
Clarinda.................................   35   09/98     Owned         71.4
Council Bluff............................   50   03/99     Owned         48.0
Denison..................................   35   05/98     Leased        51.4
                                           ---
  Sub Total..............................  185

                                                Opening              Occupancy %
Residence                                 Units Date(1) Ownership(2) at 9/30/99
---------                                 ----- ------- ------------ -----------
Michigan
Three Rivers.............................   39   04/99     Owned         23.1
                                           ---
  Sub Total..............................   39
Nebraska
Beatrice.................................   39   07/97     Leased       100.0
Blair....................................   30   07/98     Owned         66.7
Columbus.................................   39   06/98     Owned        100.0
Fremont..................................   39   05/98     Owned         76.9
Nebraska City............................   30   06/98     Owned         90.0
Norfolk..................................   39   04/97     Leased        74.4
Seward...................................   30   10/98     Owned         66.7
Wahoo....................................   39   06/97     Leased        61.5
York.....................................   39   05/97     Leased       100.0
                                           ---
  Sub Total..............................  324
Southeast Region
Florida
Defuniak.................................   39   08/99     Owned         17.9
Pensacola................................   39   07/99     Owned         30.8
Quincy...................................   39   04/99     Owned         33.3
Milton...................................   39   06/99     Owned         33.3
                                           ---
  Sub Total..............................  156
Louisiana
Alexandria...............................   47   07/98     Owned         57.4
Bunkie...................................   39   01/99     Owned         46.2
Houma....................................   48   08/98     Owned         81.3
Ruston...................................   39   01/99     Owned         53.9
                                           ---
  Sub Total..............................  173
South Carolina
Aiken....................................   39   02/98     Owned         76.9
Clinton..................................   39   11/97     Leased        33.3
Goose Creek..............................   39   08/98     Owned         48.7
Greenwood................................   39   05/98     Leased        17.9
Greer....................................   39   07/99     Owned         71.8
James Island.............................   39   08/98     Owned         66.7
North Augusta............................   39   10/98     Owned         17.9
Port Royal...............................   39   09/98     Owned         66.7
Summerville..............................   39   02/98     Owned         76.9
                                           ---
  Sub Total..............................  351
Texas
Athens...................................   38   11/95     Leased        89.5
Carthage.................................   30   10/95     Leased       100.0
Greenville...............................   40   11/95     Leased        85.5
Gun Barrel City..........................   40   10/95     Leased       100.0
Henderson................................   30   09/96     Leased       100.0
Jacksonville.............................   39   12/95     Leased       100.0
Longview.................................   30   09/95     Leased        96.7
Marshall.................................   40   07/95     Leased       100.0
Sulpher Springs..........................   30   01/96     Owned        100.0
Paris Oaks...............................   50   12/98     Owned        100.0
                                           ---
  Sub Total..............................  367

                                                Opening              Occupancy %
Residence                                 Units Date(1) Ownership(2) at 9/30/99
---------                                 ----- ------- ------------ -----------
Southwest Region
Texas
Abilene..................................    38  10/96     Leased       100.0
Amarillo.................................    50  03/96     Leased       100.0
Beaumont.................................    50  04/96     Leased        94.0
Big Springs..............................    38  05/96     Leased       100.0
Bryan....................................    30  06/96     Leased        90.0
Canyon...................................    30  06/96     Leased       100.0
Cleburne.................................    44  01/96     Owned        100.0
College Station..........................    39  10/96     Leased        92.3
Conroe...................................    38  07/96     Leased        97.4
Denison..................................    30  01/96     Owned         96.7
Gainesville..............................    40  01/96     Leased       100.0
Levelland................................    30  01/96     Leased       100.0
Lubbock..................................    50  07/96     Leased       100.0
Lufkin...................................    39  05/96     Leased        97.4
McKinney.................................    39  01/97     Owned        100.0
McKinney.................................    50  05/98     Owned        100.0
Mesquite.................................    50  07/96     Leased       100.0
Midland..................................    50  12/96     Owned         92.0
Mineral Wells............................    30  07/96     Leased       100.0
Nagodoches...............................    30  06/96     Leased       100.0
Orange...................................    36  03/96     Leased       100.0
Pampa....................................    36  08/96     Leased       100.0
Plainview................................    36  07/96     Leased       100.0
Plano....................................    60  05/98     Owned         98.3
Port Arthur..............................    50  05/96     Owned         90.0
Rowlett..................................    36  10/96     Owned        100.0
Sherman..................................    39  10/95     Leased        97.4
Sweetwater...............................    30  03/96     Leased       100.0
Temple...................................    40  01/97     Leased        62.5
Wichita Falls............................    50  10/96     Leased        90.0
                                          -----
  Sub Total.............................. 1,208
Georgia
Rome.....................................    39  08/99     Owned          0.0
                                          -----
  Sub Total..............................    39
Arizona
Apache Junction..........................    48  03/98     Owned         83.3
Bullhead City............................    40  08/97     Leased        82.5
Lake Havasu..............................    36  04/97     Leased        52.8
Mesa.....................................    50  01/98     Owned         60.0
Payson...................................    39  10/98     Owned         89.7
Peoria...................................    50  07/99     Owned          0.0
Prescott Valley..........................    39  10/98     Owned         53.8
Surprise.................................    50  10/98     Owned         20.0
Yuma.....................................    48  03/98     Owned         77.1
                                          -----
  Sub Total..............................   400

                                                Opening              Occupancy %
Residence                                 Units Date(1) Ownership(2) at 9/30/99
---------                                 ----- ------- ------------ -----------
Northeast Region
New Jersey
Bridgeton................................    39  03/98     Owned         71.8
Burlington...............................    39  11/97     Owned        100.0
Egg Harbor...............................    39  04/99     Owned        100.0
Glassboro................................    39  03/97     Leased       100.0
Millville................................    39  05/97     Leased       100.0
Pennsville...............................    39  11/97     Owned        100.0
Rio Grande...............................    39  11/97     Owned        100.0
Vineland.................................    39  01/97     Leased       100.0
                                          -----
  Sub Total..............................   312
Ohio
Bellefountaine...........................    35  03/97     Owned         65.7
Bucyrus..................................    35  01/97     Owned         97.1
Cambridge................................    39  10/97     Owned         59.0
Celina...................................    39  04/97     Owned         66.7
Defiance.................................    35  02/97     Owned         91.4
Findlay..................................    39  03/97     Owned         38.5
Fremont..................................    39  07/97     Leased        76.9
Greenville...............................    39  02/97     Owned         94.9
Hillsboro................................    39  03/98     Owned         61.5
Kenton...................................    35  03/97     Owned        100.0
Lima.....................................    39  06/97     Owned         35.9
Marion...................................    39  04/97     Owned         53.8
Newark...................................    39  10/97     Leased        89.7
Sandusky.................................    39  09/98     Owned         30.8
Tiffin...................................    35  06/97     Leased        65.7
Troy.....................................    39  03/97     Leased       100.0
Wheelersburg.............................    39  09/97     Leased        33.3
Zanesville...............................    39  12/97     Owned         89.7
                                          -----
  Sub Total..............................   682
Pennsylvania
Butler...................................    39  12/97     Owned         82.1
Hermitage................................    39  03/98     Owned         84.6
Indiana..................................    39  03/98     Owned         59.0
Johnstown................................    39  06/98     Owned         53.8
Latrobe..................................    39  12/97     Owned        100.0
Lower Burrell............................    39  01/98     Owned         89.7
New Castle...............................    39  04/98     Owned        100.0
Penn Hills...............................    39  05/98     Owned         64.1
Uniontown................................    39  06/98     Owned         71.8
                                          -----
  Sub Total..............................   351
                                          -----
  Grand Total............................ 6,986
                                          =====

--------
(1) Reflects the date operations commenced, typically the licensure date for developed residences or the date of purchase for acquired residences.

(2) As of September 30, 1999, we owned 111 residences, 37 of which were subject to permanent mortgage financing and 74 of which were unencumbered, and we leased 70 residences pursuant to long-term operating leases. See Notes 5 and 8 to the audited consolidated financial statements included elsewhere herein.

   We also lease in total approximately 28,000 square feet of office space for the Corporate and Regional offices in Portland, Oregon; Glendale, Arizona; Dallas, Texas; Omaha, Nebraska; and Dublin, Ohio.

Construction and Development Activities

   We are developing additional residences or expanding existing residences in Indiana, Michigan and Iowa. As of September 30, 1999, we had two residences with 78 units that had received certificates of occupancy but were not yet operating. In addition, we had two residences with 78 units that were under construction as of the same date. We also owned land for development of nine sites, including three for expansion projects, where construction had not yet commenced. We have significantly reduced our development activity in 1999 in order to focus on stabilizing our current base of operating residences.

   We generally locate our residences in well-established residential neighborhoods in smaller rural and suburban communities, where the population typically ranges from 10,000 to 40,000 with a higher than average percentage of middle aged or elderly individuals. To provide the appropriate level of personal care efficiently and economically, and to ensure that residents are not intimidated by residence size, we develop residences ranging in size from 30 to 50 residential units and containing approximately 16,000 to 32,000 total square feet, with studio and one-bedroom units comprising an average of 320 square feet and 450 square feet, respectively, of private living space.

   Historically, we have either retained outside developers to construct residences or acquired newly constructed residences from developers under "turn-key" agreements. Since the end of 1997 we have expanded almost entirely through outside development. Because of the planned reduction of development activities in 1999, we intend to conduct an increasing portion of such development activities internally. Where we use outside developers, we approve all aspects of development including, among other things, market feasibility, site selection, plans and specifications, the proposed construction budget and selection of the architect and general contractor. We estimate the average construction time for a typical residence to be approximately five to nine months, depending upon the number of units.

Legal Proceedings

 Securityholder Litigation

   In early 1999, 12 complaints were filed against us and certain of our officers and directors in the United States District Court for the District of Oregon. On July 23, 1999, a consolidated complaint was filed in connection with this litigation, and an amendment was subsequently filed on October 20 , 1999. The amended consolidated complaint purports to be brought on behalf of a class of purchasers of our common stock from February 6, 1997 through March 31, 1999 and on behalf of a class of purchasers of our 6.0% Debentures and Debentures from the dates of issuance through March 31, 1999. The amended consolidated complaint alleges violations of the federal securities laws and seeks unspecified damages. It names as additional defendants our independent auditors in connection with our offerings of common stock, 6.0 % Debentures and Debentures and the underwriters in connection with our 1997 offering of 6.0% Debentures. We cannot predict the outcome of the foregoing litigation and currently are unable to evaluate the likelihood of success or the range of possible loss. However, if the foregoing consolidated action were determined adversely to us, such a determination could have a material adverse effect on our financial condition, results of operations, cash flow and liquidity.

 Other Litigation

   In addition to the matter referred to in the immediately preceding paragraph, we are involved in various lawsuits and claims arising in the normal course of business. In the opinion of our management, although the outcomes of these other suits and claims are uncertain, in the aggregate such other suits and claims should not have a material adverse effect on our financial condition, results of operations, cash flow or liquidity.

                                   MANAGEMENT

General

   We have provided below certain information regarding our directors and executive officers:

              Name             Age(1)                 Position
              ----             ------                 --------
   Dr. Keren Brown Wilson.....   51   President, Chief Executive Officer and
                                       Vice Chairman of the Board of Directors

   Richard C. Ladd(2).........   60   Chairman of the Board of Directors

   Jill M. Krueger(2)(3)......   40   Director

   Bradley G. Razook(3).......   43   Director

   Gloria J. Cavanaugh(2)(3)..   56   Director

                                      Senior Vice President, General Counsel
   Sandra Campbell............   53   and Secretary

                                      Senior Vice President of Community
   Nancy Gorshe...............   49   Relations

                                      Vice President and Chief Operating
   Leslie W. Mahon............   51   Officer

                                      Vice President and Chief Financial
   James W. Cruckshank........   44   Officer

                                      Vice President of Operational Strategy
   Connie J. Baldwin..........   54   and Planning

   Paul B. Parker.............   33   Vice President of Development

                                      Vice President, Controller and Chief
   M. Catherine Maloney.......   36   Accounting Officer

--------
(1) As of September 30, 1999.

(2) Member of the Audit Committee.

(3) Member of the Compensation Committee.

   Dr. Keren Brown Wilson is a co-founder of the Company and served as the President/Chief Executive Officer of the Company from its formation in July 1994 until September 1997, and as President/Chief Operating Officer from September 1997 until March 1999. She has served as Vice Chairman of our Board of Directors since September 1997, and as President and Chief Executive Officer since March 1999. From September 1997 until March 1999 Dr. Wilson served as our Chief Operating Officer. Dr. Wilson has over twenty years of experience in aging service delivery systems and has, for the past 17 years, focused primarily on assisted living. From 1988 to September 1994, Dr. Wilson was the President and sole director of Concepts in Community Living, Inc. a corporation which specializes in the development and management of assisted living residences. From 1992 to August 1994, Dr. Wilson was also President of Sterling Management Company, a company which provided management services to private (non-Medicaid) assisted living facilities in the state of Kansas. From 1986 to 1988, Dr. Wilson was a Senior Vice President at Milestone, Inc., an assisted living development and management company. Prior to 1986, Dr. Wilson was an owner and management agent for Park Place Living Center in Portland, Oregon, and the Director of Research and Education for the Oregon Association of Homes for the Aging in Portland, Oregon. Since 1983, Dr. Wilson has also been an Associate Professor at the Institute for Aging at Portland State University. In these capacities, Dr. Wilson was responsible for designing, developing and managing the state of Oregon's first assisted living residence along with the state's first Medicaid-eligible assisted living residence. She currently serves as Vice Chair of the Assisted Living Federation of America and is on the Board of Directors of the American Society on Aging and the IOM Quality of LTC Committee.

   Richard C. Ladd has served as Chairman of our Board of Directors since March 1999 and has been a director of the Company since September 1994. Since September 1994, Mr. Ladd has been the President of Ladd and Associates, a health and social services consulting firm. He is also co-director of the National Long-

Term Care Balancing Project and was an adjunct assistant professor at the School of Internal Medicine, University of Texas Medical Branch at Galveston, Texas. From June 1992 to September 1994, Mr. Ladd served as the Texas Commissioner of Health and Human Services where he oversaw the development and implementation of a 22,000-bed Medicaid Waiver Program to be used for assisted living and other community-based service programs. From November 1981 to June 1992, Mr. Ladd served as Administrator of the Oregon Senior and Disabled Services Division. He is also a member of numerous professional and honorary organizations.

   Jill M. Krueger was elected to the Board of Directors in April 1999, and presently serves as Chairman of our Audit Committee. Since 1996, Ms. Krueger has served as President and Chief Executive Officer of Health Resources Alliance, an organization designed to optimize market position and achieve synergies which enable its 20 member organizations to prosper in a managed care environment. From 1988 to 1996 Ms. Krueger was a partner at KPMG LLP where she served as its Partner in charge of the firm's National Long Term Care and Retirement Housing Practice.

   Bradley G. Razook has been a director of the Company since August 1994. Mr. Razook is currently President and Managing Director at Cohen & Steers Capital Advisors, LLC. From July 1997 until February 1999, Mr. Razook served as Managing Director and Head of Health Care Industry Group of Schroder & Co., Inc. From 1990 to July 1997, Mr. Razook was Executive Vice President of National Westminster Bank PLC, New York Branch. Prior to being appointed Executive Vice President, Mr. Razook held the position of Managing Director. From 1985 to 1990, Mr. Razook was a First Vice President and counsel at Drexel Burnham Lambert, Inc., an investment banking firm.

   Gloria J. Cavanaugh was appointed as a director of the Company on September 7, 1997. Ms. Cavanaugh has been the executive director of the American Society on Aging since 1975. From 1968 to 1975, she was Director of Continuing Education at the Andrus Gerontology Center, University of Southern California. Ms. Cavanaugh has almost thirty years experience developing and offering educational programming on aging issues, including such areas as aging in place/housing and assisted living. Ms. Cavanaugh serves on the Board of Directors of Generations United, The National Alliance for Caregiving, The National Policy and Resource Center on Women and Aging and the Center for Assistive Technology, State University of New York at Buffalo.

   Sandra Campbell joined the Company as Senior Vice President, General Counsel and Secretary in January of 1998. Ms. Campbell has almost 20 years of experience in practicing law in real property, secured transactions and general business law. Prior to joining the Company she was a partner in the law firm of Bullivant Houser Bailey where she was employed from April 1995 to December 1998. From January 1992 to April 1995, Ms. Campbell served as Chief Legal Counsel for First Fidelity Thrift & Loan Association.

   James W. Cruckshank joined the Company as Vice President and Chief Financial Officer in March of 1999 and brings with him over 20 years experience in accounting and treasury. He served as the Corporate Controller and Assistant Treasurer of Schnitzer Steel Industries, Inc., a public company in the Portland area, from 1987 until March 1999. Prior to this assignment, Mr. Cruckshank was an Audit Manager for Price Waterhouse.

   Nancy Gorshe joined the Company as Vice President of Community Relations in January of 1998 and has over twenty years of experience in the field of geriatric health, community and long-term care and housing. Prior to joining the Company, she was President of Franciscan ElderCare Corporation which is comprised of nursing homes, assisted living facilities, and subacute units in nursing homes and hospitals from 1993 to 1997. In addition, Ms. Gorshe has served as Executive Director of Providence Elderplace, a long-term care HMO.

   Leslie W. Mahon joined the Company as Vice President and Chief Operating Officer in March of 1999 and his background includes 10 years experience in the health care industry as the Chief Executive Officer of Lantis Enterprises, Inc., a private company that operates 37 assisted living facilities in five states.

   Connie J. Baldwin has over twenty years of experience in designing and implementing services to the elderly. Ms. Baldwin joined the Company in February 1995 as Director of Operations and has served as the Vice President of Operational Strategy and Planning since March 1999. From December 1993 to January 1995, Ms. Baldwin was Executive Director for the Center for Developing Older Adult Resources, a non-profit entity in Phoenix, Arizona. From September 1990 to December 1993, she was the Health Care Administrator for Managed Care Systems, a division of the State of Arizona's Long-Term Care Medicaid Program. In addition, Ms. Baldwin has held the position of Manager of Home and Community Based Care in the State of Oregon with the Senior and Disabled Services Department and was instrumental in the development of the State's assisted living rules.

   Paul B. Parker joined the Company in July 1998, and currently serves as Vice President of Development. Mr. Parker has eight years experience in the development and acquisition of assisted living facilities, health policy and regulation as well as reimbursement. Prior to joining ALC, he served as Chief Executive Officer of Supportive Housing Services, Inc. and President of LTC Development Company. Both firms specialize in the development of assisted living facilities.

   M. Catherine Maloney joined the Company as Controller in June 1998, and currently serves as Vice President, Controller, and Chief Accounting Officer. Prior to joining the Company, Ms. Maloney was an Audit Manager with KPMG LLP.

                             EXECUTIVE COMPENSATION

   We have set forth in the following table information concerning the compensation paid during the fiscal year ended December 31, 1998 to our Chief Executive Officer and each of our four other most highly compensated executive officers (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                    Annual Compensation(1)        Long-Term Compensation Awards
                                ------------------------------- ----------------------------------
                                                                Restricted Securities
    Name and Principal                             Other Annual    Stock   Underlying  All Other
         Position          Year  Salary  Bonus(2)  Compensation  Awards(3)  Options   Compensation
    ------------------     ---- -------- --------  ------------ ---------- ---------- ------------
William McBride III(4).... 1998 $246,987 $100,000       --             --       --        --
 Chief Executive Officer   1997      --       --        --      $3,400,000      --        --
 and Chairman

Dr. Keren Brown Wilson.... 1998 $203,061 $100,000       --             --       --        --
 Chief Operating Officer,  1997  200,000      --        --      $  850,000      --        --
 President, Vice Chairman  1996  130,000      --        --             --    15,000       --

Sandra Campbell(5)........ 1998 $141,644 $ 25,000       --             --    15,000       --
 Senior Vice President,
 General Counsel and
 Secretary

Nancy Gorshe(6)........... 1998 $101,263      --        --             --    55,000       --
 Vice President of
 Community Relations

Rhonda S. Marsh(7)........ 1998 $105,513      --        --             --    15,000       --
 Vice President/Treasurer, 1997   75,000 $ 14,569       --             --    25,000       --
 Chief Accounting Officer  1996   62,382      --        --             --    20,000       --

--------
(1) Excludes certain perquisites and other personal benefit amounts, such as car allowance, which, for any executive officer did not exceed, in the aggregate, the lesser of $50,000 or 10% of the total annual salary and bonus for such executive.

(2) Each of Mr. McBride and Dr. Wilson was paid a bonus of $100,000 related to the execution of the ARC merger agreement. Payments made to each of them subsequent to December 31, 1998 were reduced by $100,000 to reflect repayment of these bonus payments.

(3) Restricted stock awards are valued in the table above at their fair market value based on $17.00, the per share closing price of our common stock on the American Stock Exchange on the date of the award. At December 31, 1998, Mr. McBride and Dr. Wilson held 200,000 and 50,000 shares, respectively, of restricted stock valued at $2.6 million and $656,000, respectively (calculated by multiplying the amount of restricted stock by the closing market price of $13.125 on the last trading day of 1998). As of March 15, 1999 Mr. McBride and Dr. Wilson agreed to forfeit the shares of restricted stock held by each of them. See "Employment and Consulting Agreements."

(4) Mr. McBride became Chief Executive Officer on October 3, 1997, but did not begin receiving compensation until January 1, 1998. Subsequent to December 31, 1998, Mr. McBride resigned as Chief Executive Officer and did not stand for re-election to the Board of Directors at the 1999 annual meeting of shareholders.

(5) Ms. Campbell began her employment with us on December 31, 1997 and began receiving compensation in January 1998.

(6) Ms. Gorshe began her employment with us in February 1998.

(7) Ms. Marsh resigned as an executive officer in February 1999.

   We have provided in the following table information on stock options granted during 1998 to the Named Executive Officers.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                        Individual Grants                    Potential
                          ----------------------------------------------    Realizable
                                                                         Value at Assumed
                                                                          Annual Rate of
                          Number of                                         Stock Price
                          Securities   % of Total                        Appreciation for
                          Underlying Options Granted Exercise             Option Term(1)
                           Options   to Employees in  Price   Expiration -----------------
Name                       Granted     Fiscal Year    ($/Sh)     Date       5%      10%
----                      ---------- --------------- -------- ----------    --    --------
William McBride III.....       --          --            --         --        --       --

Dr. Keren Brown Wilson..       --          --            --         --        --       --

Sandra Campbell.........    15,000         2.2%       $14.50   11/08/08  $136,785 $346,639

Nancy Gorshe............    20,000         3.0%       $19.31   01/05/08  $242,879 $615,503
                            20,000         3.0%       $16.75   07/27/08  $210,680 $533,904
                            15,000         2.2%       $14.50   11/08/08  $136,785 $346,639

Rhonda S. Marsh.........    15,000         2.2%       $14.50   11/08/08  $136,785 $346,639

--------
(1) In accordance with rules of the Commission, shown are the gains or "option spreads" that would exist for the respective options granted. These gains are based on the assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted over the full option term. These assumed annual compound rates of stock price appreciation are mandated by the rules of the Commission and do not represent our estimate or projection of future common stock prices.

   We have provided in the following table information with respect to the Named Executive Officers concerning unexercised stock options held as of December 31, 1998.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                              Number of Securities Value of Unexercised
                                                   Underlying      In-The-Money Options
                                              Unexercised Options    at Fiscal Year-
                                               at Fiscal Year-End         End(1)
                           Shares             -------------------- --------------------
                          Acquired    Value       Exercisable/         Exercisable/
          Name           on Exercise Realized    Unexercisable        Unexercisable
          ----           ----------- -------- -------------------- --------------------
William McBride III.....      --          --     145,000/5,000      $1,176,225/$28,775
Keren Brown Wilson......      --          --     210,000/5,000      $1,606,850/$28,725
Sandra Campbell.........      --          --      16,667/48,333     $        0/$     0
Nancy Gorshe............      --          --           0/55,000     $        0/$     0
Rhonda S. Marsh.........   12,500    $102,188     29,167/38,333     $  126,286/$38,302

--------
(1) The closing trading price on the American Stock Exchange for the common stock on December 31, 1998 was $13.125. As of October 6, 1999, the closing trading price for the common stock was $1.31, and the value of all of the exercisable and unexercisable options held by each of the Named Executive Officers was $0.

Compensation of Directors

   During 1998 each non-employee director received a fee of $12,000 per year for services as a director, plus $500 for attendance in person at each meeting of the Board of Directors or any committee meeting held on a day on which the Board of Directors does not meet. For 1999, we increased the amount of attendance fees to $1,000 for attendance in person, or $500 for attendance by telephone, at each meeting of the Board of Directors or any committee meeting held on a day on which the Board of Directors does not meet. In addition, we reimburse the directors for travel expenses incurred in connection with their duties as our directors. During 1998, we granted the non-employee directors non-qualified stock options to purchase a total of 22,500 shares of common stock at $14.50 per share. Each of the non-employee directors received options to purchase 7,500 shares. These options vest ratably on each of November 5, 1999, 2000 and 2001. On November 16, 1999, we granted each of our directors non-qualified options to purchase 7,500 shares of common stock at $1.688 per share. Each new non-employee director receives options exercisable for 20,000 shares of common stock at the time he or she joins the Board of Directors. Director options vest with respect to one third of the amount of each grant on each of the first, second and third anniversaries of the grant date, and expire on the earlier of the seventh anniversary of the date of vesting or one year following the director's ceasing to be a director for any reason.

Employment and Consulting Agreements

   Set forth below are summaries of employment and consulting agreements between certain individuals and us who were Named Executive Officers during 1998, as well as summaries of employment agreements entered into during 1999 with certain individuals who are expected to be among the top five most highly compensated officers in 1999.

 Keren Brown Wilson

   We entered into an employment agreement with Dr. Wilson in October 1997, providing for Dr. Wilson's services as President and Chief Operating Officer. The agreement provides for a four-year term with automatic extensions until the fourth anniversary of the our notice, or six months after Dr. Wilson's notice, of a desire to terminate the agreement. Notwithstanding such "evergreen" provision, the agreement provides that we can terminate it for "Cause" or Dr. Wilson can terminate it for "Good Reason" (each as defined in the agreement). The latter is defined in the agreement as

     (1) material diminution of title, duties, or salary;

     (2) reduction in benefit not generally applicable to senior executive personnel; or

    (3) a direction by the Board of Directors to report to any person or group other than the Board of Directors.

It also constitutes "Good Reason" for Dr. Wilson to terminate her employment if our shareholders fail to elect Dr. Wilson to the Board of Directors, or if the Directors fail to elect Dr. Wilson as Vice-Chairman of the Board of Directors unless in either case Dr. Wilson has declined to be so elected.

   Under the agreement, in the event of a termination of employment for any reason other than cause, Dr. Wilson will be entitled to the payment of an amount equal to four times her annual salary. In the event of a termination within one year of a change in control (as defined in the agreement) for any reason other than her death or disability or a termination by us for cause, Dr. Wilson would be entitled to a $3.0 million termination payment. The agreement also contains a "gross-up" provision to compensate Dr. Wilson in the event that any payment under such contract is subject to an excise tax imposed under
Section 4999 of the Internal Revenue Code. The employment agreement provides that Dr. Wilson is entitled to compensation at an annual rate of $200,000. Pursuant to the employment agreement, Dr. Wilson was awarded, without cost to her, 50,000 shares of "restricted stock" under the Amended and Restated 1994 Stock Option Plan. The restricted stock agreement relating to the restricted stock provided that the restrictions applicable to such shares would lapse, and such shares will no longer be subject to forfeiture in the event of termination of employment, at the rate of 25% per year commencing on October 3, 2001, the fourth anniversary of the date of award, subject to acceleration in the event of a change in control.

   In connection with her employment agreement, we agreed to indemnify Dr. Wilson to the extent permitted under Nevada law against liability and expenses incurred by her in any proceeding in which she is involved due to her role as an officer or director. The indemnity agreement excludes certain claims from indemnification by us.

   Effective as of March 15, 1999, we and Dr. Wilson entered into an amendment to her employment agreement to provide that we will employ Dr. Wilson as President and Chief Executive Officer. In addition, we paid Dr. Wilson a lump-sum cash payment of $187,500 (which was reduced to $87,500 to reflect repayment of a $100,000 bonus paid in 1998 related to the execution of the our merger agreement with American Retirement Corporation in consideration for Dr. Wilson's agreement to forfeit her interest in 50,000 shares of restricted stock held by her and to terminate the restricted stock agreement related to those shares.

 Sandra Campbell

   On December 31, 1997, we entered into an employment agreement with Sandra Campbell providing for Ms. Campbell's services as Senior Vice President, General Counsel and Secretary. The agreement provides for an initial two and one-half-year term. If the agreement has not been terminated prior to the expiration of the initial term, then the agreement is automatically extended on a continuous basis. We may terminate the agreement by providing Ms. Campbell with two and one-half years' prior notice of our intention to terminate her employment, and Ms. Campbell may terminate the agreement by providing us with four months prior notice of her intention to resign. In addition, we may terminate the agreement at any time for "Cause" and Ms. Campbell may terminate the agreement for "Good Reason" (each as defined in the agreement), and the agreement automatically terminates upon Ms. Campbell's death or permanent disability. If we terminate Ms. Campbell's employment other than for Cause and without providing the notice referred to above, or if Ms. Campbell terminates the agreement for Good Reason, then we must make a lump-sum payment to Ms. Campbell equal to twice her then-annual salary plus $100,000. In addition, if there is a Change in Control (as defined in the agreement), regardless of whether she remains in our employ, Ms. Campbell is entitled to receive an additional amount equal to two times her then-annual salary plus $100,000, and all options exercisable for common stock automatically vest and become exercisable. The agreement provides that our President or Chief Executive Officer will determine Ms. Campbell's annual compensation subject to adjustment from time to time at the discretion of the Board of Directors. Ms. Campbell's current annual salary is $150,000. In addition, Ms. Campbell received options to purchase 50,000 shares of common stock, to become exercisable in annual installments of 16,666 shares commencing December 31, 1998, at an exercise price of $16.50, equal to the fair market value of the common stock on the date of grant. The agreement includes an agreement to indemnify Ms. Campbell to the extent permitted under Nevada law against liability and expenses incurred by her in any proceeding in which she is involved due to her role as an officer. The indemnity agreement excludes certain claims from indemnification by us.

 James W. Cruckshank

   On March 15, 1999, we entered into an employment agreement with James W. Cruckshank providing for Mr. Cruckshank's services as Vice President and Chief Financial Officer. The agreement provides for an initial two-year term, subject to automatic one-year extensions unless we notify Mr. Cruckshank during the 90-day period ending on March 15 of each year that we wish to terminate the agreement on March 15 of the following year. Notwithstanding this "evergreen" provision, we may terminate the agreement at any time for "Cause" (as defined in the agreement) and Mr. Cruckshank may resign at any time upon 90 days' prior written notice to us. If we terminate Mr. Cruckshank's employment without "Cause" and without offering Mr. Cruckshank comparable employment (employment with us or an affiliated company that is not materially different in level of responsibility, at the same or higher salary level, with same or similar title or rank and within a 20-mile radius of the location of his immediately prior position with us), then we must make a lump-sum payment to Mr. Cruckshank in an amount equal to twice his then-annual salary. The agreement provides that our Chief Executive Officer will determine Mr. Cruckshank's annual compensation subject to adjustment from time to time at the discretion of the Board of Directors. Mr. Cruckshank's current annual salary is $150,000. The agreement further provides that Mr. Cruckshank is subject to confidential information restrictions for as long as

Mr. Cruckshank possesses any confidential information, and non-competition provisions until one year after the termination of Mr. Cruckshank's employment. In addition, Mr. Cruckshank received options to purchase 30,000 shares of Common Stock, to become exercisable in annual installments of 10,000 shares commencing March 15, 2000, at an exercise price of $3.81, equal to the fair market value of common stock on the date of grant.

 Leslie Mahon

   On March 15, 1999, we entered into an employment agreement with Leslie Mahon providing for Mr. Mahon's services as Vice President and Chief Operating Officer. The agreement provides for an initial two- year term, subject to automatic one-year extensions unless we notify Mr. Mahon during the 90-day period ending on March 15 of each year that we wish to terminate the agreement on March 15 of the following year. Notwithstanding this "evergreen" provision, we may terminate the agreement at any time for "Cause" (as defined in the agreement) and Mr. Mahon may resign at any time upon 90 days' prior written notice to us. If we terminate Mr. Mahon's employment without "Cause" and without offering Mr. Mahon comparable employment (employment with us or an affiliated company that is not materially different in level of responsibility, at the same or higher salary level, with same or similar title or rank and within a 20-mile radius of his immediately prior position with us), then we must make a lump-sum payment to Mr. Mahon in an amount equal to twice his then annual salary. The agreement provides that our Chief Executive Officer will determine Mr. Mahon's annual compensation subject to adjustment from time to time at the discretion of the Board of Directors. Mr. Mahon's current annual salary is $175,000. The agreement further provides that Mr. Mahon is subject to confidential information restrictions for as long as Mr. Mahon possesses any confidential information, and non-competition provisions until one year after the termination of Mr. Mahon's employment. In addition, Mr. Mahon received options to purchase 30,000 shares of common stock, to become exercisable in annual installments of 10,000 shares commencing March 15, 2000, at an exercise price of $5.00, equal to the fair market value of the common stock on the date of the grant.

 Nancy Gorshe

   On February 3, 1998, we entered into an employment agreement with Nancy Gorshe providing for Ms. Gorshe's services as Vice President/Community Relations. The agreement provides for a two-year term. We may terminate the agreement at any time for "Cause" (as defined in the agreement). If we terminate Ms. Gorshe's employment without "Cause" and without offering Ms. Gorshe comparable employment or if within one year following a Change of Control (as defined in the agreement) we either terminate Ms. Gorshe without cause or she voluntarily resigns (and we have not offered her comparable employment in either case), then we must make a lump-sum payment to Ms. Gorshe in an amount equal to twice her then annual salary. In addition, if we terminate Ms. Gorshe within one year following a Change in Control, all common stock options held by Ms. Gorshe will automatically become immediately exercisable. The agreement provides that our President or Chief Executive Officer will determine Ms. Gorshe's annual compensation subject to adjustment from time to time at the discretion of the Board of Directors. Ms. Gorshe's current annual salary is $125,000. The agreement further provides that Ms. Gorshe is subject to confidential information, and non-competition provisions until one year after the termination of Ms. Gorshe's employment. In addition, Ms. Gorshe received options to purchase 20,000 shares of common stock, to become exercisable in annual installments of 6,667 shares commencing on July 27, 1999, at an exercise price of $16.50, equal to the fair market value of the commons stock on the date of grant.

 Agreements With Mr. McBride

   Effective as of March 15, 1999, we entered into a consulting agreement with Mr. McBride which provided, among other things, for the termination of Mr. McBride's employment agreement, entered into in October 1997.

   The employment agreement with Mr. McBride provided for Mr. McBride's services as Chief Executive Officer. The agreement provided for a four-year term with automatic extensions until the fourth anniversary of our notice, or six months after Mr. McBride's notice, of a desire to terminate the agreement. Notwithstanding such "evergreen" provision, the employment agreement provided that we may terminate it for "Cause" or Mr. McBride may terminate it for "Good Reason." Under the employment agreement, in the event of a termination of employment for any reason other than cause, Mr. McBride would have been entitled to the payment of an amount equal to four times his annual salary. In the event of a termination within one year of a change in control (as defined in the employment agreement) for any reason other than his death or disability or a termination by us for cause, Mr. McBride would have been be entitled to a $4.0 million termination payment. The employment agreement also contained a "gross-up" provision to compensate Mr. McBride in the event that any payment under such contract was subject to an excise tax imposed under Section 4999 of the Internal Revenue Code. The employment agreement provided that Mr. McBride was entitled to compensation at an annual rate of $265,000. Pursuant to the employment agreement, Mr. McBride was awarded, without cost to him, 200,000 shares of "restricted stock" under the Amended and Restated 1994 Employee Stock Option Plan. The restricted stock agreement relating to the restricted stock provided that the restrictions applicable to such shares would lapse, and such shares would no longer be subject to forfeiture in the event of termination of employment, at the rate of 25% per year commencing on October 3, 2001, the fourth anniversary of the date of award, subject to acceleration in the event of a change in control.

   Effective as of March 15, 1999, we entered into a consulting agreement with Mr. McBride which provided for the termination of his employment agreement, the forfeiture of his $4.0 million termination payment, the forfeiture of his restricted stock and the extinguishment of Mr. McBride's and our rights and obligations under that agreement. Pursuant to the consulting agreement, Mr. McBride agreed to provide consulting services to us and to resign from his position as the our Chief Executive Officer. The termination of Mr. McBride's employment pursuant to the consulting agreement was by mutual agreement. Pursuant to the consulting agreement Mr. McBride received a lump-sum cash termination payment of $490,000 (which was reduced to $390,000 to reflect repayment of a $100,000 bonus paid in 1998 related to the execution of the our merger agreement with ARC). In addition, we paid Mr. McBride a lump-sum cash payment of $750,000 in consideration for Mr. McBride's agreement to forfeit his interest in 200,000 shares of restricted stock held by him and to terminate the related restricted stock agreement.

   Pursuant to the consulting agreement, Mr. McBride will provide consulting services to us for a period of two years, on a basis of not more than forty hours per month at a rate of $15,000 per month. During the consulting term, Mr. McBride will also be entitled to participate in our medical insurance plans at no cost to Mr. McBride, except that Mr. McBride must pay any incremental costs with respect to participation by his dependants. If we terminate the consulting relationship without "Cause" (as defined in the consulting agreement), Mr. McBride will be entitled to the balance of the cash amounts which he would have received had the consulting relationship continued for the remainder of the two year term. In addition, upon the occurrence of a "Change in Control" (as defined in the consulting agreement), the consulting relationship will automatically terminate and Mr. McBride will be entitled to a lump-sum cash payment in an amount equal to the balance of the cash amounts which he would have received had the consulting relationship continued for the remainder of the two year term.

   In addition, Mr. McBride has agreed that he will not disclose any of our confidential information and, for a period of two years following the effectiveness of the consulting agreement, he will not compete with us or solicit the our employees. However, if the consulting relationship is terminated as a result of our Change in Control, Mr. McBride's covenant not to compete will automatically terminate. Pursuant to the consulting agreement, we also reimbursed Mr. McBride for his attorneys fees incurred in the negotiation and preparation of the consulting agreement in the amount of approximately $8,000.

   In connection with his employment agreement, we agreed to indemnify Mr. McBride to the extent permitted under Nevada law against liability and expenses incurred by him in any proceeding in which he is involved due to his role as officer or director. The indemnity agreement excludes certain claims from indemnification by us. We and Mr. McBride have also entered into certain stock option agreements pursuant to which Mr. McBride has been granted options exercisable for 150,000 shares of Common Stock. Mr. McBride's indemnity agreement and option agreements with us survive the termination of his employment agreement. Effective November 11, 1999, our Board of Directors approved an amendment to our option agreements with non-employee directors to clarify that the provisions of the 1994 Plan relating to the expiration of options following a termination of directorship apply to all options granted to such directors and not only to the original 20,000 options granted at the time each director joined the Board of Directors. This amendment also applied to 120,000 options granted to Mr. McBride prior to his employment as our Chief Executive Officer. As a result of the amendment, these options, which have an exercise price of $4.50 per share, will expire one year after Mr. McBride's departure from the Board, rather than three months after such departure as provided in his original option agreement.

Stock Option Plan and Restricted Stock

   We have two Stock Option Plans (the "Plans") which provide for the issuance of incentive and non-qualified stock options and restricted stock. The Plans are administered by the Compensation Committee of the Board of Directors which set the terms and provisions of options granted under the plans. Incentive options may be granted only to our officers or other full-time employees, while non-qualified options may be granted to directors, officers or other employees, or consultants who provide us with services.

   The Amended and Restated 1994 Employee Stock Option Plan (the "1994 Plan") combines an incentive and nonqualified stock option plan, a stock appreciation rights ("SAR") plan and a stock award plan (including restricted stock). The 1994 Plan is a long-term incentive compensation plan and is designed to provide a competitive and balanced incentive and reward program for participants.

   Under the 1994 Plan, we may grant options or award restricted stock to employees, consultants and other key persons for up to 2,208,000 shares of Common Stock. The exercise price of each option equals the market price of the Common Stock on the date of grant. Each option shall expire on the date specified in the option agreement, but not later than the tenth anniversary of the date on which the option was granted. Options typically vest three years from the date of issuance and typically are exercisable within seven to nine years from the date of vesting. Each option is exercisable in equal installments as designated by the Compensation Committee or the Board at the option price designated by the Compensation Committee; however, incentive options cannot be less than the fair market value of the Common Stock on the date of the grant. All options are nontransferable and subject to adjustment by the Compensation Committee upon changes in our capitalization. The Board of Directors, at its option, may discontinue or amend the 1994 Plan at any time.

   During the year ended December 31, 1998, our Board of Directors adopted the Non-Executive Employee Equity Participation Plan of Assisted Living Concepts, Inc. (the "Non-Officer Plan") pursuant to which up to 500,000 shares of common stock were issuable pursuant to non-qualified options granted under the Non-Officer Plan. On November 5, 1999, we authorized an additional 500,000 shares of common stock for issuance under the Non-Officer Plan. Officers, directors and significant employees are not eligible to participate in the Non-Officer Plan; however, consultants and non-executives are eligible.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   We have set forth in the following table information as of November 30, 1999 with respect to the beneficial ownership of our common stock by:

  (1) each of our directors;

  (2) each of the Named Executive Officers for the fiscal year ended December 31, 1998;

  (3) each other person who is known by us to own beneficially more than 5% of our Shares; and

  (4) our directors and executive officers as a group.

                                                          Shares      Percent
                                                       Beneficially     of
   Name and Address of Beneficial Owner(1)               Owned(2)      Class
   ---------------------------------------             ------------   -------
   Dr. Keren Brown Wilson.............................  1,085,412       6.2%
   Richard C. Ladd....................................     45,000        *
   Bradley G. Razook(3)...............................     34,000        *
    170 Water Street, 20th Floor
    New York, NY 10038
   Gloria Cavanaugh...................................     10,000        *
   William McBride III(4).............................    504,000       2.9%
   Sandra Campbell....................................     17,461        *
   Nancy Gorshe.......................................      6,667        *
   Bruce E. Toll(5)...................................  2,645,098.65   14.9%
    3103 Philmont Avenue
    Huntington Valley, Pennsylvania 19006
   Dresdner Bank AG(6)................................  1,786,300      10.3%
    Jurgen-Ponto-Platz 1
    60301 Frankfurt, Germany
   Palisade Capital Management, L.L.C.(7).............  1,368,955       7.9%
    One Bridge Plaza, Suite 695
    Fort Lee, NJ 07024
   John W. Adams(8)...................................  1,200,000       7.0%
    885 Third Avenue, 34th Floor
    New York, New York 10022
   Wellington Management Company, LLP(9)..............  1,163,582       6.7%
    75 State Street
    Boston, MA 02109
   The TCW Group, Inc.(10)............................  1,076,675       6.2%
    865 South Figueroa Street
    Los Angeles, CA 90017
   All directors and executive officers as a group
    (13 persons)......................................  1,850,923      10.2%

--------
 *   Less than 1%.
(1) Except as otherwise noted below, the address of our directors and officers is c/o Assisted Living Concepts, Inc., 11835 NE Glenn Widing Drive, Portland, Oregon, 97220.
(2) Includes options to purchase 145,000 shares of common stock held by Mr. McBride, 210,000 by Dr. Wilson, 45,000 by Mr. Ladd, 30,000 by Mr. Razook, 10,000 by Ms. Cavanaugh, 16,667 by Ms. Campbell, and 6,667 by Ms. Gorshe, which are exercisable within 60 days of May 31, 1999.
(3)  Includes 4,000 shares owned by Mr. Razook's children.
(4)  Mr. McBride no longer serves as a director or executive officer.
(5) Based on the Form 13D as filed on November 8, 1999. 575,098.65 of such shares are held by BET Associates, L.P., a partnership controlled by Mr. Toll.
(6)  Based on the Form 13G as filed on February 16, 1999.
(7)  Based on the Form 13G as filed on February 9, 1999.
(8) Based on the Form 13D as filed on November 30, 1999. These shares are held by JWA Investment Corp. and Temp Wicke Investments L.P., which in turn are controlled by Mr. Adams.
(9)  Based on the Form 13G as filed on February 8, 1999.
(10) Based on the Form 13G as filed on February 12, 1999. Such Form 13G identifies Robert Day, 200 Park Avenue, Suite 2200, New York, NY 10166 as a control person with respect to The TCW Group, Inc.

                           DESCRIPTION OF DEBENTURES

   We issued the Debentures under an indenture, dated as of April 13, 1998 (the "Indenture"), between us and Harris Trust and Savings Bank, as the trustee (the "Trustee"). The terms of the Debentures include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. We filed a copy of the Indenture with the Registration Statement.

   The following is a summary of certain provisions of the Indenture. The summary is not a complete description of the entire Indenture and is qualified in its entirety by reference to the detailed provisions of the Indenture, including the related definitions. Wherever we reference particular provisions or sections of, or defined terms used in, the Indenture, we are incorporating those provisions or definitions in this summary by reference. In this section, the term "the Company" refers to us.

General

   We have issued $75.0 million aggregate principal amount of Debentures subject to the following general terms and provisions:

   .Interest

  We must pay interest on the Debentures on May 1 and November 1 of each year, beginning November 1, 1998, at an annual rate of 5.625%. We will pay interest on the Debentures to the persons who are registered holders of Debentures at the close of business on the April 15 or October 15 preceding the interest payment date.

   .Maturity

  If not previously redeemed or repurchased pursuant to the terms of the Indenture described below, we must repay the entire principal amount of the Debentures on May 1, 2003.

   .Subordination

  The Debentures are unsecured general obligations of ours. If holders of Senior Indebtedness accelerate the maturity of that Indebtedness, or if we are ever involved in a bankruptcy, insolvency or similar event or proceeding, holders of Senior Indebtedness would have the right to be repaid in full before holders of the Debentures would be entitled to any payment with respect to the Debentures.

   .Conversion Rights

  The holders of the Debentures are entitled to convert the Debentures into shares of common stock at the conversion price of $26.184 per share (subject to the provisions described below).

   We will maintain an office or agency (which initially is at the offices of the Trustee) for purposes of paying principal (and premium, if any) and interest and to register the conversion, exchange, and transfer of Debentures. We may pay principal and interest by check and may mail an interest check to a holder's registered address. Holders must surrender Debentures to a paying agent to collect principal payments.

   Initially, the Trustee will act as paying agent, registrar and conversion agent. We may change any paying agent, registrar, conversion agent or co-registrar upon prior written notice to the Trustee and may act in any such capacity ourselves.

Delivery and Form of Debentures

   On April 13, 1998 we deposited the Debentures in the form of a single global security (a "Global Security") with The Depository Trust Company, New York, New York ("DTC"), registered in the name of Cede & Co., DTC's nominee. Except under certain limited circumstances described below, the Debentures will be represented by one or more Global Securities and will not be issued in definitive form.

   DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants ("participants") deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

   As long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Debentures represented by that Global Security for all purposes under the indenture. Except under certain limited circumstances described below, owners of beneficial interests in a Global Security will not be entitled to have Debentures represented by that Global Security registered in their names, will not receive or be entitled to receive physical delivery of the Debentures in definitive form and will not be considered the owners or holders of the Debentures under the indenture.

   Upon the issuance of a Global Security, DTC will credit the accounts of persons designated by the underwriters on its book-entry registration and transfer system with the respective principal amounts of the Debentures represented by the Global Security. Ownership of beneficial interests in a Global Security will be limited to participants or persons that clear through or maintain a custodial relationship with a participant. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership will be effected only through, DTC's or its nominee's records (with respect to interests of participants) and on participant's records (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws and their limitations may impair the ability to transfer beneficial interests in a Global Security.

   Principal and interest payments on Debentures registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the relevant Global Security. Neither us nor the Trustee or any paying agent for the Debentures will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

   We expect that DTC or its nominee, upon receipt of any payment of principal or interest, will immediately credit each participant's accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant Global Security as shown on its records. We also expect that payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

   If DTC is at any time unwilling or unable to continue as depository with respect to any Global Security and we do not appoint a successor depository within 90 days, we will issue Debentures in definitive form in exchange for the entire Global Security. In addition, we may at any time and in our sole discretion determine not to have the Debentures represented by a Global Security and, in such event, will issue Debentures in definitive form in exchange for the entire Global Security. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of Debentures in definitive form represented by such Global Security equal in principal amount to such beneficial interest and to have such Debentures registered in its name. Debentures issued in definitive form will be issued as registered Debentures in denominations of $1,000 and integral multiples thereof, unless otherwise specified by us.

   DTC management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, or after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

   However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed its participants and other members of the financial community that it is contacting (and will continue to contact) third-party vendors from whom DTC acquires services to impress upon them the importance of such services being Year 2000 compliant and to determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing contingency plans it deems appropriate.

   According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

   The information contained in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Conversion Rights

   The holders of the Debentures are entitled at any time after July 22, 1998, (the "Registration Date") and prior to maturity, subject to prior redemption, to convert all or a portion of the Debentures (in denominations of $1,000 or multiples thereof) into shares of common stock at the conversion price of $26.184 per share (subject to adjustments as described below). We will not make any payment or adjustment for accrued interest on a converted Debenture. If any registered holder converts a Debenture not called for redemption between a record date for the payment of interest and the next succeeding interest payment date, such Debenture must be accompanied by funds equal to the interest payable to the registered holder on such interest payment date on the principal amount so converted. We will not issue fractional interests in shares of common stock upon conversion of the Debentures and instead will deliver a check for the fractional share based upon the market value of the common stock on the last trading date prior to the conversion date. If we call the Debentures for redemption, conversion rights will expire at the close of business on the redemption date, unless we default in payment due upon such redemption.

   The conversion price is subject to adjustments, as set forth in the Indenture, if:

  . we pay dividends or distributions on our common stock in shares of capital stock;

  . we subdivide or combine the common stock into a greater or smaller number of shares of common stock;

  . we reclassify the shares of common stock resulting in an issuance of any shares of our capital stock;

  . we distribute rights or warrants to all holders of common stock entitling them to purchase common stock at less than the then current price at that time; or

  . we distribute assets to all holders of common stock, excluding certain cash dividends and distributions, or debt securities or any rights or warrants to purchase our securities.

   The conversion price is not subject to any adjustment:

  . if holders of the Debentures receive notice of and are allowed to participate in a transaction described in the preceding sentence;

  . for rights to purchase common stock pursuant to a plan for reinvestment of dividends or interest, or for a change in the par value of the common stock;

  . as to cash received on conversion, to the extent that Debentures become convertible into cash; or

  . unless such adjustment would require a change of at least 1.0% in the conversion price; however, any adjustment that would otherwise be required to be made will be carried forward and taken into account in any subsequent adjustment.

   We may voluntarily reduce the conversion price for a period of time.

  . If we pay dividends on the common stock in shares of capital stock or subdivide or combine the common stock or

  . issue by reclassification of its common stock any shares of our capital stock or

  . merge with, or transfer or lease substantially all of our assets to, another corporation or trust then the holders of the Debentures then outstanding will be entitled thereafter to convert such Debentures into the kind and amount of shares of capital stock, other securities, cash or other assets which they would have owned immediately after such event had such Debentures been converted before the effective date of the transaction.

Subordination of Debentures

   The indebtedness evidenced by the Debentures is subordinated and junior in right of payment to the extent set forth in the Indenture to the prior payment in full of amounts then due on all Senior Indebtedness. "Senior Indebtedness" means the principal, premium, if any, interest on and all other amounts payable under or in respect of Indebtedness other than

  . Indebtedness owed to a subsidiary of ours,

  . Indebtedness of ours which is expressly pari passu with the Debentures or

  . Indebtedness of ours which is expressly subordinated to the Debentures.

   As of September 30, 1999, we had $97.0 million of Senior Indebtedness outstanding. There is no limit on the amount of Senior Indebtedness that we may incur.

   We will not make any payment on account of principal of (or premium if any) or interest on the Debentures or on account of the purchase or other acquisition of Debentures, if:

  . there is a continuing default with respect to any Senior Indebtedness that

  . would permit the holders to accelerate the maturity of the Senior
    Indebtedness or

  . is the subject of a judicial proceeding; or

  . we have received notice of such default from certain authorized persons, unless and until such default or event of default has been cured or waived or ceases to exist.

   By reason of these provisions, in the event of default on any Senior Indebtedness, whether now outstanding or hereafter issued, we may be prohibited from making payments of principal of (and premium, if any) and interest on the Debentures until we have repaid such Senior Indebtedness in full, or until we have cured (or the holders of such Senior Indebtedness have waived) the event of default on such Senior Indebtedness.

   If the holders of Debentures accelerate their maturity, or any of our assets are distributed upon any receivership, dissolution, winding-up, liquidation, reorganization or similar proceedings, whether voluntary or involuntary, or in bankruptcy or insolvency, all amounts due or to become due on all Senior Indebtedness must be paid in full before the holders of the Debentures or the Trustee are entitled to receive or retain any assets so distributed in respect of the Debentures. By reason of this provision, in the event of insolvency, holders of the Debentures may recover less, ratably, than holders of Senior Indebtedness.

Optional Redemption

   We may, at our option at any time on or after May 15, 2001, redeem all of the Debentures or some of them, at a redemption price equal to 100% of the principal amount thereof, plus accrued interest to the redemption date. If we elect to redeem all or some of the Debentures we must provide at least 30 days' but not more than 60 days' notice to each holder of Debentures to be redeemed at his or her registered address. We may not so redeem the Debentures before May 15, 2001.

   If we call any Debentures for redemption, we may agree with one or more investment banks or other purchasers that such purchasers will purchase such Debentures from the holder at the redemption price and convert them into common stock, unless the holder surrenders such Debentures for conversion on or before the close of business on the redemption date.

Certain Rights to Require Us to Repurchase the Debentures

   In the event of any Change in Control occurring after the date of issuance of the Debentures and on or prior to maturity, each holder of Debentures will have the right to require us to repurchase all or any part of such holder's Debentures on the date (the "Repurchase Date") that is 75 days after the date we give notice of the Change in Control (as described below) at a price (the "Repurchase Price") equal to 101% of their principal amount, together with accrued and unpaid interest to the Repurchase Date. On or prior to the Repurchase Date, we must deposit with the Trustee or a paying agent an amount of money sufficient to pay the Repurchase Price of the Debentures that are to be repaid on the Repurchase Date. Neither our Board of Directors nor the Trustee, acting alone or together, can modify or waive this required repurchase of the Debentures.

   It will be an event of default under the Indenture if we fail to repurchase the Debentures when required under the preceding paragraph, whether or not such repurchase is permitted by the subordination provisions of the Indenture.

   On or before the fifteenth day after the occurrence of a Change in Control, we must mail to all holders a notice that includes

  . a description of the event constituting, and the date of, such Change in Control,

  . the Repurchase Date,

  . the date by which the repurchase right must be exercised,

  . the Repurchase Price, and

  . the procedures that a holder must follow to exercise a repurchase right.

   To exercise the repurchase right, a holder of a Debenture must deliver, on or before the tenth day prior to the Repurchase Date, written notice to us (or an agent designated by us for such purpose) and to the Trustee of the holder's exercise of such right, together with the certificates evidencing the Debentures with respect to which the right is being exercised, duly endorsed for transfer.

   Subject to the exceptions described in the immediately following paragraphs, a "Change in Control" will occur when:

  (1) we sell all or substantially all of our assets as an entirety to any person or related group of persons;

  (2) we consummate any consolidation or merger

    (A) in which we are not the continuing or surviving corporation (other than a consolidation or merger with a wholly-owned subsidiary of ours in which all shares of common stock outstanding immediately prior to the effectiveness the consolidation or merger are changed into or exchanged for the same consideration) or

    (B) pursuant to which our common stock is converted into cash, securities, or other property, in each case other than a consolidation or merger in which the holders of the common stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the common stock of the continuing or surviving corporation immediately after such consolidation or merger; or

  (3) any person, or any persons acting together that would constitute a "group" for purposes of Section 13(d) of the Exchange Act, together with any affiliates of such person or persons, acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the total voting power of all classes of our capital shares entitled to vote generally in the election of directors.

   Notwithstanding clause (3) of the foregoing definition, a Change in Control will not be deemed to have occurred solely by virtue of

  . us;

  . any of our subsidiaries;

  . any employee share purchase plan, share option plan, or other share incentive plan or program;

  . any retirement plan or automatic dividend reinvestment plan; or

  . any substantially similar plan of ours or any Subsidiary or any person holding securities of ours for or pursuant to the terms of any such employee benefit plan,

filing or becoming obligated to file a report under or in response to Schedule 13D or Schedule 14D-1 (or any successor schedule, form, or report) under the Exchange Act disclosing beneficial ownership by it of shares or securities of ours, whether at least 50% of the total voting power referred to in clause (3) of the foregoing definition or otherwise. A recapitalization or a leveraged buyout or similar transaction involving members of management or their affiliates will constitute a Change in Control if it meets the foregoing definition.

   Notwithstanding the foregoing, a Change in Control as described above will not be deemed to have occurred if

  (1) the Current Market Price of our common stock on the date of a Change in Control is at least equal to 105% of the conversion price of the Debentures in effect immediately preceding the time of such Change in Control; or

  (2) all of the consideration (excluding cash payments for fractional shares) in the transaction giving rise to such Change in Control to the holders of our common stock consists of shares of common stock that are, or immediately upon issuance will be, listed on a national securities exchange or quoted on the Nasdaq National Market, and as a result of such transaction the Debentures will become convertible solely into such shares of common stock; or

  (3) the consideration in the transaction giving rise to such Change in Control to the holders of our common stock consists of cash or securities that are, or immediately upon issuance will be, listed on a national securities exchange or quoted on the Nasdaq National Market, or a combination of cash and such securities, and the aggregate fair market value of such consideration (which, in the case of such securities, will be equal to the average of the daily closing prices of such securities during the 10 consecutive trading days commencing with the sixth trading day following consummation of such transaction) is at least 105% of the conversion price of the Debentures in effect on the date immediately preceding the closing date of such transaction.

   There is no definition of the phrase "all or substantially all" as applied to our assets and used in the definition of Change in Control in the Indenture, and there is no clear definition of the phrase under applicable law. As a result of the uncertainty of the meaning of this phrase, in the event we were to sell a significant amount of its assets, the holders may disagree with us over whether the sale gives rise to the right of holders to require us to repurchase the Debentures. In such event, the holders would likely not be able to require us to repurchase any Debentures unless and until the disagreement were resolved in favor of the holders.

   The right to require us to repurchase Debentures as a result of a Change in Control could create an event of default under Senior Indebtedness, as a result of which any repurchase could, absent a waiver, be blocked by the subordination provisions of the Debentures. See "Subordination of Debentures." Our ability to pay cash to the holders upon a repurchase may also be limited by certain financial covenants contained in our Senior Indebtedness.

   In the event a Change in Control occurs and the holders exercise their rights to require us to repurchase Debentures, we intend to comply with applicable tender offer rules under the Exchange Act, including Rules 13e-4 and 14e-1, as then in effect, with respect to any such purchase. The Change in Control purchase feature of the Debentures may in certain circumstances make more difficult or discourage a takeover of us and, thus, the removal of incumbent management. The Change in Control purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate common stock or to obtain control of us by means of a merger, tender offer, solicitation, or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change in Control purchase feature is a standard term contained in other similar debt offerings and the specific terms of this feature resulted from negotiations between us and the initial purchasers of the Debentures.

   The foregoing provisions would not necessarily afford holders protection in the event that we enter into highly leveraged or other transactions that may adversely affect holders.

Modification of the Indenture

   Under the Indenture, with certain exceptions, our rights and obligations with respect to the Debentures and the rights of holders of the Debentures may only be modified by us and the Trustee with the written consent of the holders of not less than 66-2/3% in principal amount of the outstanding Debentures. However, without the consent of each holder of any Debenture affected, an amendment, waiver or supplement may not:

  . reduce the amount of Debentures whose holders may consent to an amendment;

  . reduce the rate or change the time of payment of interest on any Debenture;

  . reduce the principal of or change the fixed maturity of any Debenture;

  . make any Debenture payable in money other than that stated in the Debenture;

  . change the provisions of the Indenture regarding the right of the holders of a majority of the Debenture to waive defaults under the Indenture or impair the right of any holder of Debentures to institute suit for the enforcement of any payment of principal and interest on the Debentures on and after their respective due dates; or

  . make any change that adversely affects the right to convert any Debenture.

   No consent of the holders of the Debentures is required for us to consolidate with or merge into or transfer or lease substantially all of our assets to another corporation or trust which assumes our obligations under the Indenture and Debentures or for any reorganization within the meaning of
Section 368(a)(1)(B) of the Internal Revenue Code; nor is any such consent of holders of the Debentures required for any amendment of the Indenture or the Debentures by us or the Trustee to cure any ambiguity, defect or inconsistency, or to provide for uncertificated Debentures in addition to certified Debentures, or to make any change that does not adversely affect the right of a holder of a Debenture.

Events of Default, Notice and Waiver

   The following is a summary of certain provisions of the Indenture relating to events of default notice and waiver.

   It will be an Event of Default under the Indenture with respect to the Debentures if:

  (1) we default in the payment of interest on the Debentures when due and payable which continues for 30 days;

  (2) we default in the payment of principal of (and premium, if any) on the Debentures when due and payable, at maturity, upon redemption or otherwise, which continues for five business days;

  (3) we fail to perform any of our other covenants contained in the Indenture or the Debentures which continues for 60 days after notice as provided in the Indenture;

  (4) there is an acceleration of any Indebtedness for money borrowed (including obligations under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles but not including any Indebtedness or obligation for which recourse is limited to property purchased) in an aggregate principal amount in excess of $5.0 million, whether existing on the date of the execution of the Indenture or thereafter created, if such Indebtedness is not paid or such acceleration is not annulled within ten days after notice to us of such acceleration; or

  (5) certain events of bankruptcy, insolvency or reorganization occur.

   If an Event of Default occurs and is continuing with respect to the Debentures, either the Trustee or the holders of at least a majority in principal amount of the Debentures may declare all of the Debentures to be due and payable immediately.

   We will not (1) declare or pay any dividends or make any distribution to holders of our capital stock or (2) purchase, redeem or otherwise acquire or retire for value any of our common stock, or any warrants, rights or options, to purchase or acquire any shares of our common stock (other than the Debentures or any other convertible indebtedness of ours that is neither secured nor subordinated to the Debentures), if at the time any of the aforementioned Events of Default has occurred and is continuing or would exist immediately after giving effect to such action.

Matters Related to Trustee

   The Trustee may require indemnity reasonably satisfactory to it before it enforces the Indenture or the Debentures. Subject to certain limitations, holders of a majority in principal amount of the Debentures may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Debentures notice of any default (except a default in payment of principal or interest) if it determines that withholding notice is in their interests. We are required to file with the Trustee annually an officer's statement as to the absence of defaults in fulfilling any of its obligations under the Indenture.

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Consolidation, Merger, Sale or Conveyance

   The Indenture provides that we may not merge or consolidate with, or sell or convey all, or substantially all, of our assets to another person unless:

  . such person is a company or a trust;

  . such person assumes by supplemental indenture all of our obligations under the Debentures and the Indenture; and

  . immediately after the transaction no default or Event of Default exists.

Marketability

   At present there is a limited public market for the Debentures. We originally sold the Debentures pursuant to exemptions from registration under the Securities Act. Although we are obligated to file a Registration Statement under the Securities Act relating to the resale of Debentures and the Conversion Shares, there can be no assurance that we will be able to maintain an effective and current Registration Statement as required. The absence of such a Registration Statement may limit the holder's ability to sell such Debentures and Conversion Shares or could adversely affect the price at which such Debentures and Conversion Shares can be sold.

Governing Law

   The Indenture and the Debentures are governed by and construed in accordance with the laws of the State of New York.

Registration Rights Agreement

   We entered into a registration rights agreement (the "Registration Rights Agreement") in connection with the initial offering of the Debentures, pursuant to which we have caused the Debentures and the Conversion Shares to be registered under the Securities Act with the Commission. We have agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until all the Debentures and the Conversion Shares have been sold thereby or until the Debentures and the Conversion Shares are no longer, by reason of Rule 144(k) promulgated under the Securities Act or any other rule of similar effect, required to be registered for the sale thereof by the initial purchasers of the Debentures. The Registration Rights Agreement entitles us to suspend temporarily the right of holders of Debentures and Conversion Securities to make dispositions of their securities pursuant to the Registration Statement to the extent the Board of Directors determines such suspension to be necessary in light of the existence of any undisclosed acquisition, financing activity or other material event the disclosure of which may reasonably be expected to materially disadvantage us.

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                          DESCRIPTION OF CAPITAL STOCK

   The following is a brief description of our capital stock, Chapter 78 of the Nevada Revised Statutes (the "Nevada General Corporation Law" or "NGCL") and the provisions contained in our Articles of Incorporation, as amended (the "Charter") and By-Laws. The summary of the terms of our capital stock set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to our Charter and By-Laws. See "Available Information."

Preferred Stock

   Our charter authorizes us to issue 1,000,000 shares of preferred stock, par value $.01 per share. Our Board of Directors is authorized to issue shares of preferred stock in one or more series with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and other rights as the Board establishes at the time. Stockholder approval is not required to issue preferred stock. Our Board of Directors has authority to classify or reclassify authorized but unissued shares of preferred stock by setting or changing the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption of stock.

   The preferred stock and the variety of characteristics that the Board of Directors may assign to it offers us flexibility in financing and acquisition transactions. An issuance of preferred stock could dilute the book value or adversely affect the relative voting power of the common stock. The issuance of these shares could be used to enable the holder to block such a transaction. Although the Board of Directors is required when issuing preferred stock to act based on its judgment as to the best interests of our stockholders, the Board could act in a manner which would discourage or prevent a transaction some stockholders may deem desirable.

Series A Preferred Stock

   On July 15, 1997, our Board of Directors created a class of preferred stock, par value $0.01 per share, consisting of 800,000 shares and designated as Series A Junior Participating Preferred Stock. Holders of shares of Series A Preferred Stock are entitled to receive quarterly dividends in preference to the holders of common stock and any other stock ranking junior to the Series A Preferred Stock. The quarterly dividends will be in an amount per share equal to the greater of $1.00 or 100 times the aggregate per share amount of all cash and non-cash dividends (except for a dividend payable in shares of common stock). These dividends are cumulative and do not bear interest.

   Each share of Series A Preferred Stock entitles its holder to 100 votes on all matters submitted to a vote of our stockholders. Shares of Series A Preferred Stock may be issued in fractional amounts, may not be redeemed by the Company and will rank, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, junior to all series of any other class of our Preferred Stock (except to the extent that any other series specifically provides that it will rank on a parity with or junior to the Series A Preferred Stock). If we enter into any consolidation, merger, combination or other transaction in which shares of common stock are exchanged for or changed into other stock or securities, cash or any other property, then each share of Series A Preferred Stock will at the same time be similarly exchanged or changed into an amount per share equal to 100 times the aggregate amount of stock, securities, cash or any other property into which or for which each share of common stock is changed or exchanged. Any shares of Series A Preferred Stock purchased or otherwise acquired by us must be promptly canceled and upon this cancellation will become authorized but unissued shares of preferred stock which may be reissued as part of a new series of preferred stock.

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Common Stock

   Our Charter authorizes us to issue 80,000,000 shares of common stock, par value $.01 per share. Each share of common stock entitles the holder to one vote on all matters submitted to the shareholders. A majority vote is required for all actions to be taken by stockholders. Cumulative voting of shares is prohibited. Accordingly, the holders of a majority of the voting power of the shares voting for the election of directors can elect all of the directors if they choose to do so. The common stock bears no preemptive rights, and is not subject to redemption, sinking fund or conversion provisions. The shares of common stock offered will be, when issued and paid for, fully paid and non-assessable.

   Holders of common stock are entitled to receive dividends if, as and when declared by our Board of Directors. These dividends will be paid out of funds legally available for that purpose, subject to the dividend and liquidation rights of any preferred stock that may be issued (and subject to any dividend restriction contained in any credit facility which we may enter into in the future). The dividends will be distributed pro rata in accordance with the number of shares of common stock held by each stockholder. See "Dividend Policy."

   As of September 30, 1999, there were 17,120,745 shares of common stock issued and outstanding.

Rights Plan

   On June 12, 1997, our Board of Directors declared a dividend of one preferred share purchase right on each outstanding share of common stock. The rights were payable to stockholders of record on June 30, 1997. After the rights become exercisable and until June 30, 2007 (or the earlier redemption, exchange of termination of the rights), each right entitles its holder to buy one one-hundredth of a share of Series A Preferred Stock at an exercise price of $54.00, subject to certain anti-dilution adjustments. The rights will be represented by the common stock certificates. The rights will not be exercisable or transferable apart from the common stock until the earlier of
(1) the tenth day after the public announcement that a person or group has become an Acquiring Person (a person who has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the common stock) or (2) the tenth day after a person or group commences, or announces an intention to commence, a tender or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the common stock (the earlier of (1) and (2) is referred to herein as the "Distribution Date"). Prior to the Distribution Date, our Board of Directors has the power, under certain circumstances, to postpone the Distribution Date. If the Distribution Date occurs, we will mail separate certificates representing the rights to holders of the common stock as of the Distribution Date. The rights will first become exercisable on the Distribution Date, unless earlier redeemed or exchanged, and may then begin trading separately from the common stock. The rights will at no time have any voting rights.

   In the event that

  . a person becomes an Acquiring Person (except pursuant to certain cash offers for all outstanding common stock approved by our Board of Directors), or

  . we were the surviving corporation in a merger and our common stock were not changed or exchanged each holder of a right, other than rights that are or were acquired or beneficially owned by the Acquiring Person, will have the right to receive upon exercise that number of shares of common stock having a market value of two times the then-current exercise price of one right. The rights that are acquired or beneficially owned by the Acquiring Person will be void. With certain exceptions, in the event that

  . we were acquired in a merger or other business combination transaction in which we were not the surviving corporation or our common stock were changed or exchanged (other than a merger which follows certain cash offers for all outstanding common stock approved by our Board of Directors), or

  . more than 50% of our assets or earning power were sold

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   We will make proper provision so that each holder of a right (except rights which are void) will have the right to receive, upon exercise, that number of shares of common stock of the acquiring company which at the time of the transaction would have a market value of two times the then-current exercise price of one right.

   At any time after a person has become an Acquiring Person and prior to the acquisition of 50% or more of our then-outstanding common stock by the Acquiring Person, our Board of Directors may cause us to acquire the rights (other than rights owned by an Acquiring Person which have become void), in whole or in part, in exchange for that number of shares of common stock having an aggregate value equal to the excess of the value of the common stock issuable upon exercise of a right after a person becomes an Acquiring Person over the purchase price.

   The rights are redeemable at $0.01 per right prior to the first date of public announcement that a person or group has become an Acquiring Person. Prior to the expiration of the period during which the rights may be redeemed, our Board of Directors has the power, under certain circumstances, to extend the redemption period. The rights will expire on June 12, 2007 (unless earlier redeemed or exchanged). American Stock Transfer & Trust Company is the Rights Agent. Under certain circumstances set forth in the rights agreement, the decision to redeem or to lengthen or shorten the redemption period will require the concurrence of a majority of the continuing directors (those directors who were members of the Board prior to the time that any person becomes an Acquiring Person, and any other person who is subsequently elected to the Board of Directors if the person is recommended or approved by a majority of the continuing directors). Continuing directors do not include an Acquiring Person, or an affiliate or associate of an Acquiring Person, or any of their representatives.

   The Purchase Price payable, and the number of shares of Series A Preferred Stock or other securities or property issuable upon exercise of the rights are subject to adjustment from time to time to prevent dilution

  . in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Stock,

  . upon the grant to holders of the Series A Preferred Stock of certain rights or warrants to subscribe for or purchase the Series A Preferred Stock or convertible securities at less than the current market price of the Series A Preferred Stock, or

  . upon the distribution to holders of the Series A Preferred Stock of evidences of indebtedness, cash, securities or assets (excluding regular periodic cash dividends at a rate not above 125% of the last regular periodic cash dividend previously paid, or in case regular periodic dividends have not previously been paid, at a rate not in excess of 50% of our average net income per share for the four quarters ended immediately prior to the payment of such dividend, or dividends payable in the Series A Preferred Stock) or of subscription rights or warrants (other than those referred to above).

  No adjustments in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in such purchase price.

   As long as the rights are attached to the common stock, we will issue one right with each new share of common stock so that all new shares will have attached rights. We have reserved 800,000 shares of Series A Preferred Stock for issuance upon exercise of the rights.

   The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our Board, except pursuant to an offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by our Board prior to the time that a person or group has become an Acquiring Person, as we may redeem the rights at $.01 per right prior to such time.

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Restrictions On Business Combinations And Corporate Control

   The Nevada General Corporation Law contains provisions restricting the ability of a corporation to engage in business combinations with an "interested stockholder." Under the NGCL, except under certain circumstances, business combinations are not permitted for a period of three years following the date a stockholder became an interested stockholder. The NGCL defines an "interested stockholder," generally, as a person who beneficially owns 10% or more of the outstanding shares of a corporation's voting stock.

   In addition, the NGCL generally disallows the exercise of voting rights with respect to "control shares" of an "issuing corporation" (as defined in the NGCL). "Control shares" are the voting shares of an issuing corporation acquired in connection with the acquisition of a "controlling interest." "Controlling interest" is defined in terms of threshold levels of voting share ownership, which triggers application of the voting bar with respect to the newly acquired shares. The NGCL also permits directors to resist a change or potential change in control of the corporation if the directors determine that such a change is opposed to or not in the best interest of the corporation.

Limitations On Directors Liability

   Our Charter limits the liability of directors and officers to us or our stockholders to the fullest extent permitted by the NGCL. The inclusion of this provision in the Charter may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders.

Transfer Agent and Registrar

   Our transfer agent is American Stock Transfer & Trust Company.

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                        SHARES ELIGIBLE FOR FUTURE SALE

   As of September 30, 1999, we have 17,120,745 shares of common stock issued and outstanding. Of these shares, 16,900,872 shares of common stock are freely transferable without restriction in the public market, except to the extent that these shares have been acquired by our affiliates; resales of shares acquired by affiliates are subject to restrictions under Rule 144 of the Securities Act. The remaining 219,873 shares of common stock were issued in reliance on exemptions from the registration requirements of the Securities Act, and these shares are "restricted" securities under Rule 144. The number of "restricted" shares available for sale in the public market is limited by the restrictions under Rule 144, although as to shares held by persons who are not our affiliates, many of those restrictions do not apply. The restricted securities will generally be available for sale in the open market, subject to the applicable requirements of Rule 144.

   In general, under Rule 144, as currently in effect, a shareholder (or shareholders whose shares are aggregated) who has beneficially owned restricted securities for at least one year (including persons who may be deemed "affiliates" under Rule 144) is entitled to sell a number of shares within any three-month period that does not exceed the greater of 1% of the then outstanding shares of the class of common stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale, subject to certain manner of sale limitations. A shareholder who is deemed not to have been an affiliate for at least three months prior to the date of sale and who has beneficially owned restricted securities for at least two years would be entitled to sell such shares under Rule 144 without regard to the volume or manner of sale limitations described above. As of November 30, 1999 of the 219,873 shares of common stock that are "restricted securities," 60,873 have been held for more than two years by persons who have not been our affiliates during the last three months and the remaining 159,000 shares are held by Mr. McBride, who ceased to be our affiliate on November 16, 1999.

   In addition, there are 1,800,369 shares of common stock subject to outstanding stock options and 6,685,788 shares subject to issuance upon conversion of outstanding convertible indebtedness, including the Debentures. All of such shares are issuable at exercise or conversion prices that are greater than current market price of our common stock as of November 8, 1999.

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                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

   The following is a general discussion of certain U.S. federal income tax considerations to holders of our 5.625% Convertible Subordinated Debentures. We have based this discussion upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings, and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. We cannot assure that the IRS will not challenge one or more of the tax consequences described herein. We have not obtained a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring or holding our 5.625% Convertible Subordinated Debentures or our common stock.

   This discussion does not deal with all aspects of U.S. federal income taxation that may be important to you as a holder of our 5.625% Convertible Subordinated Debentures, or common stock into which our 5.625% Convertible Subordinated Debentures may cover. This discussion does not deal with tax consequences arising under the laws of any foreign, state or local jurisdiction. This discussion is for general information purposes only, and does not purport to address all tax consequences that may be important to you in light of your personal circumstances (for example, persons subject to the alternative minimum tax provisions of the Code). This discussion also does not purport to address all the tax consequences that may be important to you if you are subject to special rules such as those applicable to:

  . certain financial institutions;

  . insurance companies;

  . tax exempt entities;

  . dealers in securities;

  . persons who hold our 5.625% Convertible Subordinated Debentures or common stock as part of a hedging, conversion transaction, straddle, or other integrated transactions; or

  . persons deemed to sell any of our 5.625% Convertible Subordinated
    Debentures or common stock under the constructive sale provisions of the Code.

   This discussion assumes that you hold our 5.625% Convertible Subordinated Debentures and that you will hold the common stock received upon conversion thereof as capital assets under Section 1221 of the Code, and that our 5.625% Convertible Subordinated Debentures are properly characterized as debt instruments for federal income tax purposes.

   For the purpose of this discussion, a "U.S. Holder" refers to any holder of our 5.625% Convertible Subordinated Debentures that is a U.S. person, and a "Non-U.S. Holder" refers to any holder of our 5.625% Convertible Subordinated Debentures who is not a U.S. person. The term "U.S. person" means any of the following:

  . a citizen or resident of the United States;

  . a corporation, partnership (or other entity treated as a corporation or a partnership for U.S. federal income tax purposes) created or organized in the United States or any state thereof or the District of Columbia;

  . an estate the income of which is includible in income for U.S. federal income tax purposes regardless of its source; or

  . a trust subject to primary supervision by a court in the United States and control by one or more U.S. persons.

   WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS REGARDING THE FEDERAL STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF OWNERSHIP AND DISPOSITION OF OUR 5.625% CONVERTIBLE SUBORDINATED DEBENTURES, INCLUDING CONVERSION OF OUR 5.625% CONVERTIBLE SUBORDINATED DEBENTURES, AND OUR COMMON STOCK AND THE EFFECT THAT YOUR PARTICULAR CIRCUMSTANCES MAY HAVE ON SUCH TAX CONSEQUENCES.

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Tax Consequences to U.S. Holders

Ownership of Notes

   Interest on Notes. The stated interest on our 5.625% Convertible Subordinated Debentures generally will be includible in your gross income and taxable to you as ordinary income in accordance with your method of tax accounting.

   Adjustments to conversion price. The conversion price of our 5.625% Convertible Subordinated Debentures may change under certain circumstances. In such a case, Section 305 of the Code and the Treasury Regulations issued thereunder may treat you as having received a constructive distribution whether or not you ever exercise your conversion privilege. The constructive distribution will be taxed as ordinary income (subject to a possible dividends received deduction if you are a corporate holder) to the extent our current and/or accumulated earnings and profits, if, and to the extent that, the adjustment in the conversion price increases your proportionate interest in the fully diluted common stock. Moreover, common stock holders themselves will generally be treated as having received a constructive distribution if there is not a full adjustment to the conversion price of our 5.625% Convertible Subordinated Debentures to reflect a stock dividend or other event increasing the proportionate interest of the common stock holders in our assets or earnings and profits. In such an event, the constructive distribution will be taxable as ordinary income (subject to a possible dividends received deduction if you are a corporate holder) to the extent of our current and/or accumulated earnings and profits.

   Sale, exchange or retirement of Debentures. In general, you will recognize gain or loss upon the sale, exchange, redemption, retirement or other disposition of our 5.625% Convertible Subordinated Debentures. The gain or loss will equal:

     (1) the amount realized; minus

     (2) your adjusted tax basis in our 5.625% Convertible Subordinated Debentures.

Your adjusted tax basis in our 5.625% Convertible Subordinated Debentures generally will equal:

     (1) the amount you paid for our 5.625% Convertible Subordinated Debentures; plus

     (2) the amount of any market discount (as discussed below) you previously recognized; or minus

     (3) any amortized bond premium (as discussed below).

Any such gain or loss you recognize on the sale, exchange, redemption, retirement or other disposition of any of our 5.625% Convertible Subordinated Debentures should be capital gain or loss. Such gain or loss also will generally be long term capital gain or loss if you held or are deemed to have held the 5.625% Convertible Subordinated Debentures for more than one year at the time of the sale or exchange.

   Conversions of Debentures into common stock. In general, you will not recognize gain or loss on the conversion of our 5.625% Convertible Subordinated Debentures into shares of our common stock, unless you receive cash in lieu of a fractional share. Your tax basis in the shares of our common stock received upon conversion of our 5.625% Convertible Subordinated Debentures will equal your aggregate basis in our 5.625% Convertible Subordinated Debentures exchanged therefor (less any portion thereof allocable to a fractional share). Your holding period of the shares of common stock you receive upon conversion of our 5.625% Convertible Subordinated Debentures generally will include the period during which you held our 5.625% Convertible Subordinated Debentures prior to the conversion. Any cash you receive in lieu of a fractional share of common stock should be treated as a payment in exchange for such fractional share. Any gain or loss you recognize on the receipt of cash paid in lieu of a fractional share generally will equal the difference between the amount of cash you receive and the amount of tax basis allocable to the fractional share.

   Our common stock. Any distribution paid to you with respect to our common stock after a conversion of any of our 5.625% Convertible Subordinated Debentures will constitute ordinary income (subject to a possible

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dividends received deduction if you are a corporate holder) to the extent made from our current and/or accumulated earnings and profits. The amount of gain or loss you realize on the sale or exchange of common stock will equal:

     (1) the amount you realize on such sale or exchange; minus

     (2) your adjusted tax basis in such common stock.

Such gain or loss will generally be long term capital gain or loss if you have held or are deemed to have held the common stock for more than one year. However, special rules may apply if you originally purchased our 5.625% Convertible Subordinated Debentures at a market discount (as discussed below).

   Market discount. If you purchase any of our 5.625% Convertible Subordinated Debentures at a lower price than their principal amount, you may be affected by the "market discount" provisions of the Code. Market discount on any of our 5.625% Convertible Subordinated Debentures will generally equal:

     (1) the principal amount of the 5.625% Convertible Subordinated Debentures; minus

     (2) the price at which you sell the 5.625% Convertible Subordinated Debenture.

The market discount provisions generally require a U.S. Holder acquiring any of our 5.625% Convertible Subordinated Debentures at market discount to treat as ordinary income any gain recognized on a subsequent disposition of such Debenture to the extent of the "accrued market discount" at the time of subsequent disposition. If any of our 5.625% Convertible Subordinated Debentures with accrued market discount is converted into common stock, the amount of such accrued market discount generally will be taxable as ordinary income upon disposition of the common stock. Unless a purchaser of our 5.625% Convertible Subordinated Debentures with market discount elects otherwise, market discount on our 5.625% Convertible Subordinated Debentures will be treated as accruing on a straight line basis over the term of such Debenture. In addition, if a purchaser of any of our 5.625% Convertible Subordinated Debentures with market discount incurs or maintains indebtedness to purchase or carry the 5.625% Convertible Subordinated Debenture, an interest deduction attributable to such indebtedness may be disallowed until the 5.625% Convertible Subordinated Debenture is disposed of in a taxable transaction.

   Amortizable premium. If you purchase any of our 5.625% Convertible Subordinated Debentures at a premium over its stated principal amount, plus any accrued interest, you generally may elect to amortize such premium ("Section 171 premium") from the purchase date to the 5.625% Convertible Subordinated Debenture's maturity date under a constant yield method. Section 171 premium, however, will not include any amount attributable to any of our 5.625% Convertible Subordinated Debentures' conversion feature. The amount attributable to the conversion feature generally equals:

     (1) the purchase price of the 5.625% Convertible Subordinated Debenture; minus

     (2) what the 5.625% Convertible Subordinated Debenture's fair market value would be if there were no conversion feature.

Amortized Section 171 premium is treated as an offset to interest income on any of our 5.625% Convertible Subordinated Debentures and not as a separate deduction.

Tax Consequences to Non-U.S. Holders

   Interest on Notes. Generally, if you are a Non-U.S. Holder, stated interest paid to you on our 5.625% Convertible Subordinated Debentures will not be subject to U.S. federal income tax if such interest is not effectively connected with the conduct of a trade or business by you within the United States, and you meet the following three requirements:

     (1) you do not actually or constructively own 10% or more of the total voting power of all classes of our stock entitled to vote;

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     (2) you are not a "controlled foreign corporation" with respect to which we are a "related person" within the meaning of the Code; and

     (3) you certify, under penalty of perjury, that you are not a U.S. person and such certificate provides your name and address.

   If you meet certain requirements, the certification described in paragraph 3 above may be provided by:

  . a securities clearing organization;

  . a bank, or

  . other financial institution that holds customers' securities in the ordinary course of its trade or business.

For purposes of paragraph (2) above, the Non-U.S. Holder of our 5.625% Convertible Subordinated Debentures would be deemed to own constructively the common stock into which it could be converted.

   A Non-U.S. Holder that is not exempt from tax under the above rules generally will be subject to U.S. federal income tax withholding at a rate of 30% unless:

     (1) the interest is effectively connected with the conduct of a U.S. trade or business, in which case the interest will be subject to the U.S. federal income tax on net income that applies to U.S. persons generally; or

     (2) an applicable income tax treaty provides for a lower rate of, or exemption from, withholding tax.

If you are a foreign corporation, such U.S. trade or business income may also be subject to the branch profits tax at a 30% rate. (The branch profits tax generally is imposed on a foreign corporation on the actual or deemed repatriation from the United States of earnings and profits attributable to U.S. trade or business income.) The branch profits tax may not apply (or may apply at a reduced rate) if the foreign corporation is a qualified resident of a country with which the United States has an income tax treaty.

   To claim either (A) the benefit of a tax treaty, or (B) an exemption from withholding because the income is effectively connected with a U.S. trade or business, the Non-U.S. Holder must provide a properly executed Form 1001 or 4224, as applicable, prior to the payment of interest. These forms must be periodically updated. Under new rules that will apply to payments made after December 31, 2000, the Forms 1001 and 4224 will be replaced by Form W-8. Also, under the new rules, a Non-U.S. Holder who is claiming the benefits of a treaty may be required:

     (1) to obtain a U.S. taxpayer identification number; and/or

     (2) to prove residence in a foreign country by providing certain documentary evidence issued by foreign governmental authorities.

In addition, the new rules provide certain special procedures for payments through qualified intermediaries.

   Sale, exchange or redemption of notes or shares of common stock. A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized upon the sale or other disposition of our 5.625% Convertible Subordinated Debentures or shares of our common stock received in exchange therefor unless:

     (1) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder; or

     (2) the Non-U.S. Holder:

       (A) is a nonresident alien individual;

       (B) holds the common stock as a capital asset; and

       (C) is present in the United States for 183 or more days in the taxable year; or

     (3) the Company is a United States real property holding corporation under the Code.

A Non-U.S. Holder will be subject to federal withholding tax at 10% of the proceeds from, and federal income tax with respect to gain realized on, the disposition of Debentures or shares of common stock if the Company is a "United States real property holding corporation" under the Code. In that case, such Non-U.S. Holder can credit any withholding tax withheld pursuant to the rules applicable to dispositions of a "United States real property interest" against such Non-U.S. Holder's U.S. federal income tax liability. Based on the current and projected value of the assets of the Company, the Company may currently be a United States real property holding corporation under the Code. Even if the Company is a United States real property holding corporation, however, the 10% withholding tax and the income tax will not apply to a Non-U.S. Holder upon the disposition of Debentures or shares of common stock provided that:

     (1) common stock of the Company is and continues to be regularly traded on an established securities market for U.S. federal income tax purposes; and

     (2) a Non-U.S. Holder does not hold, and has not held during certain periods, directly or indirectly, more than 5% of the common stock (or, in the case of 5.625% Convertible Subordinated Debentures, such Debentures that have a fair market value greater than 5% of the common stock).

   Conversion of Notes. A Non-U.S. Holder generally will not be subject to U.S. federal income tax on the conversion of any of our 5.625% Convertible Subordinated Debentures into shares of our common stock. However, a Non-U.S. Holder may recognize gain to the extent of cash received in lieu of a fractional share on conversion. Such gain would be subject to the rules described above with respect to the rules regarding the sale or exchange of any of our 5.625% Convertible Subordinated Debentures or shares of common stock by a Non-U.S. Holder.

   Dividends on shares of common stock. Generally, any distribution on shares of our common stock to a Non-U.S. Holder will be subject to U.S. federal income tax withholding at a rate of 30% unless:

     (1) the dividend is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder; or

     (2) an applicable income tax treaty provides for a lower rate of, or exemption from, withholding tax.

If the dividend is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder, the dividend will be subject to:

     (A) the U.S. federal income tax on net income that applies to U.S. persons generally; and

     (B) with respect to corporate Non-U.S. Holders under certain circumstances, the branch profits tax.

A Non-U.S. Holder may be required to satisfy certain certification requirements in order to claim a reduction of or exemption from withholding under the foregoing rules.

Information Reporting and Backup Withholding

   U.S. Holders. Information reporting and backup withholding may apply to payments of principal, interest or dividends on, or the proceeds from the sale or other disposition of, our 5.625% Convertible Subordinated Debentures or common stock with respect to certain noncorporate U.S. Holders. If you are such a U.S. Holder, then you generally will be subject to backup withholding at a rate of 31% unless, among other conditions, you supply a taxpayer identification number and certain other information, certified under penalties of perjury, to the payer or you otherwise establish an exemption from backup withholding. Any amount withheld under backup withholding is allowable as a credit against the U.S. Holder's federal income tax liability.

   Non-U.S. Holders. Generally, information reporting will apply to payments of interest on our 5.625% Convertible Subordinated Debentures or dividends on our common stock, and backup withholding at a rate of 31% will apply unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption. The 31% backup withholding tax will not apply, however, to interest or dividends subject to the 30% withholding tax described above. In addition, information reporting and backup withholding will apply to payments of principal on our 5.625% Convertible Subordinated Debentures unless you certify that you are not a U.S. person or otherwise establish an exemption.

   The payment of the proceeds from the disposition of any of our 5.625% Convertible Subordinated Debentures or common stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and possible backup withholding, unless the Non-U.S. Holder certifies as to its Non-U.S. Holder status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a Non-U.S. Holder of our 5.625% Convertible Subordinated Debentures or common stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is either:

     (1) a U.S. person;

     (2) a controlled foreign corporation for U.S. tax purposes; or

     (3) a foreign person 50% or more of whose gross income from all sources for certain periods is from activities that are effectively connected with a U.S. trade or business,

information reporting generally will apply unless the broker has documentary evidence in its files of the Non-U.S. Holder's foreign status and has no actual knowledge to the contrary.

New Withholding Regulations

   The recently finalized withholding rules referred to above (the "New Regulations") make certain modifications to the withholding and information reporting rules described above. The New Regulations attempt to unify certification requirements and modify reliance standards. The New Regulations generally will be effective for payments made after December 31, 2000, subject to certain transition rules. We urge you to consult your own tax advisors regarding the New Regulations.

   THE PRECEDING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISER AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF OUR 5.625% CONVERTIBLE SUBORDINATED DEBENTURES AND OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   During 1998, Supportive Housing Services, Inc. ("SHS") provided services to us for market feasibility analysis, site pre-acquisition services, construction management oversight and building setup in conjunction with our development activities. SHS was owned 80% by Dr. Wilson's spouse and 20% by Paul Parker, an executive officer of ours, through June 30, 1998, and, as of July 1, 1998, owned 75% by Dr. Wilson's spouse. SHS billed us approximately $3.9 million for such services in 1998, approximately $3.8 million (including $566,000 reflecting payment to CCL (as defined below)) of which was paid as of December 31, 1998. As of September 30, 1999, we had incurred additional fees totaling $658,000 to SHS. In July 1999 we delivered 180 days' written notice terminating our agreement with SHS. We expect to incur additional fees of approximately $75,000 for all remaining services to be provided by SHS under the agreement.

   In December 1997, we entered into a consulting services agreement with SHS pursuant to which we provided SHS with consulting services in the assisted living industry, including providing data on our facility prototypes, facilitating the introduction of SHS to other potential customers and providing market analysis on the assisted living industry. This consulting agreement expired in September 1998. We received approximately $1.1 million in fees and reimbursable expenses from SHS for such consulting services.

   During 1998, Concepts in Community Living, Inc. ("CCL"), a company owned by Dr. Wilson's spouse, provided feasibility studies and pre-development consulting services to SHS and certain developers with respect to certain assisted living residence sites we were developing and constructing. We paid CCL approximately $566,000 and $310,000 indirectly through SHS for rendering such services in 1998 and 1999, respectively. In June 1999, we entered into a new agreement with CCL pursuant to which CCL will provide market research, demographic review and competitor analysis in many of our current and potential markets. We will pay CCL a retainer of $10,000 per month, plus fees in excess of the retainer in connection with specific projects that we authorize under the agreement. We have paid CCL approximately $73,000 for such services through September 30, 1999.

   We lease six residences from Assisted Living Facilities, Inc., in which Dr. Wilson's spouse owns a 25% interest. During 1998, we paid Assisted Living Facilities, Inc. rent of approximately $1.2 million, and during the nine months ended September 30, 1999, we paid rent of approximately $1.0 million. In addition, we leased one residence from Oregon Heights Partners in 1998, in which Dr. Wilson's spouse owns through CCL a 34% interest. Through September 30, 1998, we paid Oregon Heights Partners approximately $195,000 in rent. The Oregon Heights Partners lease was terminated in September 1998, effective October 1, 1998.

   During 1998, Mr. McBride owned a $400,000 or 16.6% interest, and Dr. Wilson's spouse owned a $200,000 or 8.3% interest, in Health Equity Investors ("HEI"). In the second quarter of 1997, we entered into joint venture agreements with HEI to operate certain new assisted living residences that we owned or leased. The joint venture concurrently entered into a non-cancelable management agreement with us pursuant to which we managed the properties operated by the joint venture for an amount equal to the greater of 8% of gross revenues or $2,000 per month per residence. Through February 10, 1999, we consolidated 100% of the revenues and expenses attributable to these residences with our revenues and expenses, and HEI reimbursed us for 90.0% of the start-up losses of the joint venture. We received loss reimbursements from HEI of $4.7 million for the year ended December 31, 1998, and no loss reimbursements in 1999. As of December 31, 1998, 17 residences owned or leased by us were being operated by the joint venture.

   On February 10, 1999, we purchased HEI's joint venture interest with respect to the 17 properties then being operated by the joint venture for an aggregate purchase price of approximately $3.8 million. HEI's investment with respect to such properties was $3.2 million. As a result of such purchases, Mr. McBride and Dr. Wilson's spouse received distributions of approximately $537,000 and $269,000, respectively, in 1999.

   In October 1997, we acquired Home and Community Care, Inc. ("HCI"). Certain of our officers and directors were officers, directors or stockholders of HCI. Mr. McBride and Dr. Wilson's spouse owned 13.9% and 4.7%, respectively, of HCI's outstanding common stock at the time of acquisition, substantially all of which was acquired in March 1997. The terms of the acquisition were approved by a committee of independent directors. Pursuant to the HCI acquisition agreement, during 1998, Mr. McBride and Dr. Wilson's spouse received "earnout" payments from us of $174,000 and $70,000, respectively, related to HCI sites we elected to develop. Additional "earnout" payments totaling $153,000 to Mr. McBride and $61,000 to Dr. Wilson's spouse have been made under the HCI agreement in 1999. No further "earnout" payments are expected.

   In October 1997, we acquired Carriage House Assisted Living, Inc. ("Carriage House"). Certain of our employees and directors collectively owned 23% of Carriage House's stock at the time of acquisition.

   During 1998 Mr. Razook, one of the members of the Compensation Committee, was Managing Director and Head of the Health Care Industry Group of Schroder & Co. Inc. ("Schroders"), an investment banking firm. During 1998 Schroders served as the initial purchaser of our $75.0 million offering of 5.625% Debentures for which Schroders received a customary commission. Also during 1998, Schroders provided financial advisory services and delivered a fairness opinion in connection with a proposed merger for which we paid Schroders a fee of $200,000. In March 1999, Mr. Razook became President and Managing Director at Cohen & Steers Capital Advisors LLC ("C&S Advisors"). Pursuant to an agreement with C&S Advisors, we anticipate that we will pay C&S Advisors up to $1.2 million in 1999 for financial advisory services, $909,865 of which had been paid as of September 30, 1999. In addition, the agreement provides for customary fees and commissions in the event we are advised by C&S Advisors in connection with certain types of transactions. The agreement terminates on December 31, 2000, except that we may terminate the agreement as it relates to the advisory services on December 31, 1999.

                            SELLING DEBENTUREHOLDERS

   The Debentures being offered were acquired by the Selling Debentureholders in connection with a private placement of the Debentures by Assisted Living Concepts on April 13, 1998. The offering was pursuant to Rule 144A and Regulation D under the Securities Act or in permitted resale transactions from the initial purchasers of the Debentures or holders acquiring these Debentures from prior holders in permitted resale transactions.

   The following table sets forth the following information:

  . names of the Selling Debentureholders

  . the number of shares of common stock owned by each of them as of the date of this supplement

  . the principal amount of Debentures which may be offered pursuant to this Prospectus

   Other than as a result of the ownership of Debentures or common stock, none of the Selling Debentureholders has had any position, office or other material relationship with Assisted Living Concepts or any of its predecessors or affiliates within the past three years, except as noted. The information in the table and accompanying footnotes has been prepared based upon information furnished to Assisted Living Concepts by or on behalf of the Selling Debentureholders.

   We cannot provide an estimate as to the principal amount of Debentures or shares of common stock that will be held by the Selling Debentureholders after completion of this offering. This is because the Selling Debentureholders may offer all or some of the Debentures which they hold and/or shares of common stock issued upon conversion pursuant to this offering. Furthermore, there are currently no agreements, arrangements or understandings with respect to the sale of any of the Debentures or shares of common stock that will be held by the Selling Debentureholders after completion of this Offering. See "Plan of Distribution."

                                                        Principal    Principal
                                                        Amount of    Amount of
                                                        Debentures  Debentures
                                                       Beneficially That May be
                         Name                             Owned        Sold
                         ----                          ------------ -----------
Deephaven Domestic Convertible Trading Ltd. ..........   3,340,000    3,340,000
Donaldson Lufkin & Jenrette...........................   6,585,000    6,585,000
Forest Alternative Strategies Fund A-5................   4,287,000    4,287,000
Fortis Growth and Income Fund.........................   2,000,000    2,000,000
Fortis Growth and Income Series Portfolio.............   2,000,000    2,000,000
Goldman Sachs and Company.............................     130,000      130,000
JMG Convertible Investments, L.P. ....................     500,000      500,000
Lehman Brothers Inc. .................................   1,580,000    1,580,000
Lewco Securities, Corp................................   5,445,000    5,445,000
McMahan Securities Company, L.P. .....................     500,000      500,000
Merrill Lynch Convertible Fund, Inc. .................     400,000      400,000
Merrill Lynch Multinational Investment Portfolio
 Equity/Convertible Series Convertible Securities
 Portfolio (Offshore Fund)............................     300,000      300,000
Merrill Lynch World Income Fund, Inc. ................   1,300,000    1,300,000
Salomon Smith Barney..................................   1,170,000    1,170,000
Schroders & Co. ......................................   4,700,000    4,700,000
Triton Capital Investments, Ltd. .....................     500,000      500,000
Winchester Convertible Plus, Ltd......................     255,000      255,000
                                                       -----------  -----------
  Total............................................... $34,992,000  $34,992,000
                                                       ===========  ===========

                              PLAN OF DISTRIBUTION

   We will not receive any of the proceeds from this Offering. We have been advised by the Selling Debentureholders that they may sell all or a portion of the Debentures and Conversion Shares offered from time to time on AMEX (or through the facilities of any national securities exchange or U.S. automated interdealer quotation system of a registered national securities association, on which any of the Debentures or Conversion Shares are then listed, admitted to unlisted trading privileges or included for quotation) on terms to be determined at the times of such sales. The Selling Debentureholders may also make private sales, including "block transfers," directly or through a broker or brokers. Alternatively, any of the Selling Debentureholders may from time to time offer the Debentures or Conversion Shares through underwriters, including any of the initial purchasers of the Debentures, dealers or agents. The underwriters may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Debentureholders and the purchasers of the Debentures or Conversion Shares. To the extent required, the aggregate principal amount of Debentures and number of Conversion Shares to be sold, the names of the Selling Debentureholders, the purchase price, the name of any such agent, dealer or underwriter and any applicable commissions with respect to a particular offer will be set forth in an accompanying prospectus supplement. The aggregate proceeds to the Selling Debentureholders from the sale of the Debentures and Conversion Shares offered will be the purchase price of such Debentures and Conversion Shares less any commissions. There is no assurance that the Selling Debentureholders will sell any or all of the Debentures or Conversion Shares offered.

   The Debentures and the Conversion Shares may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the holders of the securities or by agreement between such holders and underwriters or dealers who may receive fees or commissions in connection therewith.

   The Debentures are listed on AMEX. However, there can be no assurance that an active market for the Debentures will develop.

   Under the securities laws of certain states, the Debentures and Conversion Shares may be sold in such states only through registered or licensed brokers or dealers.

   The Selling Debentureholders and any broker-dealers, agents or underwriters that participate with the Selling Debentureholders in the distribution of the Debentures or Conversion Shares may be deemed to be "underwriters" within the meaning of the Securities Act. In such cases any commissions received by the broker-dealers, agents or underwriters and any profit on the resale of the Debentures or Conversion Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

   We originally sold the Debentures on April 13, 1998 in a private placement at a purchase price of 100% of their principal amount. We agreed to indemnify and hold the initial purchasers and certain subsequent holders of the Debentures harmless against certain liabilities under the Securities Act that could arise in connection with the sale of the Debentures by the initial purchasers or such subsequent holders.

   We will pay all expenses incident to the offering and sale of the Debentures and common stock to the public other than underwriting discounts and selling commissions and fees. See "Selling Debentureholders."

                                 LEGAL MATTERS

   Latham & Watkins, Los Angeles, California and New York, New York and Schreck Morris, Las Vegas, Nevada, have passed upon certain legal matters with respect to the Debentures and the Conversion Shares being offered.

                                    EXPERTS

   The consolidated financial statements and schedule of Assisted Living Concepts, Inc., as of December 31, 1997 and 1998 and for each of the years in the three-year period ended December 31, 1998, have been included herein and in the Registration Statement in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein and in the Registration Statement, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP, dated September 10, 1999 refers to a change in accounting for pre-opening costs and the restatement of the December 31, 1996 and 1997 consolidated financial statements.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
I. Audited Financial Statements as of and for the Years Ended December 31,
 1997 and 1998

Independent Auditors' Report.............................................   F-2

Consolidated Balance Sheets, December 31, 1997 and 1998..................   F-3

Consolidated Statements of Operations, Years Ended December 31, 1996, 1997
 and 1998................................................................   F-4

Consolidated Statements of Shareholders' Equity, Years Ended December 31,
 1996, 1997 and 1998.....................................................   F-5

Consolidated Statements of Cash Flows, Years Ended December 31, 1996, 1997
 and 1998................................................................   F-6

Notes to Consolidated Financial Statements...............................   F-7

II. Unaudited Financial Statements as of and for the three- and nine-month periods ended September 30, 1998 and 1999

Consolidated Balance Sheets, December 31, 1998 (audited) and September 30,
 1999....................................................................  F-33

Consolidated Statements of Operations and Consolidated Statements of
 Comprehensive Income (Loss), Three and Nine months Ended September 30,
 1998 and 1999...........................................................  F-34

Consolidated Statements of Cash Flows, Nine Months ended September 30,
 1998 and 1999...........................................................  F-35

Notes to Consolidated Financial Statements...............................  F-36

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Assisted Living Concepts, Inc. and Subsidiaries

   We have audited the accompanying consolidated balance sheets of Assisted Living Concepts, Inc. and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Assisted Living Concepts Inc. and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

   As discussed in note 13 to the consolidated financial statements, in 1998 the Company changed its method of accounting for pre-opening costs associated with newly developed residences.

   As discussed in note 20 to the consolidated financial statements, the Company restated its financial statements as of and for the years ended December 31, 1996 and 1997.

                                          KPMG LLP

Portland, Oregon
September 10, 1999

                         ASSISTED LIVING CONCEPTS, INC.

                          CONSOLIDATED BALANCE SHEETS
                    (in thousands, except per share amounts)

                                                               December 31,
                                                             ------------------
                                                               1997      1998
                                                             --------  --------

ASSETS
Current assets:
  Cash and cash equivalents................................  $ 63,269  $ 55,036
  Funds held in trust (Note 3).............................     1,956       --
  Marketable securities, available for sale (Note 4).......       --      4,000
  Accounts receivable, net of allowance for doubtful
   accounts of $79 at 1997, $179 at 1998 and $237 at 1999..     2,185     5,127
  Prepaid expenses.........................................       904       992
  Other current assets (Note 7)............................     3,579     4,472
                                                             --------  --------
   Total current assets....................................    71,893    69,627
                                                             --------  --------
Property and equipment (Notes 2, 5, 6 and 8)...............   131,623   284,754
Construction in process (Note 6)...........................   102,025    51,304
                                                             --------  --------
   Total property and equipment............................   233,648   336,058
   Less accumulated depreciation...........................     3,370     9,133
                                                             --------  --------
   Property and equipment--net.............................   230,278   326,925
                                                             --------  --------
Goodwill (Note 2)..........................................    12,447     5,371
Other assets (Notes 2, 5 and 8)............................     9,749    12,746
                                                             --------  --------
   Total assets............................................  $324,367  $414,669
                                                             ========  ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.........................................  $  1,859  $  1,622
  Construction payable.....................................    18,883     6,942
  Accrued real estate taxes................................     2,354     4,837
  Other accrued expenses...................................     4,045     6,127
  Other current liabilities (Note 7).......................     2,368     4,857
  Construction financing...................................     2,150       --
  Current portion of long-term debt (Note 8)...............       172     1,386
                                                             --------  --------
   Total current liabilities...............................    31,831    25,771
                                                             --------  --------
Other liabilities (Notes 2 and 5)..........................     2,592     3,415
Long-term debt (Note 8)....................................    57,535   105,036
Convertible subordinated debentures (Note 9)...............   100,165   161,250
                                                             --------  --------
   Total liabilities.......................................   192,123   295,472
                                                             --------  --------
Commitments and contingencies (Notes 5 and 19)
Shareholders' equity (Notes 8 and 17):
  Preferred Stock, $.01 par value; 1,000,000 shares
   authorized; None issued or outstanding..................       --        --
  Common Stock, $.01 par value; 80,000,000 shares
   authorized; issued and outstanding 15,646,478 shares in
   1997, 17,344,143 shares in 1998 and 17,120,745 shares in
   1999....................................................       156       173
  Additional paid-in capital...............................   141,460   148,533
  Unearned compensation expense............................    (4,100)   (3,492)
  Fair market value in excess of historical cost of
   acquired net assets attributable to related
   party transactions......................................     (239)     (239)
  Accumulated other comprehensive income (loss)............       --        --
  Accumulated deficit......................................    (5,033)  (25,778)
                                                             --------  --------
  Total shareholders' equity...............................   132,244   119,197
                                                             --------  --------
   Total liabilities and shareholders' equity..............  $324,367  $414,669
                                                             ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                         ASSISTED LIVING CONCEPTS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                                   Years Ended December 31,
                                                   --------------------------
                                                    1996     1997      1998
                                                   -------  -------  --------
Revenue........................................... $21,022  $49,605  $ 89,384
Operating expenses
  Residence operating expenses....................  14,055   31,591    57,443
  Corporate general and administrative............   1,864    4,050    11,099
  Building rentals................................   1,137    2,691    11,308
  Building rentals to related party (Notes 15 and
   16)............................................   2,812    5,278     1,456
  Depreciation and amortization (Note 6)..........   1,094    3,683     6,339
  Terminated merger expense (Note 12).............     --       --      1,068
  Site abandonment costs (Note 6).................     --       --      2,377
  Write-off of impaired assets and related
   expenses (Note 11).............................     --       --      8,521
                                                   -------  -------  --------
    Total operating expenses......................  20,962   47,293    99,611
                                                   -------  -------  --------
Operating income (loss)...........................      60    2,312   (10,227)
                                                   -------  -------  --------
Other income (expense):
  Interest expense (Notes 8 and 9)................  (1,146)  (4,946)  (11,039)
  Interest income.................................     455    1,526     3,869
  Loss on sale of assets (Notes 5 and 16).........    (854)  (1,250)     (651)
  Debenture conversion costs (Note 9).............    (426)     --        --
  Other expenses (Notes 2, 8 and 16)..............      (4)    (121)   (1,174)
                                                   -------  -------  --------
    Total other income (expense)..................  (1,975)  (4,791)   (8,995)
                                                   -------  -------  --------
Net loss before cumulative effect of change in
 accounting principle.............................  (1,915)  (2,479)  (19,222)
Cumulative effect of change in accounting
 principle (Note 13)..............................     --       --     (1,523)
                                                   -------  -------  --------
Net loss.......................................... $(1,915) $(2,479) $(20,745)
                                                   =======  =======  ========
Basic and diluted net loss per common share:
  Loss before cumulative effect of change in
   accounting principle........................... $ (0.23) $ (0.21) $  (1.18)
  Cumulative effect of change in accounting
   principle......................................     --       --      (0.09)
                                                   -------  -------  --------
Basic and diluted net loss per common share....... $ (0.23) $ (0.21) $  (1.27)
                                                   =======  =======  ========
Basic and diluted weighted average common shares
 outstanding......................................   8,404   11,871    16,273

  The accompanying notes are an integral part of these consolidated financial statements.

                         ASSISTED LIVING CONCEPTS, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (in thousands)

                                                                 Fair Market
                                                                  Value in
                          Common Shares  Additional   Unearned    Excess of                  Total
                          --------------  Paid-In   Compensation Historical  Accumulated Shareholder's
                          Shares  Amount  Capital     Expense       Cost       Deficit      Equity
                          ------  ------ ---------- ------------ ----------- ----------- -------------
Balance at December 31,
 1995...................   6,000   $ 60   $ 16,462    $   --        $(239)    $   (639)    $ 15,644
Net proceeds from public
 offering...............   4,192     42     37,299        --          --           --        37,341
Exercise of employee
 stock options..........      28    --         132        --          --           --           132
Conversion of
 subordinated
 debentures.............     810      8      5,785        --          --           --         5,793
Net loss................     --     --         --         --          --        (1,915)      (1,915)
                          ------   ----   --------    -------       -----     --------     --------
Balance at December 31,
 1996...................  11,030    110     59,678        --         (239)      (2,554)      56,995
Net proceeds from public
 offering...............   4,140     42     72,086        --          --           --        72,128
Shares issued for
 acquisition............     337      3      5,073        --          --           --         5,076
Exercise of employee
 stock options..........     139      1        373        --          --           --           374
Grant of restricted
 stock (Note 17)........     --     --       4,250     (4,250)        --           --           --
Compensation expense
 earned on restricted
 stock (Note 17)........     --     --         --         150         --           --           150
Net loss................     --     --         --         --          --        (2,479)      (2,479)
                          ------   ----   --------    -------       -----     --------     --------
Balance at December 31,
 1997...................  15,646   $156   $141,460     (4,100)      $(239)    $ (5,033)    $132,244
Common stock
 repurchased............    (529)    (5)    (7,057)       --          --           --        (7,062)
Conversion of
 subordinated
 debentures.............   1,855     19     13,387        --          --           --        13,406
Exercise of employee
 stock options..........     122      1        745        --          --           --           746
Issuance of restricted
 stock (Note 17)........     250      2         (2)       --          --           --           --
Compensation earned on
 restricted stock
 (Note 17)..............     --     --         --         608         --           --           608
Net loss................     --     --         --         --          --       (20,745)     (20,745)
                          ------   ----   --------    -------       -----     --------     --------
Balance at December 31,
 1998...................  17,344   $173   $148,533    $(3,492)      $(239)    $(25,778)    $119,197
                          ======   ====   ========    =======       =====     ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                         ASSISTED LIVING CONCEPTS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                  Years Ended December 31,
                                                -------------------------------
                                                  1996       1997       1998
                                                ---------  ---------  ---------
Operating activities:
Net loss......................................  $  (1,915) $  (2,479) $ (20,745)
Adjustment to reconcile net loss to net cash
 (used in) provided by operating activities:
 Depreciation and amortization................      1,094      3,683      6,339
 Provision for doubtful accounts..............         33         23        359
 Loss on sale of assets.......................        854      1,250        651
 Compensation expense earned on restricted
  stock.......................................        --         150        608
 Write-off of impaired assets and related
  expenses....................................        --         --       8,521
 Site abandonment costs.......................        --         --       2,377
 Cumulative effect of change in accounting
  principle...................................        --         --       1,523
Changes in assets and liabilities, excluding
 effects of acquisitions:
 Accounts receivable, net.....................       (627)      (808)    (3,302)
 Prepaid expenses.............................       (138)      (530)       (88)
 Other current assets.........................       (392)    (3,039)      (909)
 Other assets.................................     (1,554)      (633)     1,314
 Accounts payable, accrued expenses and other
  current liabilities.........................     (1,446)     5,258      5,525
 Non-Current Liabilities......................        997      1,595        823
                                                ---------  ---------  ---------
Net cash (used in) provided by operating
 activities...................................     (3,094)     4,497      2,996
                                                ---------  ---------  ---------
Investing activities:
Funds held in trust...........................     (8,515)     6,559      1,956
Investment in marketable securities, available
 for sale.....................................        --         --      (4,000)
Proceeds from sale and leaseback
 transactions.................................     41,385     51,671      8,113
Proceeds from sale of land and residences.....        --         --         --
Purchases of property and equipment...........   (122,169)  (148,139)  (117,972)
Acquisitions, net of cash, debt acquired and
 issuance of common stock.....................        --      (4,064)   (11,366)
                                                ---------  ---------  ---------
Net cash used in investing activities.........    (89,299)   (93,973)  (123,269)
                                                ---------  ---------  ---------
Financing activities:
Proceeds for construction financing...........     18,850     43,210        --
Repayments of construction financing..........        --     (63,497)       --
Payments on long-term debt....................        (88)    (5,516)      (289)
Proceeds from issuance of common stock, net...     37,473     72,502        746
Repurchase of common stock....................        --         --      (7,062)
Debt issuance costs of offerings and long-term
 debt.........................................       (418)    (4,163)    (5,359)
Proceeds from long-term debt..................     31,346     21,854     49,004
Retirement of restricted stock................        --         --         --
Proceeds from issuance of convertible
 subordinated debentures......................        --      86,250     75,000
                                                ---------  ---------  ---------
Net cash provided by financing activities.....     87,163    150,640    112,040
                                                ---------  ---------  ---------
Net increase (decrease) in cash and cash
 equivalents..................................     (5,230)    61,164     (8,233)
Cash and cash equivalents, beginning of year..      7,335      2,105     63,269
                                                ---------  ---------  ---------
Cash and cash equivalents, end of year........  $   2,105  $  63,269  $  55,036
                                                =========  =========  =========
Supplemental disclosure of cash flow
 information (Note 18):
 Cash payments for interest...................  $   3,218  $   9,741  $  16,480
 Cash payments for income taxes...............        --       1,547        --
 Unrealized loss on marketable securities.....        --         --         --
 Conversion of construction financing to sale-
  leaseback...................................        --         --       2,150
 Extinguishment of long term debt from lease
  amendments..................................        --         --         --
 Disposal of property, plant and equipment
  from lease amendments.......................        --         --         --
 Increase (decrease) in construction payable
  and property and equipment..................  $   8,752  $   2,881  $ (11,941)
 Conversion of subordinated debentures (net of
  $509 of unamortized financing costs in
  1998).......................................      6,085        --      13,406
 Conversion of construction financing to sale
  leaseback...................................        --         --       2,150

  The accompanying notes are an integral part of these consolidated financial statements.

                         ASSISTED LIVING CONCEPTS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Business and Summary of Significant Accounting Policies

The Company

   Assisted Living Concepts, Inc. ("the Company") owns, operates and develops assisted living residences which provide housing to older persons who need help with the activities of daily living such as bathing and dressing. The Company provides personal care and support services and makes available routine health care services designed to meet the needs of its residents. The accompanying financial statements reflect the operating results of 60, 109 and 165 residences for the years ended 1996, 1997 and 1998, respectively. Residences are included in operating results as of the first day of the month following licensure.

   On November 22, 1994, the Company sold 4,000,000 shares of common stock at $4.625 per share in an initial public offering realizing net proceeds of approximately $16.4 million after underwriter discounts, commissions and other expenses.

   In August 1995, the Company completed the offering of $20.0 million 7% Convertible Subordinated Debentures ("7% Debentures") due August, 2005 realizing net proceeds of approximately $19.2 million after discounts, commissions and other expenses. In September 1996, $6.1 million of the 7% Debentures were converted into 811,333 shares of the Company's common stock which resulted in $13.9 million of 7% Debentures outstanding. In August 1998, the Company called for redemption all of the remaining $13.9 million of the 7% Debentures. All of the 7% Debentures were converted into shares of the Company's common stock, resulting in the issuance of 1,855,334 additional shares of common stock.

   In July 1996, the Company sold 4,192,500 shares of common stock at $9.50 per share in a public offering realizing net proceeds of $37.3 million, after underwriter discounts, commissions and other expenses.

   In June 1997, the Company's Board of Directors declared a two for one stock split on the Company's common stock. The record date for the stock split was June 30, 1997 and the stock split occurred on July 10, 1997.

   In addition, in June 1997 the Company's Board of Directors declared a dividend distribution of one preferred share purchase right ("Preferred Share Purchase Right") on each outstanding share of the Company's common stock. In the event that a person or group of persons acquires or announces a tender offer to acquire 15% or more of the common stock (the "Acquiring Person"), the Preferred Stock Purchase Rights, subject to certain limited exceptions, will entitle each shareholder (other than the Acquiring Person) to buy one one-hundredth of a share of newly created Series A Junior Participating Preferred Stock of the Company at an exercise price of $54 (after giving effect to the stock split). The Company may redeem the rights at one cent per right at any time before a person or group has acquired 15% or more of the outstanding common stock. The record date for Preferred Share Purchase Right distribution was June 30, 1997. The stock split occurred immediately prior to the Preferred Share Purchase Right distribution.

   In October 1997 the Company sold 4,140,000 shares of common stock at $18.50 per share in a public offering realizing net proceeds of $72.1 million, after underwriter discounts, commissions and other expenses.

   In October 1997, the Company completed the public offering of $86.3 million of 6% Convertible Subordinated Debentures ("6% Debentures") due November 2002 realizing net proceeds of $82.9 million after underwriter discounts, commissions and other expenses. The 6% Debentures are convertible at any time at or prior to maturity, unless previously redeemed, at a conversion price of $22.57 per common share, which equates to an aggregate of 3,821,444 shares of the Company's common stock.

                         ASSISTED LIVING CONCEPTS, INC.

   In April 1998, the Company completed the offering of $75.0 million of 5.625% Convertible Subordinated Debentures ("5.625% Debentures") due May 2003 realizing net proceeds of $72.2 million after discounts, commissions and other expenses. The 5.625% Debentures are convertible at any time at or prior to maturity, unless previously redeemed, at a conversion price of $26.184 per common share, which equates to an aggregate of 2,864,344 shares of the Company's common stock.

Principles of Consolidation

   The consolidated financial statements include the accounts of Assisted Living Concepts Inc. and its wholly owned subsidiaries (the "Company"). All significant intercompany balances and transactions have been eliminated in consolidation.

Cash, Cash Equivalents and Marketable Securities

   Cash and cash equivalents include cash on deposit and highly liquid investments with maturities of three months or less at the date of purchase. The Company's investments in cash equivalents are classified as held to maturity and are stated at cost. The Company's investments in marketable securities are classified as available for sale. These investments are stated at fair value with any unrealized gains or losses included as a component of shareholders' equity. Interest income is recognized when earned.

Leases

   The Company determines the classification of its leases as either operating or capital at their inception. The Company reevaluates such classification whenever circumstances or events occur that require the reevaluation of the leases.

   The Company accounts for arrangements entered into under sale and leaseback agreements pursuant to Statement of Financial Accounting Standards (SFAS) No. 98, "Accounting for Leases." For transactions that qualify as sales and operating leases, a sale is recognized and the asset is removed from the books. For transactions that qualify as sales and capital leases, the sale is recognized, but the asset remains on the books and a capital lease obligation is recorded. Transactions that do not qualify for sales treatment are treated as financing transactions. In the case of financing transactions, the asset remains on the books and a finance obligation is recorded as part of long-term debt. Losses on sale and leaseback agreements are recognized at the time of the transaction absent indication that the sales price is not representative of fair value. Gains are deferred and recognized on a straight-line basis over the initial term of the lease.

   All of the Company's leases contain various provisions for annual increases in rent, or rent escalators. Certain of these leases contain rent escalators with future minimum annual rent increases that are not considered contingent rents. The total amount of the rent payments under such leases with non-contingent rent escalators is being charged to expense on the straight-line method over the term of the leases. The Company records a deferred credit, included in other liabilities, to reflect the excess of rent expense over cash payments. This deferred credit is reduced in the later years of the lease term as the cash payments exceed the rent expense.

Property and Equipment

   Property and equipment are recorded at cost and depreciation is computed over the assets' estimated useful lives on the straight-line basis as follows:

   Buildings.......................................................     40 years
   Furniture and equipment......................................... 3 to 7 years

                         ASSISTED LIVING CONCEPTS, INC.

   Asset impairment is analyzed on assets to be held and used by the rental demand by market to determine if future cash flows (undiscounted and without interest charges) are less than the carrying amount of the asset. If an impairment is determined to have occurred, an impairment loss is recognized to the extent the assets carrying amount exceeds its fair value. Assets the Company intends to dispose of are reported at the lower of (i) fair carrying amount or (ii) fair value less the cost to sell. The Company has not recognized any impairment losses through the year ended December 31, 1998.

   Interest and certain payroll costs incurred during construction periods are capitalized as part of the building costs. Maintenance and repairs are charged to expense as incurred, and significant betterments and improvements are capitalized. Construction in process includes pre-acquisition costs and other direct costs related to acquisition, development and construction of residences. If a project is abandoned, any costs previously capitalized are expensed.

Goodwill

   Costs in excess of the fair value of the net assets acquired in purchase transactions as of the date of acquisition have been recorded as goodwill and are being amortized over periods ranging between 15 and 20 years on a straight-line basis. Amortization of goodwill was $30,000, $128,000 and $398,000, respectively, for the years ended December 31, 1996, 1997 and 1998. Accumulated amortization of goodwill at December 31, 1997 and 1998 was $188,000 and $278,000, respectively. Management maintains an impairment review policy whereby the future economic benefit of the recorded balance is substantiated at the end of each reporting period.

   During the year ended December 31, 1998, the Company wrote-off all the unamortized goodwill (approximately $7.5 million) associated with Pacesetter Home Health Care, Inc. ("Pacesetter"), a wholly owned subsidiary of Home and Community Care, Inc. The shut-down of Pacesetter operations was a result of a change in the regulatory reimbursement environment during the quarter ended June 30, 1998 (See Note 11).

Pre-Opening Costs

   Prior to the adoption of AICPA Statement of Position 98-5, Reporting on the Costs of Start-up Activities (SOP 98-5), pre-opening costs associated with newly developed residences, prior to the commencement of their operations were capitalized and amortized over 12 months. As a result of the Company's adoption of SOP 98-5 (effective as of January 1, 1998), pre-opening costs are expensed as incurred (See Note 13).

Deferred Financing Costs

   Financing costs related to the issuance of debt are capitalized in other assets and amortized to interest expense over the term of the related debt using the straight-line method, which approximates the effective interest method.

Income Taxes

   The Company uses the asset and liability method of accounting for income taxes under which deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to the differences between the financial statement carrying amounts of the existing assets and liabilities and their respective tax bases (temporary differences). Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

                         ASSISTED LIVING CONCEPTS, INC.

Revenue Recognition

   Revenue is recognized when services are rendered and consists of residents' fees for basic housing and support services and fees associated with additional services such as routine health care and personalized assistance on a fee for service basis. Management of the Company assesses the collectibility of the accounts receivable periodically and records a provision for doubtful accounts as considered necessary.

Classification of Expenses

   All expenses (except interest, depreciation, amortization, residence operating expenses) associated with corporate or support functions have been classified as corporate general and administrative expense. All other expenses incurred by the Company have been classified as residence operating expenses.

Comprehensive Income (Loss)

   On January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income consists of net income (loss) and several other items that current accounting standards require to be recognized outside of net income (loss) and is presented in the consolidated statements of shareholders' equity and comprehensive income. The Statement requires only additional disclosures in the consolidated financial statements; it does not affect the Company's financial position or net income (loss). There were no unrealized gains (losses) on marketable securities for the years ended December 31, 1997 or 1998. The Company had no items to be recognized in comprehensive income (loss) outside net loss for the periods presented.

Net Income (Loss) Per Common Share

   Basic earnings per share (EPS) is calculated using income (loss) attributable to common shares (after deducting preferred dividends) divided by the weighted average number of common shares outstanding for the period. Diluted EPS is calculated in periods with net income using income attributable to common shares (after deducting preferred dividends and considering the effects of dilutive potential common shares) divided by the weighted average number of common shares and dilutive potential common shares outstanding for the period.

   Vested options to purchase 382,000, 568,000 and 833,000 shares of common stock were outstanding during the years ended December 31, 1996, 1997 and 1998, respectively. These options were excluded from the respective computations of diluted loss per share, as their inclusion would be antidilutive.

   Also excluded from the computations of diluted loss per share, for the years ended December 31, 1996, 1997 and 1998 were 1,855,333, 5,676,777 and 6,685,789 shares of common stock, respectively, issuable upon conversion of the Company's convertible subordinated debentures (see Note 9) and 250,000 shares of restricted stock for the year ended December 31, 1998 (see Note 20) as their inclusion would be antidilutive.

Segment Reporting

   In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." This SFAS requires public enterprises to report certain information about their operating segments in a complete set of financial statements to shareholders. It also requires reporting of certain enterprise-wide information about the Company's products and services, its activities in different geographic areas, and its reliance on major customers. The basis for determining the Company's operating segments is the manner in which management operates the business. This SFAS is

                         ASSISTED LIVING CONCEPTS, INC.

effective for financial statements for periods beginning after December 15, 1997 and, as such, was adopted by the Company in 1998. The Company has no foreign operations, no customers which provide over 10 percent of gross revenue, and has determined that it has only one operating segment.

Use of Estimates

   Management of the Company has made certain estimates and assumptions relating to the reporting of assets and liabilities, and the disclosure of contingent assets and liabilities, and the reported amounts of revenue and expenses during the reporting period to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

Reclassifications

   Certain reclassifications have been made in the prior years' financial statements to conform to the current year's presentation. Such reclassifications had no effect on previously reported net loss or shareholders' equity.

Fair Value of Financial Instruments

   The carrying amount of cash and cash equivalents, accounts receivable and accounts payable approximates fair value because of the short-term nature of the accounts and/or because they are invested in accounts earning market rates of interest. The carrying value of marketable debt securities and funds held in trust approximates fair value because they bear interest at market rates. The carrying amount of the Company's long-term debt and construction financing approximate fair value as the interest rates approximate the current rates available to the Company. The following table sets forth the carrying amount and approximate fair value (based on quoted market values) of the Company's subordinated debentures as of December 31, 1997 and 1998 (in thousands):

                                                     1997             1998
                                               ---------------- ----------------
                                               Carrying  Fair   Carrying  Fair
                                                Amount   Value   Amount   Value
                                               -------- ------- -------- -------
   7% Debentures.............................. $13,915  $36,596     --       --
   6% Debentures..............................  86,250   93,581 $86,250  $71,156
   5.625% Debentures..........................     --       --   75,000   58,500

Stock-based Compensation

   In October 1995, the Financial Accounting Standards Board (FASB) issued Statement of Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation," which provides an alternative to APB Opinion No. 25, "Accounting for Stock Issued to Employee," in accounting for stock-based compensation issued to employees. The Statement encourages, but does not require financial reporting to reflect compensation expense for grants of stock, stock options and other equity instruments to employees based on changes in the fair value of the underlying stock. The Company continues to apply the existing accounting rules contained in APB Option No. 25, "Accounting for Stock Issued to Employees." While recognition of employee stock-based compensation is not mandatory, SFAS 123 requires companies that choose to continue applying the provisions of APB No. 25 to disclose pro forma net income (loss) and earnings
(loss) per share data (See Note 17).

   The Non-Officer Stock Option Plan (the "Non-Officer Plan") is a non-qualified stock option plan intended as a long-term incentive compensation plan designed to provide a competitive and balanced incentive and reward program for participants.

                         ASSISTED LIVING CONCEPTS, INC.

Concentration of Credit Risk

   State Medicaid reimbursement programs constitute a significant source of revenue for the Company. Adverse changes in general economic factors affecting the health care industry or laws and regulatory environment, including Medicaid reimbursement rates, could have a material adverse effect on the Company's financial condition and results of operations. As of December 31, 1998, 23.1% of the Company's residences are in Texas, 11.0% are in Oregon, 10.4% in Ohio, 11.0% in Indiana and 9.2% in Washington. During the years ended December 31, 1996, 1997 and 1998, direct payments received from state Medicaid agencies accounted for approximately 12.4%, 11.1% and 10.7%, respectively, of the Company's revenue while the tenant paid portion received from Medicaid residents accounted for approximately 6.9%, 5.9% and 5.8%, respectively, of the Company's revenue during these periods. The Company expects in the future that State Medicaid reimbursement programs will constitute a significant source of revenue for the Company.

2. Acquisitions and Joint Venture

 Acquisitions

   Effective October 23, 1997, the Company acquired 98.8% of the outstanding capital stock of Home and Community Care, Inc. ("HCI"). The Company had acquired an initial 1.2% interest in HCI as a result of HCI's acquisition of Pacesetter, a home health care agency in which the Company had made an investment in November 1996. Several employees of the Company, including members of the Board of Directors, owned collectively approximately 40.0% of the outstanding common stock in HCI (See Notes 15 and 16). In the second quarter of 1997 the Company signed a licensing agreement with HCI, pursuant to which the Company agreed to allow HCI to use certain of the Company's proprietary information and materials in connection with the development of HCI's assisted living residences. During the second quarter of 1997, the Company received $178,000 in fees from HCI and recorded such fees as other income included in other income/expenses. The HCI purchase was completed at a purchase price of approximately $4.0 million in cash (which reflects approximately $5.3 million of cash paid net of (i) approximately $250,000 in cash acquired, (ii) approximately $850,000 in fees from HCI for services rendered during 1997, and (iii) $150,000 in dividends received from HCI during
1997), and the assumption of approximately $6.6 million in liabilities. HCI stockholders are entitled to receive certain "earnout" payments over a two-year period based on the number of HCI's assisted living residence sites, which the Company elects to complete. At the time of the acquisition, HCI had 20 sites under development. For each completed residence, HCI stockholders will receive an additional $7,500 per unit (approximately $300,000 per residence) in cash. During the years ended December 31, 1997 and 1998, respectively, the Company paid earnout payments of $0 and $1.7 million, respectively, and capitalized such payments in property and equipment.

   The acquisition was accounted for as a purchase, and the operating results of HCI have been included in the Company's consolidated financial statements since the date of acquisition. The cost of the acquisition has been allocated based on the estimated fair value of the net assets acquired of approximately $3.4 million. The excess of the aggregate purchase price over the fair market value of net assets acquired of approximately $7.5 million was recorded as goodwill and amortized on a straight-line basis over 20 years.

   During second quarter 1998 the Company announced a plan to exit all home health business operations being conducted by Pacesetter. During the year ended December 31, 1998, the Company incurred a $8.5 million charge to earnings associated with exiting the Pacesetter operations. Such charge consisted of (i) a $7.5 million write-off of all unamortized goodwill associated with Pacesetter and (ii) a $1.0 million provision for exit costs expected to be incurred during the phase out of the Pacesetter business. During the fourth quarter 1998, the $1.0 million provision for exit costs was reduced by $400,000 from $1.4 million as a result of a

                         ASSISTED LIVING CONCEPTS, INC.

change in the estimate for such exit costs. In addition, the Company incurred a $1.0 million charge recorded as site abandonment expense during second quarter 1998 for previously capitalized development costs relating to 11 sites acquired in the HCI acquisition that it had determined not to develop (See Note 6 and Note 11).

   Effective October 23, 1997, the Company acquired 90.1% of the outstanding capital stock of Carriage House Assisted Living Inc. ("Carriage House"). Several employees of the Company, including members of the Board of Directors, owned collectively approximately 23.0% of the outstanding common stock of Carriage House (See Notes 15 and 16). The Company had acquired its initial 9.9% in Carriage House's outstanding capital stock during 1996. The purchase was completed at a purchase price of $5.2 million with the exchange of 337,460 shares of Common Stock (based on a stock price of $15.41 per share) for all of the outstanding common stock of Carriage House and the assumption of approximately $3.2 million in liabilities.

   The acquisition was accounted for as a purchase and the operating results of Carriage House have been included in the Company's consolidated financial statements since the acquisition date. The cost of the acquisition has been allocated based on the estimated fair value of the net assets acquired of approximately $3.4 million. The excess of the aggregate purchase price over the fair market value of net assets acquired of approximately $4.7 million has been recorded as goodwill and is being amortized on a straight-line basis over 20 years.

   The following unaudited pro forma consolidated results of operations for the Company for the year ended December 31, 1997 assume that HCI and Carriage House acquisitions had occurred as of January 1, 1997 (in thousands, except per share amounts):

                                                                     (Unaudited)
                                                                        Total
                                                                     -----------
   Net revenue......................................................   $55,241
   Net loss.........................................................    (2,680)
   Basic and diluted net loss per common share......................   $ (0.23)

   The unaudited pro forma consolidated results of operations do not purport to be indicative of the results that would have been reported if the acquisitions had been completed as of the beginning of the periods presented, nor are they indicative of future results of operations. The Company cannot predict whether the consummation of the acquisitions described above will conform to the assumptions used to prepare the unaudited pro forma consolidated results of operations.

   On April 30, 1998, the Company completed the acquisitions of two assisted living residences in Plano and McKinney, Texas, having units of 66 and 50, respectively. The residences were acquired for a total purchase price of approximately $5.2 million. The acquisitions were accounted for as purchases and the operating results of the facilities have been included in the Company's consolidated financial statements since the acquisition date. The cost of the acquisitions has been allocated based on the estimated fair value of the net assets acquired of approximately $5.2 million. No goodwill was recorded.

   On July 1, 1998, the Company completed the acquisition of an assisted living residence in Alexandria, Louisiana having 47 units. The residence was acquired for a purchase price of approximately $2.8 million. The acquisition was accounted for as a purchase and the operating results of the facility have been included in the Company's consolidated financial statements since the acquisition date. The cost of the acquisition has been allocated based on the estimated fair value of the net assets acquired of approximately $2.8 million. No goodwill was recorded.

   On December 1, 1998, the Company completed the acquisition of an assisted living residence in Paris, Texas, having 50 units. The residence was acquired for a purchase price of approximately $3.4 million. The

                         ASSISTED LIVING CONCEPTS, INC.

acquisition was accounted for as a purchase and the operating results of the facility have been included in the Company's consolidated financial statements since the acquisition date. The cost of the acquisition has been allocated based on the estimated fair value of the net assets acquired of approximately $3.0 million. The excess of the aggregate purchase price over the fair market value of net assets acquired is approximately $432,000 and has been recorded as goodwill and is being amortized on a straight-line basis over 20 years.

   The pro forma consolidated results of operations for the four facilities acquired during 1998 are excluded, as they are not considered significant to the Company's operations.

 Joint Venture

   During 1997, the Company entered into joint venture agreements with a joint venture partner to operate certain new assisted living residences which commenced operations during the second, third and fourth quarters of 1997. Of the $2.3 million of total capital raised by the joint venture partner to invest in such arrangements, the Company contributed $300,000 and recorded such investment in other non-current assets. In addition, certain members of management held interests in the joint venture partner (See Note 15). Pursuant to the joint venture agreements, the Company entered into non-cancelable management agreements under which the Company managed the residences operated by the joint venture for an amount equal to the greater of 8% of gross revenues or $2,000 per month per residence. The Company consolidated the operations of the joint venture agreements in its consolidated financial statements. The joint venture partner reimbursed the Company for 90.0% of the start-up losses of the joint venture, and the Company recognized such reimbursements as loans included in other liabilities. The Company also reflected amounts paid to repurchase the joint venture partner's interest in excess of reimbursed losses as interest and other expense. Interest was calculated based on the average loan balance using an imputed 20.0% interest rate and other expense was calculated based on a $10,000 administrative fee per residence. The Company received loss reimbursements of $2.3 million and $4.7 million for the years ended December 31, 1997 and 1998, respectively. The Company did not repay any of these loans, and incurred interest expense of $52,000 in connection with these loans, during the year ended December 31, 1997. The Company repaid $4.0 million of these loans in 1998, and incurred interest and other expense of $687,000 in connection with these loans, for the year ended December 31, 1998. As of December 31, 1998, 17 residences owned or leased by the Company were being operated by the joint venture. During the first quarter of 1999 the Company announced that it had negotiated with the joint venture partner to purchase, for approximately $3.8 million, all of the joint venture partner's interest in the remaining 17 residences subject to the joint venture agreements (See Note 20).

3. Funds Held In Trust

   During 1996, the Company issued $8.5 million in tax-exempt bonds to provide permanent financing on five Washington residences. As of December 31, 1997, four of the five properties had been completed and the Company had received proceeds of $6.5 million. The remaining $2.0 million of proceeds was released during the first quarter of 1998 once the remaining residence had been completed and licensed.

4. Marketable Securities

   At December 31, 1998 marketable securities, classified as available-for-sale, are comprised of $3.4 million of U.S. government and agency debt securities with a maturity of 2030 and $600,000 of state and municipal debt securities with a maturity of 2025. These marketable securities have right to call or prepayment provisions, which may affect the maturity. At December 31, 1998 the cost of these securities which was determined on a specific identification basis, was equal to their estimated fair value, as such, there were no realized or unrealized gains or losses.

                         ASSISTED LIVING CONCEPTS, INC.

5. Leases

   A summary of leases that the Company has entered into since its inception is as follows:

                                     Number of
                                      Sale and            Number of              Units
                                     Leaseback             Sale and              under
                          Number of  Residences           Leaseback              Leases
                            Leased   Accounted    Total   Residences             under
                          Residences   for as   Number of Accounted    Units   Accounted
                           ("Oregon  Operating  Operating   for as   Operating   for as
                           Leases")    Leases    Leases   Financings  Leases   Financings
                          ---------- ---------- --------- ---------- --------- ----------
Leases at December 31,
 1994...................       4         --          4        --         114      --
Leases entered into
 during 1995............      --          5          5        --         150      --
                             ---        ---        ---       ---       -----      ---
Leases at December 31,
 1995...................       4          5          9        --         264      --
Leases entered into
 during 1996............       1         19         20         9         763      316
Residences repurchased
 during 1996............      --         (4)        (4)       --        (146)     --
                             ---        ---        ---       ---       -----      ---
Leases at December 31,
 1996...................       5         20         25         9         881      316
Leases entered into
 during 1997............       2         24         26         7       1,025      247
                             ---        ---        ---       ---       -----      ---
Leases at December 31,
 1997...................       7         44         51        16       1,906      563
Leases entered into
 during 1998............      --          4          4        --         139      --
Lease expansions during
 1998...................      --         --         --        --          47       10
Leases terminated during
 1998...................      (1)        --         (1)       --         (45)     --
                             ---        ---        ---       ---       -----      ---
Leases at December 31,
 1998...................       6         48         54        16       2,047      573
                             ===        ===        ===       ===       =====      ===

   The Company has entered into agreements to lease six assisted living residences in Oregon from Assisted Living Facilities, Inc., a related party (the "Oregon Leases"). During 1998 the Company terminated a lease with Oregon Heights Partners ("OHP"). The lessor in each case obtained funding through the sale of bonds issued by the state of Oregon, Housing and Community Services Department ("OHCS"). In connection with the Oregon Leases, the Company entered into "Lease Approval Agreements" with OHCS and Assisted Living Facilities, Inc., pursuant to which the Company is obligated to comply with the terms and conditions of certain regulatory agreements to which the lessor is a party (See
Note 8). The leases, which have fixed terms of 10 years, have been accounted for as operating leases. Aggregate deposits on these residences as of December 31, 1997 and 1998 were $176,000 and $126,000 respectively, which are reflected in other assets.

   During the years ended December 31, 1996, 1997 and 1998, the Company completed the sale of 19, 24 and four residences under sale and leaseback arrangements, respectively. The Company sold the residences for approximately $41.4 million in 1996, $51.7 million in 1997 and $10.3 million in 1998, and leased them back over initial terms ranging from 12 to 20 years. During 1996, four of the 19 properties were repurchased for $7.8 million, in connection with a $50.2 million sale and leaseback commitment with LTC Properties, Inc. ("LTC") (See Note 16). The properties were repurchased at a cost of $7.6 million plus a $214,000 administrative fee. In addition, the Company assumed four leases under sale and leaseback agreements that were acquired with the Carriage House purchase that was completed in October of 1997.

   The Company recognized losses of $936,000, $1.3 million and $651,000 on the above sale and leaseback transactions for the years ended December 31, 1996, 1997 and 1998, respectively. The losses, net of a 1996 unrelated land sale gain of $82,000, are presented in the Consolidated Statements of Operations as net loss on sale of assets. Gains on sale and leaseback transactions of $399,000, $1.1 million and $508,000 for the years ended December 31, 1996, 1997 and 1998 respectively, have been recorded as deferred income included in

                         ASSISTED LIVING CONCEPTS, INC.

other liabilities and are being amortized over the initial terms of the corresponding leases. For the years ended December 31, 1996 and 1997, a substantial portion of such gains and losses resulted from sale and leaseback transactions with LTC (See Note 16).

   Certain of the Company's leases and loan agreements contain covenants and cross-default provisions such that a default on one of those instruments could cause the Company to be in default on one or more other instruments. The Company was not in compliance with certain lease and loan covenants and has obtained necessary waivers as a result of such non-compliance.

   As of December 31, 1998, future minimum annual lease payments under operating leases are as follows (in thousands):

     1999.............................................................. $ 16,139
     2000..............................................................   16,103
     2001..............................................................   16,099
     2002..............................................................   16,102
     2003..............................................................   16,123
     Thereafter........................................................  108,990
                                                                        --------
                                                                        $189,556
                                                                        ========

   During the years ended December 31, 1996 and 1997, respectively, the Company entered into nine and seven sale and leaseback agreements, which are accounted for as financings due to the Company's continuing involvement in the properties in the form of a fair value purchase option which provides the Company with the option to purchase the residence at fair market value at the end of the initial lease term, ranging from 14 to 15 years. These financings are included in long term debt and the related assets remain on the consolidated balance sheets in property, plant and equipment (See Notes 6, 8 and 20).

6. Property and Equipment

   As of December 31, 1997 and 1998, property and equipment, stated at cost, consist of the following (in thousands):

                                                                1997     1998
                                                              -------- --------
   Land...................................................... $  7,924 $ 18,217
   Buildings.................................................  119,649  256,904
   Equipment.................................................    1,419    2,865
   Furniture.................................................    2,631    6,768
                                                              -------- --------
   Property and equipment....................................  131,623  284,754
   Construction in process...................................  102,025   51,304
                                                              -------- --------
   Total property and equipment..............................  233,648  336,058
   Less accumulated depreciation.............................    3,370    9,133
                                                              -------- --------
   Property and equipment--net............................... $230,278 $326,925
                                                              ======== ========

   Land, buildings and certain furniture and equipment relating to 37 residences serve as collateral for long-term debt (See Note 8). Depreciation expense was $805,000, $2.9 million, and $5.9 million, for the years ended December 31, 1996, 1997 and 1998, respectively.

                         ASSISTED LIVING CONCEPTS, INC.

   As of December 31, 1997 and 1998 construction in process consists of the following (in thousands):

                                                                 1997    1998
                                                               -------- -------
   Land purchased and earnest deposits........................ $  8,791 $ 4,217
   Construction costs.........................................   80,325  37,883
   Other costs................................................   12,909   9,204
                                                               -------- -------
                                                               $102,025 $51,304
                                                               ======== =======

   During the years ended December 31, 1996, 1997 and 1998, the Company capitalized interest costs of $2.3 million, $6.6 million and $6.0 million, respectively, relating to financing of construction in process. In addition, the Company capitalized payroll costs that are directly related to the construction and development of the residences of $1.1 million, $1.8 million and $1.8 million for the years ended December 31, 1996, 1997 and 1998, respectively.

   As a result of the Company's decision to reduce the number of new residence openings during the year ending December 31, 1999 and beyond, the Company wrote-off $2.4 million of capitalized costs during 1998 relating to the abandonment of 36 development sites. Of such costs, $1.0 million were written-off during the second quarter and the remaining $1.4 million were written-off during the fourth quarter 1998. The Company had not written-off any of such costs prior to 1998 (See Note 20).

   The Company had certificates of occupancy for 173 residences, 165 of which were included in the operating results as of December 31, 1998, as compared to 130 residences with certificates of occupancy, 109 of which were included in the operating results as of December 31, 1997. Of the residences with certificates of occupancy, the Company owned 103 residences and leased 70 residences (54 of which were operating leases and 16 of which were accounted for as financings) as compared to 63 owned residences and 67 leased residences (51 of which were operating leases and 16 of which were accounted for as financings) as of December 31, 1997. At each of December 31, 1997 and 1998, property and equipment included $31.4 million in land and buildings related to sale and leaseback transactions accounted for as financings (See Note 16).

   As of December 31, 1998, construction in process reflects: (i) 12 residences (479 units) under construction ($21.9 million); (ii) eight residences (319 units) that have received a certificate of occupancy, but are pending licensure ($23.5 million); (iii) one residence expansion (13 units) ($811,000); and (iv) other development costs ($5.1 million); (See Note 20). The Company's 10 outstanding construction commitments were approximately $15.0 million at December 31, 1998.

7. Resident Deposits

   Pursuant to lease agreements, residents are required to provide security deposits, and in certain cases, the last month's rent. As of December 31, 1997 and 1998, such deposits of $958,000 and $1.6 million, respectively have been recorded as other current assets with a corresponding liability recorded in other current liabilities. These funds are restricted as to use by the Company.

                         ASSISTED LIVING CONCEPTS, INC.

8. Long-Term Debt

   As of December 31, 1997 and 1998, long-term debt consists of the following (in thousands):

                                                               1997     1998
                                                              ------- --------
Trust Deed Notes, payable to the State of Oregon Housing and
 Community Services Department (OHCS) through 2028........... $10,256 $ 10,155
Variable Rate Multifamily Revenue Bonds, payable to the
 Washington State Housing Finance Commission Department
 through 2028................................................   8,500    8,500
Variable Rate Demand Revenue Bonds, Series 1997 payable to
 the Idaho Housing and Finance Association through 2017......   7,350    7,350
Variable Rate Demand Revenue Bonds, Series A-1 and A-2
 payable to the State of Ohio Housing Finance Agency through
 2018........................................................     --    13,220
Finance lease obligations....................................  31,488   31,488
Mortgages payable............................................     --    35,627
Capital lease obligations payable through 2002 with a
 weighted average interest rate of 10.1%.....................     113       82
                                                              ------- --------
Total long-term debt......................................... $57,707 $106,422
Less current portion.........................................     172    1,386
                                                              ------- --------
Long-term debt............................................... $57,535 $105,036
                                                              ======= ========

   The Trust Deed Notes payable to OHCS are secured by buildings, land, furniture and fixtures of six Oregon residences. The notes are payable in monthly installments including interest at effective rates ranging from 7.375% to 11.80%.

   The Variable Rate Multifamily Revenue Bonds are payable to the Washington State Housing Finance Commission Department and at December 31, 1998 were secured by an $8.7 million letter of credit and by buildings, land, furniture and fixtures of the five Washington residences. The letter of credit expires in 2001. The bonds had a weighted average interest rate of 3.69% during 1998.

   The Variable Rate Demand Housing Revenue Bonds, Series 1997 are payable to the State of Idaho Housing and Finance Association and at December 31, 1998 were secured by a $7.5 million letter of credit and by buildings, land, furniture and fixtures of four Idaho residences. The letter of credit expires in 2002. The bonds had a weighted average interest rate of 3.56% during 1998.

   In April 1998, the Company obtained $14.6 million in mortgage financing at a fixed interest rate of 7.73% and secured by a mortgage encumbering each of seven Texas residences. The mortgage is amortized with monthly payments of $110,000 over 25 years with a balloon payment of $11.8 million due at maturity in May 2008.

   In July 1998, the Company obtained $12.7 million in Variable Rate Demand Housing Revenue Bonds with the State of Ohio Housing Finance Agency ("OHFA") and $530,000 in Taxable Variable Rate Demand Housing Revenue Bonds with OHFA. The bonds are due July 2018 and are secured by a $13.5 million letter of credit and by buildings, land, furniture and fixtures of seven Ohio residences. The letter of credit expires in 2003. The bonds had a weighted average interest rate of 3.57% during 1998.

   In July 1998, the Company obtained $6.6 million in mortgage financing at an initial interest rate of 7.58% and secured by a mortgage encumbering each of three Oregon residences. The interest rate increases 15 basis points per year through maturity. The mortgage is amortized with monthly payments of $49,000 over 25 years with a balloon payment of $5.3 million due at maturity in August 2008.

                         ASSISTED LIVING CONCEPTS, INC.

   In September 1998, the Company obtained $5.9 million in mortgage financing at an interest rate of 8.79% and secured by one Pennsylvania residence and one South Carolina residence. The mortgage is amortized with monthly payments of $43,000 over 25 years with a balloon payment of $5.9 million due at maturity in September 2008.

   In November 1998, the Company obtained $8.7 million in mortgage financing at a fixed interest rate of 8.65% and secured by a mortgage encumbering each of three New Jersey residences. The mortgage is amortized with monthly payments of $71,000 over 25 years with a balloon payment of $7.2 million due at maturity in December 2008.

   As of December 31, 1998, the following annual principal payments are required (in thousands):

     1999.............................................................. $  1,386
     2000..............................................................    1,494
     2001..............................................................    1,600
     2002..............................................................    1,695
     2003..............................................................    1,804
     Thereafter........................................................   98,443
                                                                        --------
     Total............................................................. $106,422
                                                                        ========

   Certain of the Company's leases and loan agreements contain covenants and cross-default provisions such that a default on one of those instruments could cause the Company to be in default on one or more other instruments. The Company was not in compliance with certain lease and loan covenants and has obtained necessary waivers as a result of such non-compliance.

   In addition to the debt agreements with OHCS related to the six owned residences in Oregon, the Company has entered into Lease Approval Agreements with OHCS and the lessor of the Oregon Leases, which obligates the Company to comply with the terms and conditions of the underlying trust deed relating to the leased buildings. Under the terms of the OHCS debt agreements, the Company is required to maintain a capital replacement escrow account to cover expected capital expenditure requirements for the Oregon Leases, which as of December 31, 1997 and 1998 was $136,000 and $286,000, respectively, and is reflected in other assets in the accompanying financial statements. In addition, for the six OHCS loans in the Company's name, a contingency escrow account in the amount of 3% of the original loan balance is required. This account had a balance of $373,000, $351,000 and $240,000 as of December 31, 1996, 1997 and 1998,
respectively, and is reflected in other current assets. Distribution of any assets or income of any kind by the Company is limited to once per year after all reserve and loan payments have been made, and only after receipt of written authorization from OHCS.

   As of December 31, 1996, 1997 and 1998, the Company was restricted from paying dividends on $394,000, $860,000 and $1,659,000, respectively, of income and retained earnings, in accordance with the terms of the loan agreements and Lease Approval Agreements with OHCS.

   As a further condition of the debt agreements, the Company is required to comply with the terms of certain regulatory agreements which provide, among other things, that in order to preserve the federal income tax exempt status of the bonds, the Company is required to lease at least 20% of the units of the projects to low or moderate income persons as defined in Section 142(d) of the Internal Revenue Code. There are additional requirements as to the age and physical condition of the residents with which the Company must also comply. Non-compliance with these restrictions may result in an event of default and cause acceleration of the scheduled repayment.

                         ASSISTED LIVING CONCEPTS, INC.

   During the years ended December 31, 1996 and 1997, the Company entered into nine and seven sale and leaseback agreements, respectively, which are accounted for as financings due to the Company's continued involvement in the properties in the form of a fair value purchase option. As such, these financings are included in long term debt and the related assets remain in the consolidated balance sheet in property and equipment (See Notes 6 and 20).

   During the fourth quarter of 1997, the Company entered into a $50.0 million floating rate mortgage loan commitment with a commercial lender. During the first quarter of 1998, the Company entered into a $25.0 million interest rate swap in order to reduce its exposure with respect to such floating rate loan commitment. The swap could be settled in cash on or before its effective date of September 30, 1998. During the period the swap was outstanding, the Company completed $21.2 million of financing under the mortgage commitment. The Company elected to terminate the swap before its effective date and paid $1.9 million in connection with settling the swap, recording $1.6 million of such payment as deferred financing costs relating to the $21.2 million of financing completed during the term of the swap, and the remaining $293,000 as other expense during the third quarter of 1998.

9. Convertible Subordinated Debentures

   In August 1995, the Company completed the offering of $20.0 million of 7% Debentures. The 7% Debentures were convertible at any time at or prior to maturity, unless previously redeemed, at a conversion price of $7.50 per common share.

   In September 1996, $6.1 million of the 7% Debentures were converted into 811,333 shares of the Company's common stock which resulted in $13.9 million of 7% Debentures remaining outstanding. The Company incurred a charge of $426,000 in 1996 in connection with the conversion, which was included in other expense. In August 1998, the Company called for redemption of all of the remaining $13.9 million of the 7% Debentures. All of the 7% Debentures were converted into shares of the Company's Common Stock, resulting in the issuance of 1,855,334 additional shares of common stock.

   In October 1997, the Company completed the offering of $86.3 million of 6% Debentures. The 6% Debentures are convertible at any time at or prior to maturity, unless previously redeemed, at a conversion price of $22.57 per common share, which equates to an aggregate of 3,821,444 shares of the Company's common stock and bear interest payable semi-annually on May 1 and November 1 of each year, commencing May 1, 1998. The 6% Debentures are unsecured and subordinated to all senior indebtedness of the Company. The 6% Debentures are subject to redemption, as a whole or in part, at any time from time to time commencing on or after November 15, 2000 at the Company's option at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the redemption date.

   In April 1998, the Company completed the private placement of $75.0 million of 5.625% Debentures. The 5.625% Debentures are convertible at any time at or prior to maturity, unless previously redeemed, at a conversion price of $26.184 per common share, which equates to an aggregate of approximately
2,864,344 shares of the Company's common stock and bear interest payable semiannually on May 1 and November 1 of each year, commencing November 1, 1998. The 5.625% Debentures are unsecured and subordinated to all senior indebtedness of the Company. The 5.625% Debentures are subject to redemption, as a whole or in part, at any time from time to time on or after May 15, 2001 at the Company's option at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the redemption date.

                         ASSISTED LIVING CONCEPTS, INC.

10. Stock Repurchase

   During the year ended December 31, 1998, the Company purchased approximately 529,000 shares of its common stock for a total purchase price of approximately $7.1 million in accordance with a stock repurchase plan initiated in May 1998. The Board of Directors terminated the stock repurchase plan in November 1998.

11. Write-off of Impaired Assets and Related Expenses

   In June 1998, the Company announced a plan to exit all home health business operations being conducted by Pacesetter. The decision to exit Pacesetter's operations was a result of certain laws becoming effective that adversely affect the prospective payment system for home health care services. Based on this decision, the Company recorded a $8.9 million charge to earnings during the second quarter 1998. Such charge consisted of (i) a $7.5 million write-off of all unamortized goodwill associated with Pacesetter and (ii) a $1.4 million provision for estimated exit costs expected to be incurred during the phase out period. Of this $1.4 million provision, $560,000 related to severance, salaries and benefits incremental to the shut down effort; $720,000 related to leases, equipment and related costs of closing offices; and $150,000 related to travel and moving costs. During the fourth quarter 1998, the $1.4 million provision for exit costs was reduced by $400,000 to $1.0 million as a result of a change in the estimate for such exit costs. As of December 31, 1998, approximately $760,000 of this reserve had been utilized. The remaining reserve of approximately $200,000 consists primarily of lease termination costs and severance costs for one employee. Expenses related to Pacesetter's final operations of $430,000 for the six month period of June 1998 through December 1998 have been expensed as incurred. The Company expects the phase out period to conclude during 1999.

12. Termination of Merger Agreement

   On February 1, 1999, the Company agreed with American Retirement Corporation ("ARC") to terminate its previously announced merger agreement, which had been entered into during November 1998. The Company recorded a charge of approximately $1.1 million in the fourth quarter of 1998 for costs relating to the terminated merger agreement (See Note 20).

13. Cumulative Effect of Change in Accounting Principle

   Effective January 1, 1998, the Company adopted SOP 98-5, which requires that pre-opening costs be expensed as incurred. In connection with such adoption, $1.5 million of previously capitalized, unamortized pre-opening costs were written off as of January 1, 1998 and presented in the accompanying 1998 statement of operations for fiscal year 1998 as the cumulative effect of a change in accounting principle.

14. Income Taxes

   The provision for income taxes differs from the amount of loss determined by applying the applicable U.S. statutory federal rate to pretax loss as a result of the following items at December 31:

                            1996    1997    1998
                            -----   -----   -----
   Statutory federal tax
    rate................... (34.0)% (34.0)% (34.0)%
   Non deductible stock
    issuance costs.........   8.4 %   --  %   --  %
   Non deductible goodwill.   --  %   --  %  12.4 %
   Losses for which no
    benefit is provided....  25.5 %  34.6 %  21.5 %
   Other...................   0.1 %  (0.6)%   0.1 %
                            -----   -----   -----
   Effective tax rate......   --  %   --  %   --  %
                            =====   =====   =====

                         ASSISTED LIVING CONCEPTS, INC.

   An analysis of the significant components of deferred tax assets and liabilities, consists of the following as of December 31 (in thousands):

                                                             1997      1998
                                                           --------  --------
   Deferred tax assets:
     Net operating loss carryforward...................... $  4,408  $  6,635
     Deferred gain on sale and leaseback transactions.....      636       631
     Debt financing recorded for books....................   11,890    12,174
     Other................................................    1,332     6,837
     Valuation allowance..................................   (2,848)   (8,937)
   Deferred tax liabilities:
     Property and equipment, primarily due to
      depreciation........................................   (3,014)   (5,722)
     Debt financing capitalized asset basis...............  (11,363)  (11,364)
     Deferred operating costs.............................     (702)      --
     Prepaid expenses.....................................     (339)     (254)
                                                           --------  --------
   Net deferred tax asset (liability)..................... $    --   $    --
                                                           ========  ========

   The valuation allowance for deferred tax assets as of December 31, 1997 and 1998 was $2.9 million and $8.9 million, respectively. The increase in the total valuation allowance for the years ended December 31, 1996, 1997 and 1998 was $617,000, $2.0 million and $6.1 million, respectively.

   As a result of the acquisitions discussed in Note 2, the Company acquired net operating loss carryforwards for federal and state tax purposes approximating $950,000 which are available to offset future taxable income, if any, through 2011. The future use of these net operating loss carryforwards is subject to certain limitations under the Internal Revenue Code and therefore, the Company has established a valuation allowance of $358,000 to offset the deferred tax asset related to the loss carryforwards. Additionally, any tax benefit realized from the use of approximately $300,000 of the acquired operating loss carryforwards will be applied to reduce goodwill.

   At December 31, 1998, the Company had net operating loss carryforwards of approximately $17.6 million available to reduce future taxable income. The carryforwards expire at various dates beginning in the year 2009 through the year 2019. Utilization of the carryforwards is subject to certain limitations due to the change in ownership of the Company that occurred in connection with the public stock offering during October 1997. As a result of the public stock offering, utilization of approximately $9.5 million of the approximately
$17.6 million of available net operating loss carryforwards is limited to approximately $8.1 million per year.

   The portion of the valuation allowance for deferred tax assets for which subsequently recognized tax benefits will be applied directly to contributed capital is $1.3 million as of December 31, 1998. This amount is attributable to differences between financial and tax reporting of employee stock option transactions.

15. Related Party Transactions

   The Company leases six residences from Assisted Living Facilities, Inc. The spouse of the Company's president owns a 25% interest in Assisted Living Facilities, Inc. During the years ended December 31, 1996, 1997 and 1998, the Company paid such entity aggregate lease deposits of $35,700, $31,500 and $0, respectively, and aggregate rental payments of $912,000, $1.1 million and $1.2 million, respectively. In addition, in 1997 the Company leased one residence from OHP in which the president's spouse owns an interest. The Company paid OHP $50,000 in lease deposits in 1997 and $278,000 and $195,000 in rent payments in 1997 and 1998, respectively. The lease with OHP was terminated in September 1998, effective October 1, 1998.

                         ASSISTED LIVING CONCEPTS, INC.

   In 1997, the Company contracted with Supportive Housing Services, Inc. ("SHS") to provide services to the Company for market feasibility analysis, site pre-acquisition services and construction management oversight in conjunction with the Company's development activities. SHS is owned 75% by the president's spouse. The Company paid $480,000 and $3.8 million during the years ended December 31, 1997 and 1998, respectively, for such development services. The Company capitalized such payments as construction in process.

   In addition, the Company and SHS entered into a consulting agreement whereby the Company agreed to provide SHS with consulting services in the assisted living industry, including providing data on the Company's facility prototypes, facilitating the introduction to other potential customers and providing market analysis on the assisted living industry. The Company received fees for such services from SHS of $195,000 and $906,000 during the years ended December 31, 1997 and 1998, respectively, and has recorded such fees as a reduction of construction in process.

   Commencing in 1995, the Company contracted with Concepts in Community Living, Inc. ("CCL"), directly and through its developers, to perform feasibility studies and pre-development consulting services for the developers on the Company's behalf. CCL is owned 100% by the President's spouse. For the years ended December 31, 1996, 1997 and 1998, the Company paid CCL for these services fees of $623,000, $568,000 and $566,000, respectively, which were capitalized in construction in process on the consolidated balance sheets.

   The Company acquired HCI and Carriage House in October of 1997 (See Note 2). Several employees of the Company, including members of the Board of Directors, owned collectively 40.0% of the outstanding common stock in HCI and approximately 23.0% of the outstanding common stock of Carriage House. In addition, LTC held substantial interests in HCI and Carriage House prior to their acquisition by the Company (See Note 16). Pursuant to the HCI acquisition agreement, during 1998, Mr. McBride and Dr. Wilson's spouse received "earnout" payments from the Company of $174,000 and $70,000, respectively, related to HCI sites the Company elected to develop.

   During 1997, the Company entered into joint venture agreements with a joint venture partner to operate certain new assisted living residences which commenced operations during the second, third and fourth quarters of 1997 (See Notes 2 and 20). The Company, Mr. McBride, the Company's Chairman and Chief Executive Officer, Dr. Wilson, the Company's President and Chief Operating Officer, and Dr. Wilson's spouse each acquired interests in the joint venture partner. During 1998, Mr. McBride owned a $400,000 or 16.6% interest, and Dr. Wilson's spouse owned a $200,000 or 8.3% interest, in the joint venture.

   During 1998 Mr. Razook, one of the Company's directors, was Managing Director and Head of the Health Care Industry Group of Schroder & Co. Inc. ("Schroders") an investment banking firm. During 1998 Schroders served as the initial purchaser of the Company's $75.0 million offering of 5.625% Debentures for which Schroders received a customary commission. Also during 1998, Schroders provided financial advisory services and delivered a fairness opinion in connection with a proposed merger for which the Company paid Schroders a fee of $200,000.

                         ASSISTED LIVING CONCEPTS, INC.

16. Transactions with LTC Properties, Inc.

   During the period November 1994 to September 1997, two members of the Company's Board of Directors served as executive officers and directors of LTC. In September 1997, Mr. Dimitriadis resigned from the Company's Board of Directors and Mr. McBride resigned as an executive officer and director of LTC. The Company engaged in the following transactions with LTC since January 1, 1995.

                                        Number of Sale
                                        and Leaseback
                                          Residences
                                       Accounted for as Number of  Sales Price
                                       Operating Leases   Units   (in millions)
                                       ---------------- --------- -------------
   Leases at December 31, 1994........        --            --        $ --
   Leases entered into during 1995....         2             60         3.2
                                             ---          -----       -----
   Leases at December 31, 1995........         2             60         3.2
   Leases entered into during 1996....        16            591        34.1
   Residences purchased during 1996...        (4)          (146)       (7.6)
                                             ---          -----       -----
   Leases at December 31, 1996........        14            505        29.7
   Leases entered into during 1997....        21            832        52.7
                                             ---          -----       -----
   Leases at December 31, 1997........        35          1,337        82.4
   Leases entered into during 1998....         2             89         5.0
                                             ---          -----       -----
   Leases at December 31, 1998........        37          1,426       $87.4
                                             ===          =====       =====

   The Company incurred annual lease expense of $2.1 million, $4.3 million and $9.1 million for the years ended December 31, 1996, 1997 and 1998, respectively, pursuant to leases with LTC (See Notes 5 and 20). The Company recognized losses of $656,000, $1.1 million and $504,000 on these sale and leaseback transactions for the years ended December 31, 1996, 1997 and 1998, respectively. For the same periods, the Company deferred gains of $384,000, $951,000 and $55,000, respectively.

   During 1995 the Company sold and leased back from LTC two residences for $3.2 million with annual lease payments of $380,000. During 1996 the Company sold and leased back 16 residences for $34.1 million with annual lease payments of $3.3 million. Subsequently, the Company repurchased four of the 16 residences at a cost of $7.6 million plus a $214,000 administrative fee. During 1997, the Company sold and leased back 21 residences for $52.7 million with annual rent payments of $5.3 million. During 1998, the Company sold and leased back two residences for $5.0 million with annual rent payments of $447,000. As of December 31, 1998 the Company had sold and leased back 37 residences for $87.4 million with annual lease payments of $8.8 million.

   During 1996 and 1997, the Company received from LTC $18.9 million and $43.2 million, respectively, of mortgage financing on eight and 19 residences, respectively. As of December 31, 1997, the Company had repaid all of such mortgage financing, except for one mortgage ($2.2 million) which was converted to a sale and leaseback financing during the year ended December 31, 1998. Interest was paid on a monthly basis ranging from 9.9% to 10.4% per annum. The Company incurred $158,000, $5.4 million and $180,000 in interest expense related to these mortgage financings during the years ended 1996, 1997 and 1998, respectively.

   The Company acquired Carriage House in October 1997. LTC owned 9.9% of the outstanding common stock of Carriage House (Notes 2 and 15). As a result, the Company became the tenant on four assisted living residences leased by Carriage House from LTC. These four leases are included in the table above and the lease table in Note 5.

                         ASSISTED LIVING CONCEPTS, INC.

   The Company acquired HCI in October of 1997. LTC owned 41.2% of the outstanding common stock in HCI (See Notes 2 and 15).

   During 1997, the Company contracted with LTC Development Services, Inc. to provide services to the Company for market feasibility analysis, pre-acquisition services and construction management oversight on several of the residences under development. LTC Development Services, Inc. is owned 100% by LTC. The Company paid approximately $415,000 for these services during 1997 and capitalized such fees and recorded them on the consolidated balance sheet as construction in process. During 1998 LTC Development Services, Inc. did not provide such services, and did not receive any such fees.

   During the year ended December 31, 1996 the Company entered into a $50.2 million sale and leaseback financing commitment with LTC. This commitment was renegotiated in November 1997 committing the Company to complete sale and leaseback transactions with LTC with respect to nine residences during 1998. In November 1997 the Company paid LTC $614,000 in connection with such commitment and recorded such costs as deferred financing costs. In addition, the Company entered into a commitment with LTC in October 1997 to complete $50.0 million of sale and leaseback transactions by December 2000. Pursuant to this commitment, the Company was obligated to pay a 2.0% fee on any unused portion of the commitment as of the expiration date (or up to a maximum of $1.0 million if none of the commitment were utilized). As a result of the Carriage House acquisition in October 1997 the Company also became obligated to enter into sale and leaseback arrangements with LTC by September 1998 with respect to six Carriage House residences which were under development or construction. In addition, HCI entered into a commitment with LTC in September 1997, which was assumed by the Company as part of the HCI acquisition, to complete $50.0 million of sale and leaseback transactions by December 1999. Pursuant to this commitment, the Company was obligated to pay a 2.0% fee on any unused portion of the commitment as of the expiration date (or up to a maximum of $1.0 million if none of the commitment were utilized).

   During the second quarter of 1998, the Company determined that it would not enter into sale and leaseback arrangements with LTC to the full extent of certain of the sale and leaseback commitments, and recorded a $1.2 million liability for expenses expected to be incurred in connection with this determination. In December 1998, the Company and LTC terminated the commitments referred to above at no cost to the Company, other than approximately $200,000 of professional fees. As such, the Company reversed $1.0 million of the previously recorded liability during the fourth quarter of 1998.

   In December 1998, the Company determined that it would not utilize an additional commitment to complete sale and leaseback transactions with LTC with respect to nine residences which it had entered into during November 1997. As such, the Company wrote-off $614,000 of previously capitalized deferred financing costs relating to such commitment.

17. Stock Option Plan and Restricted Stock

   The Company has two Stock Option Plans (the "Plans") which provide for the issuance of incentive and non-qualified stock options and restricted stock. The Plans are administered by the Compensation Committee of the Board of Directors which set the terms and provisions of options granted under the Plans. Incentive options may be granted only to officers or other full-time employees of the Company, while non-qualified options may be granted to directors, officers or other employees of the Company, or consultants who provide services to the Company.

   The Amended and Restated 1994 Employee Stock Option Plan combines an incentive and nonqualified stock option plan, a stock appreciation rights ("SAR") plan and a stock award plan (including restricted stock). The 1994 Plan is a long-term incentive compensation plan and is designed to provide a competitive and balanced incentive and reward program for participants.

                         ASSISTED LIVING CONCEPTS, INC.

   Under the Amended and Restated 1994 Stock Option Plan (the "1994 Plan"), the Company may grant options or award restricted stock to its employees, consultants and other key persons for up to 2,208,000 shares of common stock. The exercise price of each option equals the market price of the Company's stock on the date of grant. Each option shall expire on the date specified in the option agreement, but not later than the tenth anniversary of the date on which the option was granted. Options typically vest three years from the date of issuance and typically are exercisable within seven to nine years from the date of vesting. Each option is exercisable in equal installments as designated by the Compensation Committee or the Board at the option price designated by the Compensation Committee; however, incentive options cannot be less than the fair market value of the common stock on the date of grant. All options are nontransferable and subject to adjustment by the Compensation Committee upon changes in the Company's capitalization. The Board of Directors, at its option, may discontinue or amend the 1994 Plan at any time.

   During the year ended December 31, 1998, the Company's board of directors adopted The Non-Executive Employee Equity Participation Plan of Assisted Living Concepts, Inc. (the "Non-Officer Plan") pursuant to which up to 500,000 shares of Common Stock are issuable pursuant to non-qualified options granted under the Non-Officer Plan. Officers, directors and significant employees of the Company are not eligible to participate in the Non-Officer Plan; however, consultants and non-executives are eligible.

   In June 1998 the Company repriced 43,750 of options for eligible participants to $16.75 per share. The Company recorded no compensation expense as a result of the repricing.

   The per share weighted-average fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996, 1997 and 1998, respectively: dividend yield of zero percent, expected volatility of 36.67%, 39.81% and 45.12%, respectively, risk-free interest rate has been fixed at 6.69%, 5.66% and 5.56%, respectively based on the 10-year treasury rate and expected life of 10 years.

   The Company applies APB Opinion No. 25 in accounting for its Plan, and accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS 123, the Company's net income would have been reduced to the pro forma amounts indicated below:

                                                     1996     1997      1998
                                                    -------  -------  --------
                                                      (in thousands except
                                                        per share data)
   Net loss as reported...........................  $(1,915) $(2,479) $(20,745)
   Net loss pro forma.............................   (2,507)  (3,928)  (23,990)
   Net loss per basic and diluted common share as
    reported......................................  $ (0.23) $ (0.21) $  (1.27)
   Pro forma net loss per basic and diluted common
    share as reported.............................  $ (0.30) $ (0.33) $  (1.47)

   Pro forma net loss reflects only options granted in 1995 through 1998. Therefore, the full impact of calculating compensation costs for stock options under SFAS 123 is not reflected in the pro forma net loss amounts presented above because compensation cost is reflected over the option's vesting period of three years and compensation cost for options granted prior to January 1, 1995 is not considered. The resulting pro forma compensation costs may not be representative of that expected in the future years.

                        ASSISTED LIVING CONCEPTS, INC.

   A summary of the status of the Company's stock options as of December 31, 1996, 1997 and 1998 and changes during the years ended on those dates is presented below:

                                1996                1997                1998
                         ------------------- ------------------- -------------------
                                    Weighted            Weighted            Weighted
                                    Average             Average             Average
                         Number of  Exercise Number of  Exercise Number of  Exercise
                          Shares     Price    Shares     Price    Shares     Price
                         ---------  -------- ---------  -------- ---------  --------
Options at beginning of
 the year...............   806,068   $5.43   1,105,202   $ 6.15  1,629,967   $10.82
Granted.................   563,400    8.22     940,350    15.08    674,132    15.76
Exercised...............   (28,170)   4.69    (139,770)    6.05   (121,606)    6.00
Canceled................  (236,096)   8.79    (275,815)    9.53   (315,324)   15.82
                         ---------   -----   ---------   ------  ---------   ------
Options at end of the
 year................... 1,105,202   $6.15   1,629,967   $10.82  1,867,169   $12.07
                         =========   =====   =========   ======  =========   ======
Options exercisable at
 end of year............   381,988             567,756             833,465
Weighted-average fair
 value of options
 granted during the
 year................... $    4.99           $    9.24           $   10.22

   The following table summarized information about fixed stock options outstanding at December 31, 1998.

                                Options Outstanding        Options Exercisable
                          -------------------------------- --------------------
                                       Weighted
                                        Average   Weighted             Weighted
                                       Remaining  Average              Average
                            Number    Contractual Exercise   Number    Exercise
Range of Exercise Prices  Outstanding    Life      Price   Exercisable  Price
------------------------  ----------- ----------- -------- ----------- --------
$4.63 to 5.75............    268,701     5.03      $ 4.63    268,701    $ 4.63
$5.81 to 7.19............    262,436     6.66        6.34    257,769      6.33
$8.12 to 9.00............    157,376     7.51        7.44     97,295      7.42
$9.19 to 11.00...........     60,752     8.53       10.40     16,329     10.37
$11.31 to 14.13..........     92,416     9.58       13.03      5,167     12.97
$14.16 to 15.50..........    285,284     9.69       14.52      8,669     14.84
$15.68 to 17.07..........    631,369     9.00       16.55    173,190     16.50
$17.12 to 18.63..........     60,334     9.14       17.74      4,842     18.02
$18.87 to 20.50..........     38,751     9.04       19.50      1,503     19.89
$20.75 to 22.38..........      9,750     9.24       21.12        --        --
                           ---------     ----      ------    -------    ------
$4.63 to $22.38..........  1,867,169     8.10      $12.07    833,465    $ 8.32
                           =========     ====      ======    =======    ======

   In October 1997, the Company awarded 250,000 shares of non-voting restricted stock to two key executive officers. At the time of the grant the Company's common stock had a fair market value of $17.00 per share. No cash consideration was paid for such shares by the recipients. Such shares vest in three equal annual installments, commencing on the fourth anniversary of grant. The Company has recorded the restricted stock as of the date of the grant as unearned compensation expense of $4.3 million. This unearned compensation expense has been reflected as a separate component of shareholders' equity to be amortized as compensation expense over the seven year vesting period. The Company recorded $150,000 and $608,000 of compensation expense with respect to such award for the years ended December 31, 1997 and 1998, respectively. The Company recorded the issuance of the restricted stock in 1998 upon issuance (See Note 20).

                         ASSISTED LIVING CONCEPTS, INC.

18. Non-cash Investing and Financing Activities

   The following is a summary of non-cash investing and financing activities related to acquisitions for the year ended December 31, 1997 (in thousands):

   In October of 1997, the Company acquired all of the outstanding capital stock of Carriage House as follows:

     Fair value of assets acquired...................................... $8,279
     Issuance of 337,460 shares of the Company's common stock...........  5,076
                                                                         ------
     Liabilities assumed................................................ $3,203
                                                                         ======

   In October of 1997, the Company acquired all of the outstanding capital stock of HCI as follows:

     Fair value of assets acquired..................................... $11,877
     Cash paid.........................................................   5,262
                                                                        -------
     Liabilities assumed............................................... $ 6,615
                                                                        =======

19. Legal Proceedings

 Shareholders Litigation

   Since February 1, 1999, 12 separate complaints, which have since been consolidated into one action, have been filed against the Company and certain of its officers and directors in the United States District Court for the District of Oregon. On July 23, 1999, a consolidated complaint was filed in connection with this litigation. The consolidated complaint purports to be brought on behalf of a class of purchasers of the Company's common stock from July 28, 1997 through March 31, 1999 and on behalf of a class of purchasers of the Company's 6.0% Debentures and 5.625% Debentures from the date of issuance through March 31, 1999. The consolidated complaint alleges violations of the federal securities laws and seeks unspecified damages. It also names as additional defendants certain of the Company's directors that were not named previously, as well as the Company's independent auditors (solely in connection with the Company's 1998 offering of 5.625% Debentures) and the underwriters in connection with the Company's 1997 offering of 6.0% Debentures. The Company cannot predict the outcome of the any of the foregoing lawsuits and currently is unable to evaluate the likelihood of its success or the range of possible loss.

 Other Litigation

   In addition to the matter referred to in the immediately preceding paragraph, the Company is involved in various lawsuits and claims arising in the normal course of business. In the opinion of Management, although the outcomes of these other suits and claims are uncertain, in the aggregate such other suits and claims should not have a material adverse effect on the Company's financial condition, results of operations, cash flow or liquidity.

20. Subsequent Events

 Restatement of Historical Financial Statements

   On February 1, 1999, the Company announced that after consultation with its independent auditors the Company would restate its financial statements for the fiscal quarter ended June 30, 1997, the fiscal quarter ended September 30, 1997, the fiscal year ended December 31, 1997, the fiscal quarter ended March 31, 1998,

                         ASSISTED LIVING CONCEPTS, INC.

the fiscal quarter ended June 30, 1998 and the fiscal quarter ended September 30, 1998. On March 31, 1999, the Company announced that the restatement would be more extensive than the Company had previously believed, and might include periods prior to the second quarter of 1997, including the fiscal year ended December 31, 1996. After further consultation with its independent auditors, the Company determined to restate its consolidated financial statements for the fiscal year ended December 31, 1996, the fiscal year ended December 31, 1997, and the first three fiscal quarters of the fiscal year ended December 31, 1998.

   The restatement reduced the net income for the fiscal years ended December 31, 1996 and 1997 and for the nine months ended September 30, 1998 by $2.1 million, $6.7 million and $11.0 million, respectively. The cumulative effect of the restatement reduced shareholders' equity by $19.7 million through September 30, 1998. As a result of the restatement, the Company reported net losses of $1.9 million, $2.5 million and $13.3 million for the fiscal years 1996 and 1997 and the nine months ended September 30, 1998 respectively, compared to previously reported net income of $149,000 and $4.2 million, and net loss of $2.4 million, respectively. The Company reported net loss per diluted share of $0.23, $0.21 and $0.84 for the fiscal years ended December 31, 1996 and 1997 and the nine months ended September 30, 1998, respectively, compared to previously reported net income per diluted share of $0.03 and $0.34 and net loss per diluted share of $0.14, respectively. After the restatement, the Company's cash position as of December 31, 1996 and 1997 and as of September 30, 1998 was $2.1 million, $63.3 million and $79.6 million, respectively, as compared to $2.1 million, $63.4 million and $79.8 million respectively, as previously reported. As a result of the restatement, the Company's working capital position as of December 31, 1996 and 1997 and as of September 30, 1998 was negative $27.1 million, positive $40.1 million and positive $63.0 million, respectively, compared to previously reported working capital of negative $26.4 million, positive $41.0 million and positive $64.1 million, respectively.

   The restatement resulted primarily from: (i) the earlier recognition of certain expenses which were previously capitalized in association with the Company's development and financing activities; (ii) a modification in how the Company accounted for certain lease arrangements; (iii) a modification in how the Company accounted for certain of its acquisitions and its joint venture arrangements; (iv) the capitalization of fees received by the Company previously recognized as either a reduction of expenses or as other income;
(v) the elimination of an impairment write-down that the Company had previously recorded on three of its residences; (vi) elimination of certain accrued expenses previously recorded pursuant to a change in accounting principle; and
(vii) the increase in goodwill written off in the second quarter of 1998 relating to exiting the Company's home health operation.

 Termination of Merger Agreement

   On February 1, 1999, the Company and ARC mutually agreed to terminate their previously announced merger agreement, which had been entered into during November 1998. The Company recorded a charge of approximately $1.1 million in the fourth quarter 1998, and $200,000 in the first quarter of 1999, for expenses relating to the terminated merger agreement.

 Securityholder Litigation

   Since February 1, 1999 12 separate complaints, which have since been consolidated into one action, have been filed against the Company and certain of its officers and directors in the United States District Court for the District of Oregon. On July 23, 1999, a consolidated complaint was filed in connection with this litigation. The consolidated complaint purports to be brought on behalf of a class of purchasers of the Company's common stock from July 28, 1997 through March 31, 1999 and on behalf of a class of purchasers of the Company's 6.0% Debentures and 5.625% Debentures from the date of issuance through March 31, 1999. The

                         ASSISTED LIVING CONCEPTS, INC.

consolidated complaint alleges violations of the federal securities laws and seeks unspecified damages. It also names as additional defendants certain of the Company's directors that were not named previously, as well as the Company's independent auditors (solely in connection with the Company's 1998 offering of 5.625% Debentures) and the underwriters in connection with the Company's 1997 offering of 6.0% Debentures.

 Termination of Joint Venture Agreements

   On February 10, 1999, the Company announced with respect to certain joint venture agreements that it had negotiated with the joint venture partner to purchase, for approximately $3.8 million, all of the joint venture partner's interests in the operation of the remaining 17 residences subject to the joint venture agreements (See Note 2). As a result of such purchases, Mr. McBride and Dr. Wilson's spouse received distributions of approximately $537,000 and $269,000, respectively in 1999. The Company has no current intention of entering into similar arrangements in the future.

 Management Changes

   On March 16, 1999, the Company's Board of Directors announced the appointment of Dr. Keren Brown Wilson, a co-founder of the Company, as President and Chief Executive Officer. The board also announced the appointment of Leslie J. Mahon as Vice President and Chief Operating Officer and James W. Cruckshank as Vice President and Chief Financial Officer. Pursuant to an agreement (the "Consulting Agreement") between Mr. McBride and the Company, Mr. McBride agreed to provide consulting services to the Company and to resign from his position as the Company's Chief Executive Officer.

   The Consulting Agreement provided for the payment to Mr. McBride a lump sum cash termination payment of $490,000, which was reduced to $390,000 to reflect repayment of a $100,000 bonus paid to Mr. McBride in 1998. In addition, the Company agreed to pay Mr. McBride a lump sum cash payment of $750,000 in consideration for Mr. McBride's agreement to forfeit his interest in 200,000 shares of restricted stock held by him and to terminate the agreement related thereto. In addition, pursuant to the Consulting Agreement, Mr. McBride agreed to forfeit a $4.0 million termination payment he would be entitled to receive under certain circumstances, including upon a change of control. The Company will record a charge of approximately $525,000 to corporate, general and administrative expense in the first quarter of 1999 in connection with such payments.

   In March 1999, the Company entered into an amendment with Dr. Wilson to her employment agreement to provide that the Company will employ Dr. Wilson as President and Chief Executive Officer. In addition, the Company agreed to pay Dr. Wilson a lump sum cash payment of $187,500 (which was reduced to $87,000 to reflect repayment of a $100,000 bonus paid in 1998) in consideration for Dr. Wilson's agreement to forfeit her interest in 50,000 shares of restricted stock held by her and to terminate the restricted stock agreement related to those shares. The Company made the cash payment and cancelled the restricted stock in June 1999.

 Write-off Related to Development Activity

   As a result of a continued reduction in the Company's new residence development activities, the Company will incur write-offs of $1.3 million and $3.5 million relating to previously capitalized development costs during the first quarter and second quarter of 1999 respectively.

 Agreement with CCL

   In June 1999 the Company entered into a new agreement with CCL pursuant to which CCL will provide market research, demographic review and competitor analysis in many of the Company's current and potential

                         ASSISTED LIVING CONCEPTS, INC.

markets. The Company will pay CCL a retainer of $10,000 per month, plus fees in excess of the retainer, if any, in connection with specific projects that the Company authorizes under the agreement.

 Amendment to Certain Loan and Lease Agreements

   During the third quarter of 1999, the Company amended certain loan agreements with one of its creditors. Pursuant to the amendment, the Company agreed to provide $8.3 million of additional cash collateral in exchange for the forbearance or waiver of certain possible defaults, including an amendment to certain financial covenants. The amendment also provides for the release of the additional collateral upon the achievement of specified performance targets, provided that the Company is in compliance with the other terms of the loan agreements.

   During 1996 and 1997 the Company entered into 16 sale and leaseback transactions which contained purchase options entitling the Company to purchase the properties at fair market value at the end of initial lease terms ranging from 14 to 15 years. As a result of the purchase options the Company accounted for these sale and leaseback transactions using the financing method in SFAS No. 98, Accounting for Leases. In March 1999, the Company amended these leases. The amendments eliminated the Company's purchase option; therefore, the leases were reclassified as operating leases at that date. As a result of the amendments, the Company recorded (i) the disposal of net property and equipment in the amount of $30.0 million, (ii) the extinguishment of long-term debt in the amount of $31.5 million and (iii) a deferred gain of $1.5 million. The deferred gain will be included in other liabilities and amortized over the remaining initial lease term as an offset to future rent expense.

   In June 1999, the Company amended all of its 37 leases with LTC. These amendments included provisions to restructure future minimum annual rent increases, or "rent escalators," that were not deemed to be contingent rents. Because of the rent escalators, prior to the amendments, the Company accounted for rent expense related to such leases on a straight-line basis. From the date of the amendment forward, the Company will account for the amended leases on a contractual cash payment basis and amortize the deferred rent balance at the date of the amendment over the remaining initial term of the lease. Those amendments also redefined the lease renewal option with respect to certain leases and provided the lessor with the option to declare an event of default in the event of a change of control under certain circumstances. In addition, the amendments also provide the Company with the ability, subject to certain conditions, to sublease or assign its leases with respect to two Washington residences.

              INDEX TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Consolidated Balance Sheets, December 31, 1998 (audited) and September 30,
 1999.....................................................................  F-33

Consolidated Statements of Operations and Consolidated Statements of
 Comprehensive Income (Loss), Three and Nine Months Ended September 30,
 1998 and 1999............................................................  F-34

Consolidated Statements of Cash Flows, Nine Months Ended September 30,
 1998 and 1999............................................................  F-35

Notes to Consolidated Financial Statements................................  F-36

                         ASSISTED LIVING CONCEPTS, INC.

                          CONSOLIDATED BALANCE SHEETS
                      (in thousands, except share amounts)

                                                                   September 30,
                                                      December 31,      1999
                                                          1998      (unaudited)
ASSETS                                                ------------ -------------
Current assets:
  Cash and cash equivalents.........................    $ 55,036     $ 13,452
  Restricted cash...................................         --         8,718
  Marketable securities, available for sale.........       4,000        1,750
  Accounts receivable, net of allowance for doubtful
   accounts of $179 at 1998 and $340 at 1999........       5,127        6,720
  Prepaid expenses..................................         992          967
  Other current assets..............................       4,472        4,935
                                                        --------     --------
   Total current assets.............................      69,627       36,542
                                                        --------     --------
Property and equipment..............................     284,754      310,419
Construction in process.............................      51,304       11,370
                                                        --------     --------
  Total property and equipment......................     336,058      321,789
  Less accumulated depreciation.....................       9,133       14,615
                                                        --------     --------
  Property and equipment -- net.....................     326,925      307,174
                                                        --------     --------
Goodwill............................................       5,371        5,133
Other assets........................................      12,746        9,944
                                                        --------     --------
   Total assets.....................................    $414,669     $358,793
                                                        ========     ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................................    $  1,622     $  1,591
  Construction payable..............................       6,942        2,397
  Accrued real estate taxes.........................       4,837        5,488
  Other accrued expenses............................       6,127       11,220
  Other current liabilities.........................       4,857        2,343
  Current portion of long-term debt.................       1,386        1,474
                                                        --------     --------
  Total current liabilities.........................      25,771       24,513
                                                        --------     --------
Other non-current liabilities.......................       3,415        4,942
Long term debt......................................     105,036       72,455
Convertible subordinated debentures.................     161,250      161,250
                                                        --------     --------
   Total liabilities................................     295,472      263,160
                                                        --------     --------
Commitments and contingencies
Shareholders' equity:
  Preferred Stock, $.01 par value; 1,000,000 shares
   authorized; none issued and outstanding..........         --           --
  Common Stock, $.01 par value; 80,000,000 shares
   authorized; issued and outstanding 17,344,143
   shares and 17,120,745 in 1998 and 1999...........         173          171
  Unearned compensation expense on restricted
   stock............................................      (3,492)         --
  Additional paid-in capital........................     148,533      144,651
  Fair market value in excess of historical cost of
   acquired net assets attributable to related party
   transactions.....................................        (239)        (239)
  Accumulated other comprehensive income (loss).....         --          (250)
  Accumulated deficit...............................     (25,778)     (48,700)
                                                        --------     --------
  Total shareholders' equity........................     119,197       95,633
                                                        --------     --------
   Total liabilities and shareholders' equity.......    $414,669     $358,793
                                                        ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                         ASSISTED LIVING CONCEPTS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)
                                  (unaudited)

                                            Three Months
                                           Ended September   Nine Months Ended
                                                 30,           September 30,
                                           ----------------  ------------------
                                            1998     1999      1998      1999
                                           -------  -------  --------  --------
Revenues.................................  $24,012  $30,398  $ 63,938  $ 85,460

Operating expenses:
  Residence operating expenses...........   15,002   20,453    39,558    60,018
  Corporate general and administrative...    2,436    6,057     6,049    15,400
  Building rentals.......................    2,857    3,807     8,459    10,726
  Building rentals to related party......      366      300     1,146       850
  Depreciation and amortization..........    1,694    2,285     4,394     6,552
  Site abandonment costs.................      --        57     1,001     4,833
  Write off of impaired assets and
   related expenses......................      --       --      8,874       --
                                           -------  -------  --------  --------
    Total operating expenses.............   22,355   32,959    69,481    98,379
                                           -------  -------  --------  --------
Operating income (loss)..................    1,657   (2,561)   (5,543)  (12,919)
                                           -------  -------  --------  --------
Other income (expense):
  Interest expense.......................   (3,351)  (3,962)   (7,358)  (11,058)
  Interest income........................    1,287      308     2,887     1,320
  Loss on sale or disposal of assets.....       (8)     --       (428)     (127)
  Other income (expense).................     (305)     (41)   (1,370)     (138)
                                           -------  -------  --------  --------
    Total other income (expense).........   (2,377)  (3,695)   (6,269)  (10,003)
                                           -------  -------  --------  --------
Net loss before cumulative effect of
 change in accounting principle..........     (720)  (6,256)  (11,812)  (22,922)
Cumulative effect of change in accounting
 principle...............................      --       --     (1,523)      --
                                           -------  -------  --------  --------
Net loss.................................  $  (720) $(6,256) $(13,335) $(22,922)
                                           =======  =======  ========  ========
Basic and diluted net loss per common
 share before cumulative effect of change
 in accounting principle.................  $ (0.04) $ (0.37) $  (0.74) $  (1.34)
Cumulative effect of change in accounting
 principle...............................      --       --      (0.10)      --
                                           -------  -------  --------  --------
Basic and diluted net loss per common
 share...................................  $ (0.04) $ (0.37) $  (0.84) $  (1.34)
                                           =======  =======  ========  ========
Basic and diluted weighted average common
 shares outstanding......................   16,604   17,121    15,994    17,119

             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                                 (in thousands)
                                  (unaudited)

                                       Three Months Ended    Nine Months Ended
                                          September 30,        September 30,
                                       --------------------  ------------------
                                         1998       1999       1998      1999
                                       --------- ----------  --------  --------
Net loss.............................. $   (720) $   (6,256) $(13,335) $(22,922)
Other comprehensive income (loss):
  Unrealized losses on investments....      --          (50)      --       (250)
                                       --------  ----------  --------  --------
Comprehensive loss.................... $   (720) $   (6,306) $(13,335) $(23,172)
                                       ========  ==========  ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                         ASSISTED LIVING CONCEPTS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)
                                  (unaudited)

                                                           Nine Months Ended
                                                             September 30,
                                                           ------------------
                                                             1998      1999
                                                           --------  --------
Operating activities:
Net loss.................................................. $(13,335) $(22,922)
Adjustment to reconcile net loss to net cash provided by
 (used in) operating activities:
  Depreciation and amortization...........................    4,394     6,552
  Provision for doubtful accounts.........................      --        161
  Site abandonment cost...................................    1,001     4,833
  Write-off of impaired assets and related expenses.......    8,874       --
  Loss on sale or disposal of assets......................      428       127
  Cumulative effect of change in accounting principle.....    1,523       --
  Compensation expense earned on restricted stock.........      456       204
Changes in assets and liabilities, excluding effects of
 acquisitions:
  Accounts receivable.....................................   (2,911)   (1,754)
  Prepaid expenses........................................      --         25
  Other current assets....................................   (4,115)     (463)
  Other assets............................................       10     2,247
  Accounts payable and accrued expenses...................    9,543     3,199
  Non-current liabilities.................................      730     1,527
                                                           --------  --------
Net cash provided by (used in) operating activities.......    6,598    (6,264)
                                                           --------  --------
Investing activities:
Sale (purchase) of marketable securities, available for
 sale.....................................................      --      2,000
Restricted cash...........................................      --     (8,718)
Funds held in trust.......................................    1,956       --
Acquisitions, net of cash and debt acquired...............   (8,373)      --
Proceeds from sale of land and residences.................    8,293        19
Purchases of property and equipment.......................  (97,706)  (27,020)
                                                           --------  --------
Net cash used in investing activities.....................  (95,830)  (33,719)
                                                           --------  --------
Financing activities:
Debt issuance costs.......................................   (3,161)      --
Proceeds from long-term debt..............................   40,306       --
Payments on long-term debt................................     (150)   (1,005)
Proceeds from issuance of common stock....................      641       154
Proceeds from issuance of convertible subordinated
 debentures...............................................   75,000       --
Purchase of common stock..................................   (7,062)      --
Retirement of restricted stock............................      --       (750)
                                                           --------  --------
Net cash provided by (used in) financing activities.......  105,574    (1,601)
                                                           --------  --------
Net increase (decrease) in cash and cash equivalents......   16,342   (41,584)
Cash and cash equivalents, beginning of period............   63,269    55,036
                                                           --------  --------
Cash and cash equivalents, end of period.................. $ 79,611  $ 13,452
                                                           ========  ========
Supplemental disclosure of cash flow information:
  Cash payments for interest.............................. $  5,527  $  8,141
  Cash payments for income taxes.......................... $  1,438  $    --
  Unrealized loss on marketable securities................ $    --   $   (250)
  Conversion of construction financing to sale-leaseback.. $  2,150  $    --
  Extinguishment of long term debt from lease amendments.. $    --   $ 31,488
  Disposal of property, plant and equipment from lease
   amendments............................................. $    --   $ 30,933
  Increase (decrease) in construction payable and property
   and equipment.......................................... $(12,043) $ (4,545)
  Retirement of restricted stock.......................... $    --   $  4,038

  The accompanying notes are an integral part of these consolidated financial statements.

                         ASSISTED LIVING CONCEPTS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

1. Nature of Business and Summary of Significant Accounting Policies

   Assisted Living Concepts, Inc. (the "Company") owns, operates and develops assisted living residences which provide housing and services to older persons who need help with the activities of daily living such as bathing and dressing. The Company provides personal care and support services and makes available routine health care services, which are designed to meet the needs of our residents.

Basis of Presentation and Principles of Consolidation

   These consolidated financial statements have been prepared without being audited, as allowed by the rules and regulations of the Securities and Exchange Commission. The accompanying consolidated financial statements include our accounts and our wholly owned subsidiaries that manage, own, and develop assisted living residences. All significant intercompany accounts and transactions have been eliminated in the consolidation. Certain information and footnote disclosures that are normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted as allowed by rules and regulations of the Securities and Exchange Commission. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes included in the Company's annual report on Form 10-K for the year ended December 31, 1998.

   The financial information included in these financial statements contain all adjustments (which consist of normal recurring adjustments, with the exception in 1999 of site abandonment costs, purchase of restricted stock and severance costs associated with the termination of certain employment agreements and in 1998 of site abandonment costs and the write-off of impaired assets and related expenses) which are, in the opinion of our management, necessary for a fair presentation of results for the quarterly periods. The results of operations for the three and nine month periods ended September 30, 1999 do not necessarily indicate the results that are expected for the full year.

2. Restricted Cash

   During the three months ended September 30, 1999, the Company restricted $8.7 million of cash balances in accordance with certain loan and lease agreements (see Notes 5 and 6).

3. Marketable Securities

   Marketable securities consist of U.S. Treasury securities and other highly liquid marketable debt securities. The aggregate market value of securities held at September 30, 1999 was $1.8 million. These investments which have a historical cost of $2.0 million have been classified as available for sale in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." As a result, unrealized investment losses of $250,000 are included as a component of comprehensive income and shareholders' equity at September 30, 1999.

                         ASSISTED LIVING CONCEPTS, INC.

4. Property and Equipment

   The Company's property and equipment, stated at cost, consists of the following (in thousands):

                                                      December 31, September 30,
                                                          1998         1999
                                                      ------------ -------------
     Land............................................   $ 18,217     $ 20,550
     Buildings and improvements......................    256,904      275,818
     Equipment.......................................      2,865        5,752
     Furniture.......................................      6,768        8,299
                                                        --------     --------
       Sub-total.....................................    284,754      310,419
     Construction in process.........................     51,304       11,370
                                                        --------     --------
     Total property and equipment....................    336,058      321,789
     Less accumulated depreciation...................      9,133       14,615
                                                        --------     --------
     Property and equipment, net.....................   $326,925     $307,174
                                                        ========     ========

   During the three and nine months ended September 30, 1999, the Company capitalized interest costs of $258,000 and $1.9 million, respectively, relating to financing of construction in process. In addition, the Company capitalized payroll costs that are directly related to the construction and development of the residences of $156,000 and $569,000 for the three and nine months ended September 30, 1999, respectively.

   As a result of the continued reduction in the Company's development activities, the Company wrote-off $4.8 million of capitalized costs during the nine months ended September 30, 1999 relating to the abandonment of certain development sites and other related development costs. As of September 30, 1999, construction in process included only costs related to four residences currently being constructed. Construction in process includes 2 residences (78 units) ($6.0 million) that have received a certificate of occupancy, but are pending licensure, and 2 residences (78 units) ($5.4 million) that are under construction.

   The Company had certificates of occupancy for 183 residences, 181 of which are included in the Company's operating results for the nine months ended September 30, 1999 as compared to 170 residences with certificates of occupancy, 154 of which were in operating results as of September 30, 1998.

   During 1996 and 1997 the Company entered into 16 sale and leaseback transactions which contained purchase options entitling the Company to purchase the residences at fair market value at the end of the initial lease terms ranging from 14 to 15 years. As a result of the purchase options, the Company accounted for these sale and leaseback transactions using the finance method in Statement of Accounting Standards No. 98, Accounting for Leases. In March 1999, the Company amended these leases. The amendments eliminated the Company's purchase option; therefore the leases are accounted for as operating leases. As a result, the Company recorded (i) the disposal of net property, plant and equipment in the amount of $30.9 million, (ii) the extinguishment of long-term debt in the amount of $31.5 million, and (iii) a deferred gain of $1.5 million. The deferred gain is included in other liabilities and is being amortized over the remaining initial lease term as an offset to future reported rent expense.

                         ASSISTED LIVING CONCEPTS, INC.

5. Leases

   A summary of leases that the Company has entered into since its inception is as follows:

                                     Number of Sale                                      Units
                          Number of  and Leaseback            Number of Sale             Under
                            Leased     Residences     Total   and Leaseback    Units     Leases
                          Residences Accounted for  Number of   Residences     Under   Accounted
                           ("Oregon   as Operating  Operating Accounted for  Operating   for as
                           Leases")      Leases      Leases   as Financings   Leases   Financings
                          ---------- -------------- --------- -------------- --------- ----------
Leases at December 31,
 1994...................        4           --           4           --          114        --
Leases entered into
 during 1995............       --            5           5           --          150        --
                             ----        -----        ----        -----        -----     -----
Leases at December 31,
 1995...................        4            5           9           --          264        --
Leases entered into
 during 1996............        1           19          20            9          763       316
Residences repurchased
 during 1996............       --           (4)         (4)          --         (146)       --
                             ----        -----        ----        -----        -----     -----
Leases at December 31,
 1996...................        5           20          25            9          881       316
Leases entered into
 during 1997............        2           24          26            7        1,025       247
                             ----        -----        ----        -----        -----     -----
Leases at December 31,
 1997...................        7           44          51           16        1,906       563
Leases entered into
 during 1998............       --            4           4           --          139        --
Lease unit expansion
 during 1998............       --           --          --           --           47        10
Leases terminated during
 1998...................       (1)          --          (1)          --          (45)       --
                             ----        -----        ----        -----        -----     -----
Leases at December 31,
 1998...................        6           48          54           16        2,047       573
Lease unit expansion
 during 1999............       --           --          --           --           13        --
Leases with changed
 terms during 1999......       --           16          16          (16)         573      (573)
                             ----        -----        ----        -----        -----     -----
Leases at September 30,
 1999...................        6           64          70           --        2,633        --
                             ====        =====        ====        =====        =====     =====

   In March 1999, the Company amended 16 leases, resulting in the reclassification of such leases from financings to operating leases (see Note
4).

   In June 1999, the Company amended all of its 37 leases with LTC Properties, Inc. ("LTC"). These amendments included provisions to eliminate future minimum annual rent increases, or "rent escalators," that were not deemed to be contingent rents. Because of the rent escalators, prior to the amendments, the Company accounted for rent expense related to such leases on a straight-line basis. From the date of the amendment forward, the Company will account for the amended leases on a contractual cash payment basis and amortize the deferred rent balance as of the date of the amendment over the remaining initial term of the lease. Those amendments also redefined the lease renewal option with respect to certain leases and provided the lessor with the option to declare an event of default in the event of a change of control under certain circumstances. In addition, the amendments also provide the Company with the ability, subject to certain conditions, to sublease or assign its leases with respect to two Washington residences.

   During the third quarter of 1999, the Company agreed to provide $418,000 of additional cash collateral pursuant to certain lease agreements with one of its lessors. The Company restricted $418,000 of cash balances as a result of such action (see Note 2).

                         ASSISTED LIVING CONCEPTS, INC.

6. Loan Amendments

   During the third quarter of 1999, the Company amended certain loan agreements with one of its creditors. Pursuant to the amendment, the Company agreed to provide $8.3 million of additional cash collateral in exchange for the waiver of certain possible defaults, including an amendment to certain financial covenants. In August 1999, the Company restricted $8.3 million of cash balances as a result of such amendment. The amendment also provides for the release of the additional collateral upon the achievement of specified performance targets, provided the Company is in compliance with other terms of the loan agreements (see Note 2).

7. Securityholder Litigation

  Securityholder Litigation

   In early 1999, 12 complaints were filed against the Company and certain of its officers and directors in the United States District Court for the District of Oregon. On July 23, 1999, a consolidated complaint was filed in connection with this litigation and an amendment was subsequently filed on October 20, 1999. The amended consolidated complaint purports to be brought on behalf of a class of purchasers of the Company's common stock from February 6, 1997 through March 31, 1999 and on behalf of a class of purchasers of its 6.0% Convertible Subordinated Debentures (the "6.0% Debentures") and 5.625% Convertible Subordinated Debentures (the "5.625% Debentures" and, together with the 6.0% Debentures, the "Debentures") from the dates of issuance through March 31, 1999. The amended consolidated complaint alleges violations of the federal securities laws and seeks unspecified damages. It names as additional defendants the Company's independent auditors in connection with the Company's Common stock and Debentures offerings and the underwriters in connection with the Company's 1997 offering of the 6.0% Debentures. The Company cannot predict the outcome of the foregoing litigation and currently is unable to evaluate the likelihood of success or the range of possible loss.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations in connection with this offering must not be relied upon as having been authorized by the Company or by any Selling Stockholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information contained herein is correct as of any time subsequent to the date of this Prospectus.

                               ----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Available Information....................................................   2
Prospectus Summary.......................................................   3
Use of Proceeds..........................................................   8
Price Range of Common Stock..............................................   9
Dividend Policy..........................................................   9
Capitalization...........................................................  10
Risk Factors.............................................................  11
Selected Financial and Other Data........................................  21
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  23
Business.................................................................  40
Management...............................................................  53
Executive Compensation...................................................  56
Security Ownership of Certain Beneficial Owners and Management...........  63
Description of Debentures................................................  64
Description of Capital Stock.............................................  73
Shares Eligible for Future Sale..........................................  77
Certain Federal Income Tax Considerations................................  78
Certain Relationships and Related Transactions...........................  84
Selling Debentureholders.................................................  86
Plan of Distribution.....................................................  87
Legal Matters............................................................  88
Experts..................................................................  88
Financial Statements..................................................... F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                  $75,000,000
                        5.625% Convertible Subordinated
                              Debentures Due 2003

                               2,864,344 Shares
                                 Common Stock

                                ASSISTED LIVING
                                CONCEPTS, INC.

                               ----------------

                                  PROSPECTUS

                               ----------------

                               December  , 1999

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. Except for the SEC registration fee and AMEX filing fee, all amounts are estimates.

   SEC Registration Fee............................................... $ 22,125
   AMEX Filing Fee....................................................   25,000
   Printing Expenses..................................................   30,000
   Legal Fees and Expenses............................................   70,000
   Accounting Fees and Expenses.......................................   50,000
   Registrar and Transfer Agent Fees and Expenses.....................   17,500
   Miscellaneous Expenses.............................................   15,375
                                                                       --------
     Total............................................................ $230,000
                                                                       ========

   All of the costs identified above will be paid by the Company.

Item 14. Indemnification of Directors and Officers.

   Pursuant to the Company's Articles of Incorporation and the Nevada General Corporation Laws a director or officer of the Company shall not be personally liable to the Company or its stockholders for damages for any breach of fiduciary duty as a director or officer, except for liability for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of distributions in violation of Nevada Revised Statutes 78.300. In addition and under certain circumstances, Nevada Revised Statutes 78.751 and the Company's By-Laws, provide for the indemnification of the Company's officers, directors, employees, and agents against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but that description is qualified in its entirety by reference to the Nevada Revised Statutes and the Company's By-Laws.

   In general, any officer, director, employee or agent shall be indemnified against expenses including attorneys' fees, fines, settlements, or judgments which were actually and reasonably incurred in connection with a legal proceeding, other than one brought by or on behalf of the Company, to which he was a party as a result of such relationship, if he acted in good faith, and in the manner he believed to be in or not opposed to the Company's best interest and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. If the action or suit is brought by or on behalf of the Company, the person to be indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the Company's best interest. No indemnification will be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction, determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

   Any indemnification under the previous paragraphs, unless ordered by a court or advanced as provided in the succeeding paragraph, must be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made (i) by the stockholders, (ii) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding, (iii) if a majority vote of a quorum of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion or (iv) if a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion. To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the previous paragraph, or in defense of any claim, issue or matter therein, he must be indemnified by the Company against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

   Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Company as authorized by the By-Laws. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

   The indemnification and advancement of expenses authorized in or ordered by a court as provided in the foregoing paragraphs does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the Articles of Incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court as described in the third preceding paragraph or for advancement of expenses made as described in the next preceding paragraph, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. If a claim for indemnification or payment of expenses under the Company's By-Laws is not paid in full within ninety (90) days after a written claim therefor has been received by the Company, the claimant may file suit to recover the unpaid amount of such claim, and if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, the Company shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

   The Board of Directors may authorize, by a vote of a majority of a quorum of the Board of Directors, the Company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of the By-Laws. The Board of Directors may authorize the Company to enter into a contract with any person who is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another partnership, joint venture, trust or other enterprise providing for indemnification rights equivalent to or, if the Board of Directors so determines, greater than those provided for in the By-Laws.

   The Company has also purchased insurance for its directors and officers for certain losses arising from claims or charges made against them in their capacities as directors and officers of the Company. In addition, the Company has entered into agreements with certain present and former officers and directors pursuant to which the Company will indemnify such officers and directors from losses incurred in connection with their service to the Company, to the maximum extent permissible by applicable law.

Item 15. Recent Sale of Unregistered Securities.

   We issued 337,449 shares of common stock on October 31, 1997 to certain selling stockholders in connection with our acquisition of Carriage House, Inc.

Item 16. Exhibits and Financial Statement Schedules.

      (a) Exhibits


 Exhibit No.                       Description of Exhibit
 -----------                       ----------------------
   1.1       Placement Agency Agreement, dated as of April 7, 1998 by and between the Company and Schroder & Co., Inc.*

   3.1       Articles of Incorporation of the Company (Incorporated by
              reference to the same titled exhibit to the Company's
              Registration Statement on Form S-1, File No. 33-83938).

   3.2       By laws of the Company (Incorporated by reference to the same titled exhibit to the Company's Registration Statement on Form S-
              1, File No. 33-83938).

   4.1       Indenture, dated as of April 13, 1998 by and between the Company and Harris Trust and Savings Bank, as Trustee*

   4.2       Registration Rights Agreement, dated as of April 7, 1998 by and between the Company and Schroder & Co., Inc.*

   4.3       Form of Debenture*

   5.1       Opinion of Schreck Morris*

   5.2       Opinion of Latham & Watkins*

  10.1       Indemnification Agreement dated October 3, 1997 by and between the
              Company and William McBride III. (Incorporated by reference to the same titled exhibit to the Company's Report on Form 8-K, dated October 20, 1997, File No. 1-13498).

  10.2       Indemnification Agreement dated October 3, 1997 by and between the
              Company and Keren Brown Wilson. (Incorporated by reference to the same titled exhibit to the Company's Report on Form 8-K, dated
              October 20, 1997, File No. 1-13498).

  10.3       Amended and Restated 1994 Stock Option Plan of the Company
              (Incorporated by reference to the same titled exhibit to the Company's Report on Form 8-K, dated October 20, 1997,
              File No. 1-13498).

  10.4       Non-Executive Employee Equity Participation Plan of the Company
              (Incorporated by reference to the same titled exhibit to the Company's Registration Statement on Form S-8, dated July 13,
              1998, Registration No. 333-58953).

  10.5       Deferred Compensation Plan of the Company (Incorporated by
              reference to same titled exhibit to the Company's Report on Form
              10-K dated September 29, 1999 File No. 001-13498).

  10.6       Consulting Agreement, dated as of March 15, 1999, by and between the Company and William McBride III (Incorporated by reference to same titled exhibit to the Company's Report on Form 10-K dated
              September 29, 1999 File No. 001-13498).

  10.7       Amended and Restated Employment Agreement, dated October 1999, as amended as of March 15, 1999, by and between the Company and Keren Brown Wilson (Incorporated by reference to same titled exhibit to the Company's Report on Form 10-K dated September 29,
              1999 File No. 001-13498).

  10.8       Employment Agreement, dated as of December 31, 1997, by and between the Company and Sandra Campbell (Incorporated by reference to same titled exhibit to the Company's Report on Form 10-K dated September 29, 1999 File No. 001-13498).

  10.9       Employment Agreement, dated as of February 3, 1998, by and between the Company and Nancy Gorshe (Incorporated by reference to same titled exhibit to the Company's Report on Form 10-K dated
              September 29, 1999 File No. 001-13498).

  10.10      Employment Agreement, dated as of March 15, 1999, by and between the Company and James Cruckshank (Incorporated by reference to same titled exhibit to the Company's Report on Form 10-K dated
              September 29, 1999 File No. 001-13498).

 Exhibit No.                       Description of Exhibit
 -----------                       ----------------------
  10.11      Employment Agreement, dated as of March 15, 1999, by and between the Company and Leslie Mahon (Incorporated by reference to same titled exhibit to the Company's Report on Form 10-K dated
              September 29, 1999 File No. 001-13498).

  10.12      Merger Agreement dated as of October 4, 1997 by and between the
              Company and Home and Community Care, Inc. (Incorporated by reference to the same titled exhibit to the Company's Report on Form 8-K, dated October 20, 1997 File No. 1-13498).

  10.13      Joint Venture Agreement dated as of April 1, 1997 by and between the Company and Health Equity Investors, LLC. (Incorporated by reference to the same titled exhibit to the Company's Report on Form 8-K, dated October 20, 1997 File No. 1-13498).

  10.14      Reimbursement Agreement, dated as of November 1, 1996, between the
              Company and U.S. Bank of Washington, National Association.
              (Incorporated by reference to the same titled exhibit to the Company's Report on Form 10-K dated September 29, 1999 File No.
              001-13498).

  10.15      Reimbursement Agreement, dated as of July 1, 1997, between the
              Company and United States National Bank of Oregon (Incorporated by reference to the same titled exhibit to the Company's Report on Form 10-K dated September 29, 1999 File No. 001-13498).

  10.16      Reimbursement Agreement, dated as of July 1, 1998, between the
              Company and U.S. Bank National Association (Incorporated by reference to same titled exhibit to the Company's Report on Form
              10-K dated September 29, 1999 File No. 001-13498).

  10.17      Deed of Trust and Security Agreement, dated March 31, 1998, among
              DMG Texas ALC, Partners, L.P., American Title Company of Houston and Transatlantic Capital Company (Incorporated by reference to same titled exhibit to the Company's Report on Form 10-K dated
              September 29, 1999 File No. 001-13498).

  10.18      Mortgage and Security Agreement, dated November 12, 1998, between
              DMG New Jersey ALC, Inc. and Transatlantic Capital Company
              (Incorporated by reference to same titled exhibit to the Company's Report on Form 10-K dated September 29, 1999 File No.
              001-13498).

  10.19      Deed of Trust and Security Agreement, dated July 10, 1998, among
              DMG Oregon ALC, Inc., Chicago Title Company and Transatlantic
              Capital Company (Incorporated by reference to same titled exhibit to the Company's Report on Form 10-K dated September 29, 1999
              File No. 001-13498).

  10.20      Loan Agreement, dated as of September 3, 1998, by and between MLD
              Delaware Trust and the Company (Incorporated by reference to same titled exhibit to the Company's Report on Form 10-K dated
              September 29, 1999 File No. 001-13498).

  10.21      Loan Agreement, dated as of September 3, 1998, by and between MLD
              Delaware Trust and the Company (Incorporated by reference to same titled exhibit to the Company's Report on Form 10-K dated
              September 29, 1999 File No. 001-13498).

  10.22      Amendment and Modification of Reimbursement Agreements, dated as of August 18, 1999, by and between the Company and U.S. Bank
              National Association (Incorporated by reference to same titled exhibit to the Company's Report on Form 10-K dated September 29,
              1999
              File No. 001-13498).

  12.1       Computation of Ratio of Earnings to Fixed Charges**

  23.1       Consent of Schreck Morris*

  23.2       Consent of Latham & Watkins*

  23.3       Consent of KPMG LLP**

  24.1       Power of Attorney*

  25.1       Form T-1 Statement of Eligibility and Qualification under the
              Trust Indenture Act of 1939 of the Trustee*

--------
 * Filed previously as part of this Registration Statement

** Filed herewith

(b) Financial Data Schedules

                                  SCHEDULE II

                         ASSISTED LIVING CONCEPTS, INC.

                       VALUATION AND QUALIFYING ACCOUNTS

  Years Ended December 31, 1996, 1997 and 1998 and nine months ended September
                                    30, 1999
                                 (in thousands)

            Column A               Column B  Column C     Column D     Column E
            --------              ---------- ---------  ------------- ----------
                                  Balance at                          Balance at
                                  Beginning                             End of
           Description            of Period  Additions  Deductions(1)   Period
           -----------            ---------- ---------  ------------- ----------
Year ended December 31, 1996:
  Valuation accounts deducted
   from assets:
    Allowance for doubtful
     receivables.................    $ --      $ 33(2)      $ --         $ 33
                                     ----      ----         ----         ----
Year ended December 31, 1997:
  Valuation accounts deducted
   from assets:
    Allowance for doubtful
     receivables.................    $ 33      $ 83(3)      $ 37         $ 79
                                     ----      ----         ----         ----
Year ended December 31, 1998:
  Valuation accounts deducted
   from assets:
    Allowance for doubtful
     receivables.................    $ 79      $359(2)      $259         $179
                                     ----      ----         ----         ----
Nine months ended September 30,
 1999:
  Valuation accounts deducted
   from assets:
    Allowance for doubtful
     receivables.................    $179      $161(2)      $ --         $340
                                     ----      ----         ----         ----

--------
(1) Represents amounts written off.

(2) Charged to residence operating expenses.

(3) $23,000 of additions were charged to operating expenses, $60,000 of additions were a result of an acquisition.

Item 17. Undertakings.

   (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Portland, State of Oregon on the 7th day of December 1999.

                                          ASSISTED LIVING CONCEPTS, INC.

                                                 /s/ Keren Brown Wilson
                                          By: _________________________________
                                                   Keren Brown Wilson
                                              President and Chief Executive
                                                         Officer

   IN WITNESS HEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated opposite his or her name.

   Pursuant to the requirements of the Securities and Exchange Act of 1934, the Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

             Signatures                          Title                   Date
             ----------                          -----                   ----

     /s/ Keren Brown Wilson          President and Chief           December 7, 1999
____________________________________  Executive Officer
         Keren Brown Wilson

      /s/ James Cruckshank           Vice President and Chief      December 7, 1999
____________________________________  Financial Officer
          James Cruckshank

    /s/ M. Catherine Maloney         Vice President, Controller    December 7, 1999
____________________________________  and Chief Accounting
        M. Catherine Maloney          Officer

                 *                   Director                      December 7, 1999
____________________________________
          Gloria Cavanaugh

                 *                   Chairman of the Board and     December 7, 1999
____________________________________  Director
          Richard C. Ladd

                 *                   Director                      December 7, 1999
____________________________________
           Bradley Razook

        /s/ Jill Krueger             Director                      December 7, 1999
____________________________________
            Jill Krueger

       /s/ Keren Brown Wilson
*By: _______________________________
           Keren Brown Wilson
            Attorney-in-Fact

                                 EXHIBIT INDEX

 Exhibit
 Number                          Description of Exhibit
 -------                         ----------------------
  1.1    Placement Agency Agreement, dated as of April 7, 1998 by and between the Company and Schroder & Co., Inc.*

  3.1 Articles of Incorporation of the Company (Incorporated by reference to the same titled exhibit to the Company's Registration Statement on Form S-1, File No. 33-83938).

  3.2 By laws of the Company (Incorporated by reference to the same titled exhibit to the Company's Registration Statement on Form S-1, File No.
          33-83938).

  4.1 Indenture, dated as of April 13, 1998 by and between the Company and Harris Trust and Savings Bank, as Trustee.*

  4.2 Registration Rights Agreement, dated as of April 7, 1998 by and between the Company and Schroder & Co., Inc.*

  4.3    Form of Debenture*

  5.1    Opinion of Schreck Morris*

  5.2    Opinion of Latham & Watkins*

 10.1    Indemnification Agreement dated October 3, 1997 by and between the
          Company and William McBride III. (Incorporated by reference to the same titled exhibit to the Company's Report on Form 8-K, dated
          October 20, 1997, File No. 1-13498).

 10.2    Indemnification Agreement dated October 3, 1997 by and between the
          Company and Keren Brown Wilson. (Incorporated by reference to the same titled exhibit to the Company's Report on Form 8-K, dated
          October 20, 1997, File No. 1-13498).

 10.3    Amended and Restated 1994 Stock Option Plan of the Company
          (Incorporated by reference to the same titled exhibit to the Company's Report on Form 8-K, dated October 20, 1997,
          File No. 1-13498).

 10.4    Non-Executive Employee Equity Participation Plan of the Company
          (Incorporated by reference to the same titled exhibit to the Company's Registration Statement on Form S-8, dated July 13, 1998,
          Registration No. 333-58953).

 10.5 Deferred Compensation Plan of the Company (Incorporated by reference to same titled exhibit to the Company's Report on Form 10-K dated
          September 29, 1999 File No. 001-13498).

 10.6 Consulting Agreement, dated as of March 15, 1999, by and between the Company and William McBride III (Incorporated by reference to same titled exhibit to the Company's Report on Form 10-K dated September
          29, 1999 File No. 001-13498).

 10.7 Amended and Restated Employment Agreement, dated October 1999, as amended as of March 15, 1999, by and between the Company and Keren
          Brown Wilson (Incorporated by reference to same titled exhibit to the Company's Report on Form 10-K dated September 29, 1999
          File No. 001-13498).

 10.8 Employment Agreement, dated as of December 31, 1997, by and between the Company and Sandra Campbell (Incorporated by reference to same titled exhibit to the Company's Report on Form 10-K dated September
          29, 1999 File No. 001-13498).

 10.9 Employment Agreement, dated as of February 3, 1998, by and between the Company and Nancy Gorshe (Incorporated by reference to same titled exhibit to the Company's Report on Form 10-K dated September 29, 1999
          File No. 001-13498).

 10.10 Employment Agreement, dated as of March 15, 1999, by and between the Company and James Cruckshank (Incorporated by reference to same titled exhibit to the Company's Report on Form 10-K dated September
          29, 1999 File No. 001-13498).

 Exhibit
 Number                          Description of Exhibit
 -------                         ----------------------
 10.11   Employment Agreement, dated as of March 15, 1999, by and between the
          Company and Leslie Mahon (Incorporated by reference to same titled exhibit to the Company's Report on Form 10-K dated September 29, 1999
          File No. 001-13498).

 10.12 Merger Agreement dated as of October 4, 1997 by and between the Company and Home and Community Care, Inc. (Incorporated by reference to the same titled exhibit to the Company's Report on Form 8-K, dated
          October 20, 1997 File No. 1-13498).

 10.13 Joint Venture Agreement dated as of April 1, 1997 by and between the Company and Health Equity Investors, LLC. (Incorporated by reference to the same titled exhibit to the Company's Report on Form 8-K, dated
          October 20, 1997 File No. 1-13498).

 10.14   Reimbursement Agreement, dated as of November 1, 1996, between the
          Company and U.S. Bank of Washington, National Association.
          (Incorporated by reference to the same titled exhibit to the Company's Report on Form 10-K dated September 29, 1999 File No. 001-
          13498).

 10.15 Reimbursement Agreement, dated as of July 1, 1997, between the Company and United States National Bank of Oregon (Incorporated by reference to the same titled exhibit to the Company's Report on Form 10-K dated
          September 29, 1999 File No. 001-13498).

 10.16 Reimbursement Agreement, dated as of July 1, 1998, between the Company and U.S. Bank National Association (Incorporated by reference to same titled exhibit to the Company's Report on Form 10-K dated September
          29, 1999 File No. 001-13498).

 10.17   Deed of Trust and Security Agreement, dated March 31, 1998, among DMG
          Texas ALC, Partners, L.P., American Title Company of Houston and
          Transatlantic Capital Company (Incorporated by reference to same titled exhibit to the Company's Report on Form 10-K dated September
          29, 1999 File No. 001-13498).

 10.18   Mortgage and Security Agreement, dated November 12, 1998, between DMG
          New Jersey ALC, Inc. and Transatlantic Capital Company (Incorporated by reference to same titled exhibit to the Company's Report on Form
          10-K dated September 29, 1999 File No. 001-13498).

 10.19   Deed of Trust and Security Agreement, dated July 10, 1998, among DMG
          Oregon ALC, Inc., Chicago Title Company and Transatlantic Capital
          Company (Incorporated by reference to same titled exhibit to the Company's Report on Form 10-K dated September 29, 1999 File No. 001-
          13498).

 10.20   Loan Agreement, dated as of September 3, 1998, by and between MLD
          Delaware Trust and the Company (Incorporated by reference to same titled exhibit to the Company's Report on Form 10-K dated September
          29, 1999 File No. 001-13498).

 10.21   Loan Agreement, dated as of September 3, 1998, by and between MLD
          Delaware Trust and the Company (Incorporated by reference to same titled exhibit to the Company's Report on Form 10-K dated September
          29, 1999 File No. 001-13498).

 10.22 Amendment and Modification of Reimbursement Agreements, dated as of August 18, 1999, by and between the Company and U.S. Bank National
          Association (Incorporated by reference to same titled exhibit to the Company's Report on Form 10-K dated September 29, 1999
          File No. 001-13498).

 12.1    Computation of Ratio of Earnings to Fixed Charges**

 23.1    Consent of Schreck Morris*

 23.2    Consent of Latham & Watkins*

 23.3    Consent of KPMG LLP**

 24.1    Power of Attorney.*

 25.1    Form T-1 Statement of Eligibility and Qualification under the Trust
          Indenture Act of 1939 of the Trustee.*

--------
 * Filed previously as part of this Registration Statement
** Filed herewith